Exhibit 10.1

EXECUTION VERSION

$100,000,000 Initial Term Loans

$150,000,000 Initial Revolving Credit Commitments

CREDIT AGREEMENT

among

BLUE BIRD CORPORATION,

as Holdings,

BLUE BIRD BODY COMPANY,

as the Borrower,

certain Intermediate Parents party hereto from time to time,

as Guarantors,

certain Subsidiaries party hereto from time to time,

as Subsidiary Guarantors,

THE LENDERS NAMED HEREIN,

BANK OF MONTREAL,

as Administrative Agent, Swingline Lender and an Issuing Lender,

BANK OF AMERICA, N.A.,

as a Co-Syndication Agent and an Issuing Lender,

CIBC BANK USA, FIFTH THIRD BANK, NATIONAL ASSOCIATION, and REGIONS BANK,

as Co-Syndication Agents,

TD BANK, N.A.,

as Documentation Agent, and

BMO CAPITAL MARKETS CORP., BOFA SECURITIES, INC., CIBC BANK USA, FIFTH THIRD BANK, NATIONAL ASSOCIATION, and REGIONS BANK,

as Joint Lead Arrangers and Joint Bookrunners

Dated as of November 17, 2023

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A-1	Form of Term Note
Exhibit A-2	Form of Revolving Note
Exhibit A-3	Form of Swingline Note
Exhibit B-1	Form of Notice of Borrowing
Exhibit B-2	Form of Notice of Swingline Borrowing
Exhibit B-3	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Solvency Certificate
Exhibit F	Joinder Agreement
Exhibit H-1	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are not Partnerships
Exhibit H-2	Form of U.S. Tax Compliance Certificate for Foreign Participants that are not Partnerships
Exhibit H-3	Form of U.S. Tax Compliance Certificate for Foreign Participants that are Partnerships
Exhibit H-4	Form of U.S. Tax Compliance Certificate for Foreign Lenders that are Partnerships

SCHEDULE

Commitment Schedule

Schedule 2.09(c)	Letter of Credit Participation Fee
Schedule 5.03	No Violation
Schedule 5.06	Taxes
Schedule 5.07	Subsidiaries
Schedule 5.12	Ownership of Properties
Schedule 5.19	Labor Matters
Schedule 6.12	Post-Closing Covenants
Schedule 8.02	Indebtedness
Schedule 8.03	Liens
Schedule 8.05	Investments
Schedule 8.07	Transactions with Affiliates

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of November 17, 2023, is made by and among Blue Bird Body Company, a Georgia corporation (the “Borrower”), Blue Bird Corporation, a Delaware corporation (“Holdings”), certain Intermediate Parents (as hereinafter defined) from time to time party hereto, as Guarantors (as hereinafter defined), certain Subsidiaries (as hereinafter defined) from time to time party hereto, as Subsidiary Guarantors (as hereinafter defined), the banks and financial institutions listed on the signature pages hereto or that become parties hereto after the Closing Date (as hereinafter defined), as Lenders (as hereinafter defined) and Bank of Montreal (“BMO”), as administrative agent for the Lenders and collateral agent for the Secured Parties (as hereinafter defined), an Issuing Lender (as hereinafter defined) and as Swingline Lender (as hereinafter defined).

RECITALS

A. The Borrower requested that (a) the Lenders lend to it $100,000,000 of Initial Term Loans (as hereinafter defined) and up to $150,000,000 of Initial Revolving Loans (as hereinafter defined), the proceeds of which shall be used to finance the Transactions (as hereinafter defined) (including the payment of the Transaction Costs (as hereinafter defined)), and (b) from time to time, the Lenders lend to the Borrower and issue Letters of Credit (as hereinafter defined) for the account of the Borrower and/or any Subsidiary to provide working capital for, and for other general corporate purposes of, the Borrower pursuant to the Revolving Credit Commitments (as hereinafter defined) hereunder and in accordance with the terms of this Agreement.

B. The Lenders are willing to make available to the Borrower the credit facilities described herein subject to and on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

“Acceptable Intercreditor Agreement” shall mean an intercreditor agreement, collateral trust agreement, subordination agreement or other intercreditor arrangement (which may, if applicable, consist of a payment “waterfall”) in form and substance acceptable to the Borrower, the Administrative Agent and the Required Lenders.

“Acquired Entity” shall have the meaning given to such term in Section 8.05(g).

“Additional Revolving Credit Commitments” shall mean any revolving credit commitments established pursuant to Section 2.22.

“Additional Revolving Loans” shall mean any revolving credit loans made pursuant to the Additional Revolving Credit Commitments or established as a separate Class of Revolving Loans pursuant to Section 2.22.

“Additional Term Loan Commitments” shall mean any term commitments established pursuant to Section 2.22.

“Additional Term Loans” shall mean any term loans pursuant to the Additional Term Loan Commitments or established as a separate Class of Term Loans pursuant to Section 2.22.

“Adjusted Base Rate” shall mean, at any time with respect to any Base Rate Loan, a rate per annum equal to the Base Rate as in effect at such time plus the Applicable Margin Percentage for Base Rate Loans of such Class as in effect at such time.

“Adjusted Term SOFR” shall mean, with respect to any tenor, the per annum rate equal to the sum of (i) Term SOFR plus (ii) 0.10% (10 basis points); provided, if Adjusted Term SOFR determined as provided above shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” shall mean BMO, in its capacity as administrative agent and collateral agent appointed under Article 10, and its successors and permitted assigns in such capacity.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise. Notwithstanding the foregoing, neither the Administrative Agent nor any Lender shall be deemed an Affiliate of the Borrower solely by reason of the transactions contemplated by the Credit Documents.

“Agent Affiliates” shall have the meaning given to such term in Section 12.05(c)(iii).

“Agents” shall mean, collectively, the Administrative Agent and the Arrangers.

“Aggregate Payments” shall mean, with respect to a Guarantor as of any date of determination, the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of the Guaranty (including, without limitation, in respect of Section 11.01(b)).

“Agreement” shall mean this Credit Agreement.

“All-In Yield” shall mean, as to any Indebtedness, the yield thereon, whether in the form of interest rate, margin, OID, up-front fees, an Adjusted Term SOFR floor greater than 0.00% or an Adjusted Base Rate floor greater than 1.00%, with respect to any Term Loans, respectively (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Margin Percentage with respect to any Loan), or otherwise; provided that OID and up-front fees shall, for floating rate Indebtedness, be equated to interest rate assuming a 4-year life to maturity; and provided, further, that “All-In Yield” shall not include arrangement, underwriting or other fees paid to the Arrangers (or Persons serving in similar capacities).

“Anti-Corruption Laws” shall mean all Requirements of Law of any jurisdiction applicable to a Credit Party or any of their Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” shall mean any and all Requirements of Law applicable to a Credit Party or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act.

“Applicable Margin Percentage” shall mean, at any time, with respect to Initial Term Loans and Initial Revolving Loans, in the case of Base Rate Loans or SOFR Loans:

(i) on the Closing Date and thereafter, until changed in accordance with the following provisions, the rate per annum set forth below under the caption “Base Rate Spread” or “SOFR Spread”, as the case may be, set at Category 2 in the table below, or

(ii) following the delivery of the financial statements that are required to be delivered pursuant to Section 6.01(a) or (b) following the first fiscal quarter ending after the Closing Date, the applicable rate per annum set forth below under the caption “Base Rate Spread” or “SOFR Spread”, as the case may be, based upon the Total Leverage Ratio as of the last day of the last Test Period for which financial statements are available:

Total Leverage Ratio		SOFR Spread	Base Rate Spread
Category 1	Greater than or equal to 2.25:1.00	3.25%	2.25%
Category 2	Greater than or equal to 1.50:1.00 but less than 2.25:1.00	3.00%	2.00%
Category 3	Greater than or equal to 1.00:1.00 and less than 1.50:1.00	2.50%	1.50%
Category 4	Less than 1.00:1.00	1.75%	0.75%

Changes in the Applicable Margin Percentage based upon changes in the Total Leverage Ratio shall become effective on the date of receipt by the Administrative Agent pursuant to Section 6.01(a) (in the case of the last fiscal quarter of any fiscal year) or Section 6.01(b) (in the case of the first three quarters of any fiscal year), as the case may be, of the financial statements of Holdings for the Testing Period most recently ended, accompanied by a Compliance Certificate in accordance with Section 6.02(a), demonstrating the computation of the Total Leverage Ratio. Notwithstanding the foregoing provisions, during any period when (A) Holdings has failed to timely deliver its consolidated financial statements referred to in Section 6.01(a) or Section 6.01(b), as applicable, accompanied by a Compliance Certificate in accordance with Section 6.02(a), or (B) an Event of Default has occurred and is continuing, the Applicable Margin Percentage shall be set at Category 1 in the above table, regardless of the Total Leverage Ratio at such time. The above table does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

“Applicable Percentage” shall mean, (a) with respect to any Term Lender of any Class, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of such Term Lender under the applicable Class and the denominator of which is the aggregate outstanding principal amount of the Term Loans and unused Additional Term Loan Commitments of all Term Lenders under the applicable Class and (b) with respect to any Revolving Lender of any Class, the percentage of the aggregate amount of Revolving Credit Commitments of such Class represented by such Lender’s Revolving Credit Commitments of such Class. In the case of clause (b), in the event the Revolving Credit Commitments of any Class shall have expired or been terminated, the Applicable Percentages of any Revolving Lender of such Class shall be determined on the basis of the Revolving Credit Exposure of the applicable Revolving Lenders of such Class attributable to their respective Revolving Credit Commitments of such Class, giving effect to any assignments.

“Application” shall have the meaning given to such term in Section 3.02.

“Approved Electronic Communications” shall mean any notice, demand, communication, information, document or other material that any Credit Party provides to the Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, Lenders or Issuing Lenders by means of electronic communications pursuant to Section 12.05(c).

“Approved Fund” shall mean, with respect to any Lender, any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities and is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arrangers” shall mean BMO Capital Markets Corp., BofA Securities, Inc., CIBC Bank USA, Fifth Third Bank, National Association and Regions Bank in their respective capacities as joint lead arrangers and joint bookrunners.

“Assigning Lender” shall have the meaning given to such term in Section 6.14.

“Assignment and Assumption” shall mean an Assignment and Assumption entered into between a Lender and an Eligible Assignee and accepted by the Administrative Agent and the Borrower (subject to Section 12.07), in substantially the form of Exhibit D.

“Auto-Extension Letter of Credit” shall have the meaning given to such term in Section 3.02.

“Available Amount” shall mean, at any time (the “Available Amount Reference Time”), an amount (which shall not be less than zero) equal to:

(i) $20,000,000; plus

(ii) an amount, not less than zero, equal to the cumulative amount of 50.0% of Consolidated Net Income of Holdings for all fiscal quarters completed after the Closing Date (commencing with the fiscal quarter in which the Closing Date occurs) and prior to the Available Amount Reference Time (such amount, the “Growth Amount”); provided, that the Growth Amount shall not be available for any Investments or Restricted Junior Payments unless as of the date of declaration or giving irrevocable notice (which may be conditional) in respect thereof, as applicable, the Total Leverage Ratio as of the last day of the most recently ended Test Period, does not exceed 2.75:1.00; plus

(iii) the amount of any cash capital contributions or Net Cash Proceeds from the sale or issuance of Capital Stock (other than Disqualified Capital Stock) received or made by Holdings (or any Intermediate Parent) and contributed to the Borrower in the form of Qualified Capital Stock and Not Otherwise Applied during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(iv) the fair market value, as reasonably determined in good faith by the Borrower, of Cash Equivalents, marketable securities or any other property received by the Borrower as a capital contribution or in return for any issuance (without duplication of clause (v) immediately below) of its common Capital Stock (other than Disqualified Capital Stock or any Capital Stock issued to the Borrower or any Subsidiary) and Not Otherwise Applied during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(v) the aggregate principal amount of any Indebtedness or Disqualified Capital Stock, in each case, of the Borrower issued after the Closing Date (other than Indebtedness or such Disqualified Capital Stock issued to the Borrower or any Subsidiary), which has been converted into or exchanged for Capital Stock of the Borrower, Holdings or any Intermediate Parent that does not constitute Disqualified Capital Stock, together with the fair market value of any Cash Equivalents and the fair market value (as reasonably determined in good faith by the Borrower) of any property or assets received by the Borrower upon such exchange or conversion, in each case, during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time; plus

(vi) the proceeds received by the Borrower or any Subsidiary during the period from and including the Business Day immediately following the Closing Date through and including such time in connection with returns, profits, distributions and similar amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the Closing Date pursuant to Section 8.05(l) (in an amount not to exceed the original amount of such Investment); plus

(vii) the amount of any Declined Proceeds; minus

(viii) the aggregate amount of Restricted Junior Payments made using the Available Amount pursuant to Section 8.06(g) during the period commencing on the Closing Date and ending on or prior to the Available Amount Reference Time; minus

(ix) the aggregate amount of Investments made using the Available Amount pursuant to Section 8.05(l) during the period commencing on the Closing Date and ending on or prior to the Available Amount Reference Time;

provided, that, notwithstanding the foregoing, no Cure Amounts shall be included in clauses (iii) and (iv) of the definition of “Available Amount” above.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 1.10(d).

“Average Life” shall mean, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of (A) the numbers of years (calculated to the nearest one-twelfth) from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness multiplied by (B) the amount of such payment by (ii) the sum of all such payments.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11, United States Code.

“Base Rate” shall mean, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by Administrative Agent from time to time as its prime commercial rate, or its equivalent, for Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to Administrative Agent at approximately 10:00 a.m. (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by Administrative Agent for sale to Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the sum of (i) Adjusted Term SOFR for a one-month tenor in effect on such day plus (ii) 1.00%. Any change in the Base Rate due to a change in the prime rate, the quoted federal funds rates or Adjusted Term SOFR, as applicable, shall be effective from and including the effective date of the change in such rate. If the Base Rate is being used as an alternative rate of interest pursuant to Section 1.10, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above, provided that if Base Rate as determined above shall ever be less than the Floor plus 1.00% then Base Rate shall be deemed to be the Floor plus 1.00%.

“Base Rate Loan” shall mean a Loan bearing interest at the Adjusted Base Rate.

“Base Rate Term SOFR Determination Day” shall have the meaning given to such term in the definition of “Term SOFR”.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 1.10.

“Benchmark Replacement” shall mean the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date,

(a) the sum of Daily Simple SOFR plus 0.10%; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 1.10 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 1.10.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code that is subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BMO” shall have the meaning given to such term in the introductory paragraph to this Agreement.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers or the managing member of such Person, as the case may be, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Bona Fide Debt Fund Affiliate” shall mean any Person that is (x) engaged in making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of business and (y) managed, sponsored or advised by any Person controlling, controlled by or under common control with a Company Competitor or Affiliate thereof, as applicable, but only to the extent that no personnel involved with the investment in such Company Competitor or affiliate thereof, as applicable (A) makes (or has the right to make or participate with others in making) investment decisions on behalf of such Person or (B) has access to any information (other than information that is publicly available) relating to Holdings, the Intermediate Parents, the Borrower or its Subsidiaries or any entity that forms a part of any of their respective businesses (including any of their respective Subsidiaries).

“Borrower” shall have the meaning given to such term in the introductory paragraph to this Agreement.

“Borrower Materials” shall have the meaning given to such term in Section 6.01.

“Borrowing” shall mean the incurrence by the Borrower (including as a result of conversions and continuations of outstanding Loans pursuant to Section 2.11) on a single date of a group of Loans of a single Class and Type (or a Swingline Loan made by the Swingline Lender) and, in the case of SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Date” shall mean, with respect to any Borrowing, the date upon which such Borrowing is made.

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York, New York or Chicago, Illinois are authorized or required by law to remain closed; provided that, when used in connection with a SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Expenditures” shall mean, for any period, the aggregate amount (whether paid in cash or accrued as a liability) that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Borrower and its Subsidiaries for such period as additions to equipment, fixed assets, Realty or improvements or other capital assets (including capital lease obligations) or that should otherwise be capitalized or reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries or other capital expenditures of such Person for such period.

“Capital Lease” shall mean, as to any Person, any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of such Person in accordance with GAAP (subject to the provisions of Section 1.02(c)).

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) in capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing, but excluding for the avoidance of doubt any Indebtedness convertible into or exchangeable for any of the foregoing.

“Cash” shall mean money, currency or a credit balance in any demand account or Deposit Account. For the avoidance of doubt, and in respect of any financial covenant or ratio, the amount of Cash at any time shall be determined in accordance with GAAP.

“Cash Collateralize” shall mean, in respect of an Obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable Issuing Lender.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalent Bank” shall have the meaning given to such term in the definition of “Cash Equivalents.”

“Cash Equivalents” shall mean, as at any date of determination, (i) readily marketable securities issued or unconditionally guaranteed by the United States or any agency or instrumentality thereof, backed by the full faith and credit of the United States and maturing within one year from the date of acquisition, and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (ii) commercial paper issued by any Person organized under the laws of the United States, maturing within one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) time deposits, money market deposits, deposits, bankers’ acceptances (or similar instruments) and certificates of deposit maturing within one year from the date of issuance or accepted by any Lender or by a bank or trust company organized under the laws of the United States or any state thereof (or the District of Columbia) that has combined capital and surplus of at least $250,000,000 (each Lender and each commercial bank referred to herein as a “Cash Equivalent Bank”) or, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (iv) readily marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Ratings Services or at least P-1 from Moody’s Investors Service, Inc. (or, if at any time neither Standard & Poor’s Ratings Services nor Moody’s Investors Service, Inc. shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (v) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any Cash Equivalent Bank, (vi) demand deposit accounts maintained in the ordinary course of business with any Cash Equivalent Bank, (vii) money market fund that has substantially all of its assets of invested in securities of the type described in clauses (i), (ii), (iii) or (iv) above, and (viii) solely with respect to Foreign Subsidiaries, (A) investments of the types and maturities described in clause (i) through (v) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (B) other short-term investments utilized by non-US Persons in accordance with ordinary course investment practices for cash management in investments analogous to the foregoing investments in clauses (i) through (vi) above.

“Cash Management Agreement” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, stored value card, electronic funds transfer, purchasing cards, netting services, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), positive pay service, employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with Cash management and Deposit Accounts.

“Cash Management Obligations” shall mean, as to any Person, any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any Cash Management Agreement.

“Casualty Event” shall mean, with respect to any property (including any interest in property) of Holdings or any of its Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which Holdings or such Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” shall mean (i) any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of, directly or indirectly, the Capital Stock or Indebtedness of one or more Foreign Subsidiaries that are CFCs and (ii) any direct or indirect Domestic Subsidiary substantially all of the assets of which consist of, directly or indirectly, the Capital Stock or Indebtedness of one or more other Domestic Subsidiaries of the type referred to in the immediately preceding clause (i).

“Change in Control” shall mean:

(i) Holdings at any time ceases to own directly or indirectly 100% of the Capital Stock of the Borrower;

(ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof), other than the Sponsor, of Capital Stock representing 35% or more of the aggregate ordinary voting power (or the equivalent thereof) represented by the issued and outstanding Capital Stock in Holdings and the percentage of the aggregate ordinary voting power (or the equivalent thereof) so held by such Person or group is greater than the percentage of the aggregate ordinary voting power (or the equivalent thereof) represented by the Capital Stock in Holdings held by the Sponsor;

(iii) at any time, the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Holdings by Persons who were neither (i) nominated, designated or approved by the Board of Directors of Holdings or the Sponsor nor (ii) appointed by directors so nominated, designated or approved; or

(iv) the occurrence of a “Change in Control” (or similar event, however denominated), as defined in the documentation governing any Subordinated Indebtedness that exceeds the Threshold Amount if the effect of such event is to permit the holders of such Subordinated Indebtedness to require such Subordinated Indebtedness to be repaid, redeemed or repurchased.

“Charge” shall mean any fee, loss, charge, expense, cost, accrual or reserve of any kind.

“Class” shall have the meaning given to such term in Section 1.03.

“Closing Date” shall mean the date on which the Initial Term Loans are funded.

“Code” shall mean the Internal Revenue Code of 1986, as amended (unless otherwise provided herein), and all rules and regulations from time to time promulgated thereunder.

“Collateral” shall mean all the assets, property and interests in property that shall from time to time be pledged or be purported to be pledged as direct or indirect security for the Secured Obligations pursuant to any one or more of the Security Documents.

“Commercial Letter of Credit” shall mean any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by the Borrower or any of its Subsidiaries in the ordinary course of business of such Person.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment and Revolving Credit Commitment, as applicable.

“Commitment Fee Rate” shall mean, with respect to the Initial Revolving Credit Commitments,

(a) (i) on the Closing Date and thereafter, until changed in accordance with the following provisions, the rate per annum set forth below under the caption “Commitment Fee Rate” set at Category 2 in the table below, or (ii) following the delivery of the financial statements that are required to be delivered pursuant to Section 6.01(a) or (b) following the first fiscal quarter ending after the Closing Date, the applicable rate per annum set forth below under the caption “Commitment Fee Rate” based upon the Total Leverage Ratio as of the last day of the last Test Period for which financial statements are available:

Total Leverage Ratio		Commitment Fee Rate
Category 1	Greater than or equal to 2.25:1.00	0.45%
Category 2	Greater than or equal to 1.50:1.00 but less than 2.25:1.00	0.35%
Category 3	Greater than or equal to 1.00:1.00 and less than 1.50:1.00	0.30%
Category 4	Less than 1.00:1.00	0.25%

and

(b) with respect to Additional Revolving Credit Commitments of any Class, the rate or rates per annum specified in the applicable Incremental Facility Agreement.

Changes in the Commitment Fee Rate based upon changes in the Total Leverage Ratio shall become effective on the date of receipt by the Administrative Agent pursuant to Section 6.01(a) (in the case of the last fiscal quarter of any fiscal year) or Section 6.01(b) (in the case of the first three quarters of any fiscal year), as the case may be, of the financial statements of Holdings for the Testing Period most recently ended, accompanied by a Compliance Certificate in accordance with Section 6.02(a), demonstrating the computation of the Total Leverage Ratio. Notwithstanding the foregoing provisions, during any period when (A) Holdings has failed to timely deliver its consolidated financial statements referred to in Section 6.01(a) or Section 6.01(b), as applicable, accompanied by a Compliance Certificate in accordance with Section 6.02(a), or (B) an Event of Default has occurred and is continuing, the Commitment Fee Rate shall be set at Category 1 in the above table, regardless of the Total Leverage Ratio at such time. The above table does not modify or waive, in any respect, the rights of the Administrative Agent and the Lenders to charge any default rate of interest or any of the other rights and remedies of the Administrative Agent and the Lenders hereunder.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Competitor” shall mean any competitor of the Borrower and/or any of its Subsidiaries.

“Compliance Certificate” shall mean a fully completed and duly executed certificate in the form of Exhibit C.

“Confidential Information” shall have the meaning given to such term in Section 12.13.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides (in consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines (in consultation with the Borrower) that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1) increased (without duplication) by:

(a) Consolidated Interest Expense of such Person for such period, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus

(b) net income tax expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(c) total depreciation and amortization (including, without limitation, amortization of goodwill, software and other intangible assets and amortization of deferred financing fees or costs) expense of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(d) the amount of any extraordinary Charges of such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(e) the Transaction Costs and fees and expenses incurred in connection with any amendments, waivers or other modifications to any of the Credit Facilities; plus

(f) loss on Disposition of assets for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(g) non-cash losses attributable to Hedge Agreements for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(h) restructuring Charges (including restructuring costs related to acquisitions after the Closing Date and adjustments to existing reserves and including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives, severance, relocation costs, integration and other business optimization expenses, signing costs, retention or completion bonuses, transition costs, costs related to opening of facilities, costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)); provided, that the amount of adjustments made pursuant to this clause (h), and together with amounts added back pursuant to clause (m), during any Test Period shall not exceed in the aggregate 20.0% of Consolidated EBITDA for such Test Period (calculated after giving effect to such adjustments made pursuant to this clause (h) and clause (m)); plus

(i) any other non-cash Charges for such Person for such period to the extent the same was deducted (and not added back) in computing Consolidated Net Income; plus

(j) any transaction Charges in connection with (whether or not consummated) any incurrence of Indebtedness, Disposition, Restricted Payment or Investment, in each case, to the extent permitted under this Agreement; plus

(k) Restricted Payments in respect of the repurchase or redemption of a Credit Party’s Capital Stock held by current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) of Holdings (or any direct or indirect parent thereof), any Intermediate Parent, the Borrower and the Subsidiaries of the Borrower, but solely to the extent permitted under this Agreement; plus

(l) Public Company Costs; plus

(m) pro forma “run rate” expected cost synergies, cost savings, operating expense reductions and operational improvements (net of the amount of actual amounts realized) that are reasonably identifiable and factually supportable (in the good faith determination of the Borrower) subject to customary terms, including, without limitation, that such synergies, savings, reductions and improvements are, in each case, expected to be realized within eighteen (18) months after the applicable date that the applicable transaction is contemplated; provided, that the amount of adjustments made pursuant to this clause (m), and together with amounts added back pursuant to clause (h), during any Test Period shall not exceed in the aggregate 20.0% of Consolidated EBITDA for such Test Period (calculated after giving effect to such adjustments made pursuant to this clause (m) and clause (h)); plus

(n) at the option of the Borrower, with respect to any joint venture that is not a Subsidiary of the Borrower, an amount equal to the proportion of those items described in clauses (a) through (c) above relating to such joint venture corresponding to such Person’s and its Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Subsidiary); plus

(o) at the option of the Borrower, the percentage ownership of any joint venture that is accounted for under the equity method attributable to the Borrower;

(2) decreased (without duplication), and to the extent included in arriving at such Consolidated Net Income, by:

(a) gains on Disposition of assets, plus

(b) non-cash gains attributable to purchase accounting, plus

(c) any other non-cash income or gains, plus

(d) unrealized gains on Hedge Agreements, plus

(e) the amount of any extraordinary or non-recurring gains and income.

“Consolidated Fixed Charges” shall mean for Holdings and its Subsidiaries, for any period, the sum of: (i) Consolidated Interest Expense for the Test Period most recently ended, (ii) scheduled principal payments of the Term Loans during the Test Period most recently ended, reduced by prepayments of the Term Loans during the Test Period most recently ended calculated as if voluntary and mandatory prepayments had been applied pro rata against all remaining scheduled installments, and (iii) all Restricted Payments (other than any such payments made pursuant to Section 8.06(e)), individually or in the aggregate, in excess of $10,000,000 during the Test Period most recently ended, in each case, paid in Cash during the Test Period most recently ended. For the avoidance of doubt, for each Test Period ending prior to the first anniversary of the Closing Date, amounts in respect of (x) scheduled principal payments in respect of the Term Loans shall be calculated by multiplying the aggregate principal balance of the Term Loans on the Closing Date by 5.0%, and (ii) scheduled interest payments in respect of the Term Loans shall be calculated by multiplying the aggregate principal balance of the Term Loans on the Closing Date by a rate equal to Adjusted Term SOFR for a one-month interest period plus the SOFR Spread set at Category 2 in the definition of “Applicable Margin Percentage”.

“Consolidated Funded Debt” shall mean, as of any date of determination, the aggregate principal amount (without duplication) of all Funded Debt of Holdings and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, gross interest expense for such period determined on a consolidated basis and in accordance with GAAP (including interest expense paid to Affiliates of such Person), less gross interest income for such period.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (or loss), of such Person and its Subsidiaries (or, in the case of the Borrower, of the Borrower, its Subsidiaries and Micro Bird Holdings, Inc. (“Micro Bird”) so long as the Borrower owns a joint interest therein and Micro Bird does not constitute a Subsidiary) for such period, on a consolidated basis, excluding any extraordinary income or loss and otherwise determined in accordance with GAAP. Notwithstanding the foregoing, the following shall be excluded from Consolidated Net Income: (i) the net income of any Person in which such Person or one of its Subsidiaries has a joint interest with a third-party except to the extent of the amount of dividends or distributions actually paid to such Person or Subsidiary during such period; (ii) the net income of any other Person arising and not assumed prior to such other Person becoming a Subsidiary of such Person or merging or consolidating into such Person or its Subsidiaries; and (iii) any after-tax gains or losses attributable to discontinued operations.

“Consolidated Total Assets” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Holdings and its Subsidiaries at such date.

“Contingent Obligation” shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of each Contingent Obligation shall be valued at the maximum aggregate principal amount (whether or not drawn or outstanding) of the Indebtedness or other primary obligation as of such date (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Covered Real Property” shall have the meaning given to such term in Section 12.02(a).

“Credit Documents” shall mean this Agreement, the Notes (if any), the Security Agreement, any other Security Documents, any Acceptable Intercreditor Agreement entered into in connection herewith and each other agreement, instrument or document designated by the Borrower and the Administrative Agent as a “Credit Document”, but excluding, for the avoidance of doubt, any Hedge Agreements.

“Credit Facilities” shall mean the revolving credit, letter of credit and term loan facilities provided for by this Agreement.

“Credit Parties” shall mean Holdings, each Intermediate Parent, the Borrower and the Subsidiary Guarantors, or any of them as the context may require.

“Cure Amount” shall have the meaning given in Section 7.02(a).

“Cure Expiration Date” shall have the meaning given to such term in Section 7.02(a).

“Cure Right” shall have the meaning given to such term in Section 7.02(a).

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt FX Hedge” shall mean any Hedge Agreement entered into for the purpose of hedging currency-related risks in respect of any Indebtedness of the type described in the definition of “Funded Debt”, calculated on a mark-to-market basis.

“Debt Issuance” shall mean any issuance or sale by Holdings or any of its Subsidiaries of any Indebtedness (other than any Indebtedness permitted by Section 8.02 (except for Incremental Loans incurred to refinance all or a portion of the Term Loans)).

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the U.S. or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning given to such term in Section 2.06(j).

“Default” shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.19(b), at any time, (i) any Lender that has failed to (A) fund, or otherwise defaulted in the funding, of all or a portion of its ratable share of any requested Borrowing and such refusal has not been withdrawn or such default has not been cured within three (3) Business Days of the date such Lender acquires knowledge of such default (provided that voluntary refusal of any Lender to fund shall be deemed to be knowledge of such default), unless such Lender notifies the Administrative Agent, the Issuing Lenders and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable default, if any, shall be specifically identified in such writing) has not been satisfied, or (B) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due; or (ii) any Lender that (A) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (B) has failed, within three (3) Business Days after written request by the Administrative Agent, any Issuing Lender or the Borrower, to confirm in writing to the Administrative Agent, applicable Issuing Lender and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (ii)(B) upon receipt of such written confirmation by the Administrative Agent, the applicable Issuing Lender and the Borrower), (C) the Administrative Agent and Issuing Lender have received notification that such Lender has, or has a direct or indirect parent company that is (1) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (2) the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment or (D) has (or its parent company has) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of (I) an Undisclosed Administration or (II) the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority, in each case, so long as such ownership interest or Undisclosed Administration, as applicable, does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Derivative Transaction” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity (including raw materials) swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, any other instrument linked to equities that give rise to similar credit risks, any other instrument linked to commodities that gives rise to similar credit risks, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Designated Counterparty” shall mean any Person that (x) with respect to any Hedge Agreement or Cash Management Agreement that is in effect on the Closing Date, as of the Closing Date is, and (y) with respect to any Hedge Agreement or Cash Management Agreement that is entered into after the Closing Date, at the time the applicable Hedge Agreement or Cash Management Agreement was entered into is, in each case, a Lender, an Arranger or the Administrative Agent or an Affiliate of a Lender, an Arranger or the Administrative Agent.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined by the Borrower in good faith) of non-Cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 8.04(i) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of Cash or Cash Equivalents received by the Borrower or Subsidiary in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to Cash or Cash Equivalents).

“Disposition” or “Dispose” shall have the meaning given to such term in Section 8.04.

“Disqualified Capital Stock” shall mean any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation which may come into effect prior to the Latest Maturity Date or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued; provided that (x) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of any change in control, Qualifying IPO or any Disposition occurring prior to 91 days following the Latest Maturity Date at the time such Capital Stock is issued shall not constitute Disqualified Capital Stock if such Capital Stock provides that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the Termination Date and (y) for purposes of clause (a) through (d) above, it is understood and agreed that if any such maturity, redemption, conversion, exchange, repurchase obligation or scheduled payment is in part, only such part coming into effect prior to, in the case of clauses (a), (b) and (d) above, the date that is 91 days following the Latest Maturity Date and, in the case of clause (c) above, prior to the Termination Date, shall constitute Disqualified Capital Stock.

Notwithstanding the preceding sentence, if such Capital Stock is issued to any plan for the benefit of employees or by any such plan to such employees, in each case in the ordinary course of business of the Borrower or any of its Subsidiaries, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Institution” shall mean (a) any Person designated by the Borrower in writing by name to the Administrative Agent on or prior to the Closing Date (and (x) any Affiliate of such Person that is clearly identifiable by name and/or (y) any Affiliate of such Person that is designated by the Borrower as such by name in a writing provided to the Administrative Agent, in each case, which such designation after the Closing Date as an Affiliate of such Person shall not (x) apply retroactively to disqualify any Person that has previously acquired any assignment or participation interest that is otherwise permitted pursuant to the terms of this Agreement or (y) apply until the date that is two Business Days following delivery of such written notice from the Borrower to the Administrative Agent and (b) any Person that is or becomes a Company Competitor and is designated by the Borrower as such by name in a writing provided to the Administrative Agent (and any Affiliate of such Company Competitor that is clearly identifiable by name), which such designation after the Closing Date as a Company Competitor or an Affiliate thereof shall not (x) apply retroactively to disqualify any Person that has previously acquired any assignment or participation interest that is in compliance with the terms of this Agreement or (y) apply until the date that is two Business Days following the delivery of such written notice from the Borrower to the Administrative Agent; provided, that “Disqualified Institutions” shall not include any Bona Fide Debt Fund Affiliate of any Disqualified Institution unless such Bona Fide Debt Fund Affiliate was separately identified pursuant to clause (a) above. Notwithstanding the foregoing (A) each Credit Party and each Lender acknowledges and agrees that the Administrative Agent, in its capacity as such, shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent, in its capacity as such, shall have no liability with respect to any assignment made by a Lender to a Disqualified Institution, (B) any assignment by a Lender to a Disqualified Institution shall be subject to the terms of Section 12.07(j) and (C) nothing in the foregoing shall prejudice any right or remedy that the Borrower may have at law or in equity against any Lender who enters into an assignment, participation or other similar transaction (including the disclosure of Confidential Information) with a Disqualified Institution in contravention of the terms of this Agreement. In addition, the Administrative Agent may provide the list of Disqualified Institutions, on a confidential basis, to (I) any Lender who specifically requests a copy thereof and (II) prospective Lenders, participants and contractual counterparties to any credit default swap or similar derivative product, in each case, that specifically requests a copy thereof. Any notice to the Administrative Agent adding or removing a Disqualified Institution shall be emailed to the Administrative Agent at the email address set forth in Section 12.05 (as such email address may be updated from time to time in accordance with the terms of Section 12.05) in order for such update to be effective.

“Dividing Person” shall have the meaning given to such term in the definition of “Division”.

“Division” shall mean the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” shall mean any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” or “$” shall mean dollars of the United States.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person that is (i) a Lender, an affiliate of any Lender or an Approved Fund (any two or more Approved Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, that “Eligible Assignee” shall not include any Person that is (i) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of a natural Person), (ii) a Disqualified Institution, (iii) a Defaulting Lender or (iv) Holdings, any Intermediate Parent, the Borrower or any of its Subsidiaries and any of their respective Affiliates.

“Environmental Claims” shall mean any and all suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, notices of liability, notices of potential responsibility for cleanup, requests for information, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind), orders, proceedings or administrative, regulatory or judicial actions by any Governmental Authority or any other Person relating in any way to any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (collectively, “Claims”), including (i) any and all Claims for enforcement, corrective measures, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law; (ii) any and all Claims seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances; or (iii) any and all Claims for actual or alleged damage, injury or threat of injury to human health or safety (from exposure to Hazardous Substances), natural resources, or the environment.

“Environmental Laws” shall mean any and all foreign, federal, state, provincial, territorial, and local constitutions, laws, statutes, treaties, ordinances, orders-in-council, codes, rules, regulations, standards, rules of common law and orders of Governmental Authorities, in each case relating to pollution, protection of the environment, or protection of human health and safety from exposure to Hazardous Substances, now or hereafter in effect and in each case as amended from time to time, including all of those pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, release, emission, transportation, handling, reporting, licensing, registration, authorization, permitting, investigation or remediation of chemicals.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as any Credit Party or any Subsidiary of any Credit Party, within the meaning of Sections 414(b) or (c) of the Code or, solely for purposes of Section 412 of the Code, under Section 414(m) or (o) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA with respect to any Plan unless the 30-day notice requirement has been waived by the PBGC or by regulation, (ii) the failure to satisfy the minimum funding standard of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, (iii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (iv) the withdrawal by any Credit Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (v) imposition of a lien under Section 303(k) of ERISA or Section 430(k) of the Code with respect to any Plan, (vi) a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or the receipt by any Credit Party or any ERISA Affiliate of notice from a Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA, or “endangered” or “critical” status pursuant to Section 432 of the Code or Section 305 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (vii) a determination that any Plan is in “at risk” status pursuant to Section 430 of the Code or Section 303 of ERISA, (viii) a failure by Credit Party or any ERISA Affiliate to make a required contribution to a Multiemployer Plan, (ix) the distribution by any Credit Party or any ERISA Affiliate under Section 4041 of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (x) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan pursuant to Section 4042 of ERISA or the appointment of a trustee to administer, such Plan or Multiemployer Plan, (xi) the imposition upon any Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition of any Lien upon any assets of any Credit Party or any ERISA Affiliate as a result of any failure to comply with the Code or ERISA in respect of any Plan or (xii) the imposition of a penalty tax under Section 4975 of the Code in respect of a nonexempt Prohibited Transaction which would reasonably be expected to result in liability to any Credit Party (other than any nonexempt Prohibited Transaction resulting from a Lender’s failure to comply with the representations hereunder).

“Escrow” shall mean an escrow, trust, collateral or similar account or arrangement holding proceeds of Indebtedness solely for the benefit of an unaffiliated third party.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning given to such term in Section 9.01.

“Exchange Act” shall mean the Securities Exchange Act of 1934, and all rules and regulations from time to time promulgated thereunder.

“Excluded Account” shall mean (i) any Trust Account, (ii) any zero balance account or (c) any other deposit account, commodity account or securities account of any Credit Party, so long as the other accounts so long as the aggregate average daily closing balance in any such other account over any 30 day period does not at any time exceed $500,000; provided that the aggregate average daily closing balance over any 30-day period for all bank accounts excluded pursuant to this clause (c) shall not exceed $1,000,000.

“Excluded Assets” shall mean, (i) with respect to Realty, (x) all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters and excluding, for the avoidance of doubt, any rights under any contractual lease and the last day of any term of any lease) and (y) all fee-owned Realty, (ii) all motor vehicles and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by filing a UCC financing statement, in each case without the requirement to list any VIN, serial or similar number), letter of credit rights (except to the extent a security interest therein can be perfected by filing a UCC financing statement) and any commercial tort claims where the amount of damages claimed by the applicable Credit Party is less than $250,000, (iii) any asset to the extent a grant of a security interest therein is prohibited or restricted by applicable Requirements of Law or that would require the consent of any Governmental Authority or third party to such pledge or the grant of such security interest, unless such consent has been obtained, in each case, except to the extent such prohibition or restriction is ineffective under the applicable UCC (other than proceeds thereof, the assignment of which is expressly deemed effective under the applicable UCC notwithstanding such prohibition or restriction), (iv) Margin Stock, (v) all leases, contracts, agreements, licenses, franchises and permits (or any assets that are the subject thereof) to the extent the grant of a security interest therein is prohibited or is restricted by applicable Requirements of Law or by the terms thereof as in effect at the time of entry into such lease, contract or agreement or the acquisition of such license, franchise, permit or assets (and, in each case, not entered into in contemplation of the entry into such lease, contract or agreement or the acquisition of such license, franchise, permit or assets, as applicable) or that would require the consent of any Governmental Authority or third party to such pledge or security interest, unless such consent has been obtained, in each case except to the extent such prohibition or restriction is ineffective under the applicable UCC (other than proceeds thereof, the assignment of which is expressly deemed effective under the applicable UCC notwithstanding such prohibition), (vi) any property subject to a purchase money security interest, Capital Lease obligation or similar arrangement, in each case, that is permitted by the terms of this Agreement and to the extent the grant of a security interest therein would violate or invalidate such purchase money security interest, Capital Lease obligation or similar arrangement or create a right of termination in favor of any other party thereto (other than Holdings, any Intermediate Parent, the Borrower or any Subsidiary of the Borrower) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Requirements of Law; it being understood that the term “Excluded Asset” shall not include proceeds or receivables arising out of any asset described in this clause (vi) to the extent that the assignment of such proceeds or receivables is expressly deemed to be effective under the UCC or other applicable Requirements of Law notwithstanding the relevant violation or invalidation, (vii) those assets as to which the Borrower and the Administrative Agent shall have reasonably agreed that the cost, burden, difficulty or consequence of obtaining a security interest therein or perfection thereof outweighs, or is excessive in light of, the practical benefit of the security to be afforded thereby, (viii) Capital Stock in (A) any partnership, joint venture and any non-Wholly Owned Subsidiary to the extent not permitted or restricted by the terms of such Person’s Organization Documents or other agreements with the other holders of Capital Stock in such Person, or would require the consent of any third party to such pledge or security interest, unless such consent has been obtained (it being understood that the Capital Stock that any Credit

Party’s owns in respect of Micro Bird is not an Excluded Asset) and (B) any Excluded Subsidiary of the type referred to in clauses (f) of the definition of “Excluded Subsidiary”, (ix) Capital Stock of any Foreign Subsidiary of the Borrower that is a CFC of the Borrower or any CFC Holdco of the Borrower, in each case, in excess of 65% of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the Capital Stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of such Foreign Subsidiary that is a CFC of the Borrower or any CFC Holdco, as applicable, (x) assets to the extent the grant or perfection of a security interest in respect of such assets would result in material adverse tax consequences as reasonably agreed by the Borrower and Administrative Agent in good faith (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), (xi) any “intent-to-use” trademark applications prior to the filing of a “Statement of Use” or “Amendment to Allege Use” filing with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such “intent-to-use” trademark application, or any registration issuing therefrom, under applicable federal law, (xii) any Excluded Account, (xiii) except to the extent a security interest therein can be perfected by the filing of a UCC-1 financing statement, any leasehold interest in any non-Realty asset, and (xiv) any governmental license or state or local franchise, charter and/or authorization, to the extent the grant of a security interest in such license, franchise, charter and/or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC, other than any proceeds or receivables thereof the assignment of which is expressly deemed effective under the UCC.

“Excluded Perfection Action” shall have the meaning given to such term in the Security Agreement.

“Excluded Subsidiary” shall mean:

(a) any Subsidiary that is not a Wholly Owned Subsidiary or that ceases to be a Wholly Owned Subsidiary as a result of a bona fide transaction otherwise permitted under this Agreement and the other Credit Documents (other than any Subsidiary that is not, or that ceases to be, Wholly Owned in order to avoid the requirement to give a Guaranty hereunder),

(b) any Immaterial Subsidiary,

(c) any Subsidiary that (i) is prohibited or restricted by (A) any Requirement of Law or (B) any contractual obligation (other than any contractual obligation in favor of Holdings or any of its Subsidiaries) from providing a Guaranty (provided that in the case of the foregoing clause (B), such contractual obligation exists on the Closing Date or at the time such Subsidiary becomes a Subsidiary and shall not have been entered into in contemplation of such Subsidiary becoming a Subsidiary (including pursuant to assumed Indebtedness)) in each case, for only so long as such prohibition or restriction is effective, (ii) would require a governmental (including regulatory) or third party consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) to provide a Guaranty (in each case, that is required on the Closing Date or at the time such Subsidiary became a Subsidiary), unless such consent, approval, license or authorization has been obtained or (iii) with respect to which the provision of a Guaranty would result in material adverse tax consequences to the Borrower, Holdings, any Intermediate Parent and/or any of their respective direct or indirect Subsidiaries as the Borrower and the Administrative Agent reasonably agree,

(d) any CFC,

(e) any CFC Holdco,

(f) any subsidiary acquired by Holdings or any of its Subsidiaries that, at the time of the relevant acquisition, is an obligor with respect to assumed indebtedness permitted under Section 8.02 and was not incurred or modified in contemplation of such acquisition to the extent (and solely for so long as) the documentation governing the applicable assumed indebtedness prohibits such subsidiary from providing a guaranty, and

(g) any other Subsidiary with respect to which, the Borrower and the Administrative Agent reasonably agree, the burden or cost of providing a Guaranty (including any material adverse tax consequences) outweighs, or would be excessive in light of, the practical benefit afforded thereby.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranties of such Guarantor of or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guaranties thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation (which for the avoidance of doubt shall be determined after giving effect to any “keepwell, support or other agreement” (as such terms are used under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranties or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Letter of Credit” shall mean that certain Irrevocable Standby Letter of Credit No. BMCH544135OS, dated October 11, 2017, issued by Bank of Montreal for the benefit of Georgia Department of Natural Resources at the application of Blue Bird Body Company, with face amount of US$2,521,679.00.

“Fair Share” shall mean, with respect to a Guarantor as of any date of determination, an amount equal to (i) the ratio of (x) the Maximum Guarantied Amount with respect to such Guarantor to (y) the aggregate of the Maximum Guarantied Amounts with respect to all Guarantors, multiplied by (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors hereunder in respect of the Obligations Guarantied.

“Fair Share Shortfall” shall mean, with respect to a Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Guarantor over the Aggregate Payments of such Guarantor.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCA” shall have the meaning given to such term in Section 1.10.

“Federal Funds Rate” shall mean the fluctuating interest rate per annum described in part (i) of clause (b) of the definition of Base Rate.

“Financial Covenants” shall mean the covenants contained in Section 7.01 of this Agreement.

“Financial Officer” shall mean the chief financial officer, principal accounting officer, treasurer, controller or similar officer of Holdings, any Intermediate Parent, the Borrower or any applicable Subsidiary; provided that, when such term is used in reference to any document executed by, or a certification of, a Financial Officer, the secretary or assistant secretary of the Borrower shall have, theretofore (including on the Closing Date) or concurrently therewith, delivered an incumbency certificate to the Administrative Agent as to the authority of such individual.

“Fixed Amounts” shall have the meaning given to such term in Section 1.02(b)(v).

“Fixed Charge Coverage Ratio” shall mean the ratio, as of any date of determination, of (i)(x) Consolidated EBITDA of Holdings and its Subsidiaries for the Test Period most recently ended, less (y) all Taxes on or measured by income (excluding income tax refunds) paid or payable in Cash of Holdings and its Subsidiaries for the Test Period most recently ended (including Tax Distributions actually paid if and to the extent permitted to be paid by this Agreement), less (z) Maintenance Capital Expenditures of Holdings and its Subsidiaries for the Test Period most recently ended, divided by (ii) Consolidated Fixed Charges of Holdings and its Subsidiaries for the Test Period most recently ended.

“Fixed Incremental Amount” shall mean, at any time, the greater of (i) $100,000,000 and (ii) 100% of Consolidated EBITDA of Holdings and its Subsidiaries for the Test Period most recently ended, less the aggregate principal amount of all Incremental Facilities previously incurred or issued in reliance on the Fixed Incremental Amount, in each case after giving effect to any reclassification of any Incremental Facility as having been incurred under clause (b) of the definition of “Incremental Cap”.

“Flood Hazard Property” shall mean any Realty having owned buildings located within an area designated by the Federal Emergency Management Agency as being a “Special Flood Hazard Area”.

“Floor” shall mean a rate of interest equal to 0.00% per annum.

“Foreign Lender” shall mean a Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean a registered pension plan which is subject to applicable pension legislation (other than ERISA or the Code) of a jurisdiction other than the United States of America, any state thereof or the District of Columbia, which a Credit Party or Subsidiary sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan” shall mean each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement (as amended, waived, supplemented, renewed or otherwise modified from time to time) whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, of a jurisdiction other than the United States of America, any state thereof or the District of Columbia, by any Credit Party or Subsidiary, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary” shall mean any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” shall mean at any time there is a Defaulting Lender, (a) with respect to each Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding Obligations with respect to Letters of Credit issued by such Issuing Lender other than such Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Funded Debt” shall mean with respect to any Person, without duplication, (i) all third-party Indebtedness of such Person for borrowed money, (ii) all purchase money Indebtedness of such Person, including the principal portion of all obligations of such Person under Capital Leases, (iii) all unreimbursed obligations with respect to standby letters of credit and commercial letters of credit, in each case, issued or created for the account of such Person (but excluding, for the avoidance of doubt, the face amount of any issued and undrawn letters of credit and bankers’ acceptances) and (iv) all Indebtedness evidenced by bonds, debentures, promissory notes or other similar instruments (including seller notes), in each case, as such amount may be adjusted to reflect the effect (as determined by the Borrower in good faith) of any Debt FX Hedge.

“Funding Guarantor” shall have the meaning given to such term in Section 11.01(b).

“GAAP” shall mean generally accepted accounting principles, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied, as in effect from time to time (subject to the provisions of Section 1.02).

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory or self-regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Growth Amount” shall have the meaning given to such term in the definition of Available Amount.

“Guarantors” shall mean, collectively, each of Holdings, each Intermediate Parent, the Borrower (other than with respect to its own obligations) and the Subsidiary Guarantors, and each, a “Guarantor”.

“Guaranty” shall mean the guaranty set forth in Article 11 of this Agreement made by Holdings, each Intermediate Parent, the Borrower (other than with respect to its own obligations) and each Subsidiary Guarantor in favor of the Administrative Agent and the other Secured Parties.

“Hazardous Substances” shall mean any chemicals, pollutants, contaminants, substances, materials, or wastes (i) that are or become regulated or limited by, or that give rise to liability under, any Environmental Law, (ii) that are toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic, teratogenic or otherwise hazardous and subject to Environmental Law, (iii) the presence of which require investigation, removal, remediation or corrective measures under any Environmental Law, or (iv) that are or contain asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, oil in any form, nuclear fuel, radon or radioactive material, toxic mold, per- and polyfluoroalkyl substances, natural gas or synthetic gas.

“Hedge Agreement” shall mean any agreement with respect to any Derivative Transaction between any Credit Party or any Subsidiary thereof and any other Person.

“Hedging Obligation” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreement.

“Holdings” shall have the meaning given to such term in the introductory paragraph to this Agreement.

“Immaterial Subsidiary” shall mean any Subsidiary of Holdings (other than any Intermediate Parent and the Borrower) as to which, as of any relevant date of determination, (a) the Consolidated Total Assets of such Subsidiary and its Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations) and all other Immaterial Subsidiaries as of such date (and their respective Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations), do not exceed an amount equal to 5.0% of the Consolidated Total Assets (giving effect to intercompany eliminations) of Holdings and its Subsidiaries as of the last day of the most recently ended fiscal quarter and (b) the revenues of such Subsidiary and its Subsidiaries (on a consolidated basis and giving effect to intercompany eliminations) for such fiscal quarter and all other Immaterial Subsidiaries as of such date (on a consolidated basis and giving effect to intercompany eliminations) for such fiscal quarter do not exceed an amount equal to 5.00% of the consolidated revenues (giving effect to intercompany eliminations) of Holdings and its Subsidiaries for such quarter, unless in either case, the Borrower shall have designated that such Subsidiary shall not be an Immaterial Subsidiary.

“Incremental Cap” shall mean, at any time, (a) the Fixed Incremental Amount; plus (b) an unlimited amount so long as, in the case of this clause (b), the Total Leverage Ratio would not exceed 2.50:1.00 calculated on a Pro Forma Basis, including the application of the proceeds thereof, as of the last day of the most recently ended Test Period and (A) in the case of any Incremental Revolving Facility, assuming a full drawing of such Incremental Revolving Facility and (B) without “netting” the cash proceeds of any such Incremental Facility;

provided that:

(x) Incremental Facilities may be incurred under one or more of clauses (a) and (b) of this definition as selected by the Borrower in its sole discretion,

(y) if any Incremental Facility is intended to be incurred under clause (b) of this definition and any other clause of this definition in a single transaction or series of related transactions, (A) incurrence of the portion of such Incremental Facility to be incurred under clause (b) of this definition shall first be calculated without giving effect to any Incremental Facility to be incurred or implemented under clause (a) of this definition), but giving full pro forma effect to the use of proceeds of all such Incremental Facilities and the related transactions, and (B) the incurrence of the portion of the Incremental Facility to be incurred or implemented under the other applicable clauses of this definition shall be calculated thereafter, and

(z) any portion of any Incremental Facility that is incurred or implemented under clause (a) of this definition will, unless the Borrower otherwise elects, be automatically reclassified as having been incurred under clause (b) of this definition if, at any time after the incurrence or implementation thereof, such portion of such Incremental Facility would, on a Pro Forma Basis as of the last day of the most recently ended Test Period be permitted under the Total Leverage Ratio test set forth in clause (b) of this definition; it being understood and agreed that once such Incremental Facility is reclassified in accordance with the preceding sentence, it shall not further be reclassified as having been incurred under the clause of this definition in reliance on which such Incremental Facility was originally incurred.

“Incremental Commitment” shall mean any commitment made by a lender to provide all or any portion of any Incremental Facility or Incremental Loan.

“Incremental Facility” and “Incremental Facilities” shall each have the meanings given to such terms in Section 2.22.

“Incremental Facility Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Administrative Agent, the Borrower and the relevant lenders providing the applicable Incremental Facility containing the terms of any Incremental Facility incurred pursuant to Section 2.22.

“Incremental Lender” shall have the meaning given to such term in Section 2.22.

“Incremental Loan” shall have the meaning given to such term in Section 2.22.

“Incremental Revolving Facility” shall have the meaning given to such term in Section 2.22.

“Incremental Revolving Lender” shall mean, with respect to any Incremental Revolving Facility, each Revolving Lender providing any portion of such Incremental Revolving Facility.

“Incremental Revolving Loan” shall have the meaning given to such term in Section 2.22.

“Incremental Term Facility” shall have the meaning given to such term in Section 2.22.

“Incremental Term Loans” shall have the meaning given to such term in Section 2.22.

“Incurrence-Based Amounts” shall have the meaning given to such term in Section 1.02(b)(vi).

“Indebtedness” shall mean, with respect to any Person (without duplication), (i) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments to the extent the same would appear as a liability on a balance sheet in conformity with GAAP, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (a) trade accounts payable or similar obligations to a trade creditor incurred in the ordinary course of business which are not more than one hundred eighty (180) days past due, (b) any earn-out obligation until such obligation is not paid after becoming due and payable or such obligation is reflected on the balance sheet in accordance with GAAP and (c) accruals for payroll and other liabilities accrued in the ordinary course of business), (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (vi) all Guarantees by such Person of Indebtedness of others, (vii) all Capital Lease obligations of such Person, (viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (ix) all obligations of such Person under Hedge Agreements, (x) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (xi) all obligations of such Person with respect to the redemption, repurchase, repayment, return of capital or other similar obligations in respect of Disqualified Capital Stock. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person shall for purposes of clause (v) above (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Costs” shall have the meaning given to such term in Section 12.02(a).

“Indemnified Person” shall have the meaning given to such term in Section 12.02(a).

“Indemnified Taxes” shall mean (a) Taxes imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes, other than, in the case of clauses (a) and (b), Excluded Taxes.

“Initial Revolving Credit Commitments” shall mean, with respect to any Initial Revolving Lender, the amount set forth next to such Lender’s name on the Commitment Schedule attached hereto under the caption “Initial Revolving Credit Commitment” on the Closing Date or, if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 12.07(b) as such Lender’s “Initial Revolving Credit Commitment”, as such amount may be reduced or increased at or prior to such time pursuant to the terms hereof. The aggregate amount of Initial Revolving Credit Commitments of all Initial Revolving Lenders shall be $150,000,000 on the Closing Date.

“Initial Revolving Credit Exposure” shall mean, with respect to any Lender as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Initial Revolving Loans of that Lender, (b) in the case of any Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of the Swingline Lender, the aggregate outstanding principal amount of all Swingline Loans (net of any participations therein by other Lenders) and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swingline Loan.

“Initial Revolving Credit Maturity Date” shall mean the date that is five years after the Closing Date.

“Initial Revolving Lender” shall mean a Lender with an Initial Revolving Credit Commitment or any Initial Revolving Credit Exposure.

“Initial Revolving Loans” shall mean the revolving loans made by the Initial Revolving Lenders to the Borrower pursuant to Section 2.01(b).

“Initial Term Lender” shall mean any Lender having an Initial Term Loan Commitment and/or holding outstanding Initial Term Loans.

“Initial Term Loan Commitment” shall mean, with respect to any Initial Term Lender the amount set forth next to such Initial Term Lender’s name on the Commitment Schedule attached hereto under the caption “Initial Term Loan Commitment” on the Closing Date or, if such Initial Term Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Initial Term Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 12.07(b) as such Lender’s “Initial Term Loan Commitment,” as such amount may be reduced at or prior to such time pursuant to the terms hereof. The aggregate amount of the Initial Term Loan Commitments of all Term Lenders is $100,000,000 on the Closing Date.

“Initial Term Loan Maturity Date” shall mean the date that is five years after the Closing Date.

“Initial Term Loans” shall mean the Term Loans made on the Closing Date pursuant to Section 2.01(a)(i).

“Intellectual Property” shall mean all rights, title and interest in intellectual property arising under applicable law, including: trade secrets, trademarks, internet domain names, service marks, trade dress, trade names, brand names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights (including copyrights for computer programs and database rights) and copyright registrations or applications for registrations which have heretofore been or may hereafter be issued throughout the world; patent applications and patents; and industrial design applications and registered industrial designs; know-how, trade secrets, and other confidential information protected under applicable law.

“Interest Period” shall have the meaning given to such term in Section 2.10.

“Intermediate Parent” means (i) School Bus Holdings Inc., a Delaware corporation, (ii) Peach County Holdings, Inc., a Delaware corporation, (iii) Blue Bird Global Corporation, a Delaware corporation, and (iv) any other Wholly Owned Subsidiary of Holdings and of which the Borrower is a Wholly Owned Subsidiary.

“Investments” shall have the meaning given to such term in Section 8.05.

“IP Rights” shall have the meaning given to such term in Section 5.21.

“IPO Entity” shall have the meaning given to such term in the definition of a “Qualifying IPO”.

“IRS” shall mean the United States Internal Revenue Service.

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Issuing Lender” shall mean, unless the context requires otherwise, (i) BMO, (ii) Bank of America, N.A. and (iii) any other Revolving Lender designated as an “Issuing Lender” by the Administrative Agent, such Revolving Lender and the Borrower in accordance with Article 3, in each case their respective capacities as an issuer of Letters of Credit (including the Existing Letter of Credit), and their respective successors in such capacity. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. References to Issuing Lender herein shall mean the applicable Issuing Lender for such Letter of Credit.

“Knowledge” shall mean, with respect to any Person, the actual knowledge of a Responsible Officer of such Person.

“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“Latest Revolving Credit Maturity Date” shall mean, as of any date of determination, the latest maturity or expiration date applicable to any Revolving Loan or Revolving Credit Commitment hereunder at such time.

“Latest Term Loan Maturity Date” shall mean, as of any date of determination, the latest maturity or expiration date applicable to any Term Loan or Term Loan Commitment hereunder at such time.

“LCT End Date” shall have the meaning given to such term in Section 1.02(b)(iv).

“Lender” shall mean each financial institution signatory hereto and each other financial institution that becomes a “Lender” hereunder pursuant to Section 12.07 or Section 2.22, as applicable.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender designated as its “Lending Office” on its signature page hereto or in an Assignment and Assumption, or such other office as may be otherwise designated in writing from time to time by such Lender to the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. A Lender may designate separate Lending Offices as provided in the foregoing sentence for the purposes of making or maintaining different Types of Loans.

“Letter of Credit Exposure” shall mean, with respect to any Revolving Lender at any time, such Revolving Lender’s ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments at such time) of the sum of (i) the aggregate Stated Amount of all Letters of Credit outstanding at such time and (ii) the aggregate amount of all Reimbursement Obligations outstanding at such time.

“Letter of Credit Sublimit” shall mean an amount equal to $25,000,000. The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Credit Commitments.

“Letter of Credit Usage” shall mean, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding and (ii) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lenders and not theretofore reimbursed by or on behalf of the Borrower.

“Letters of Credit” shall have the meaning given to such term in Section 3.01(a).

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, collateral assignment, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Loans” shall mean any or all of the Term Loans, the Revolving Loans and the Swingline Loans.

“Maintenance Capital Expenditures” shall mean, for any period, Capital Expenditures incurred during such period in connection with the replacement, substitution, restoration or repair of existing assets in order to maintain existing operational capacities.

“Mandate Letter” shall mean that certain Mandate Letter, dated as of October 11, 2023, by and among the Borrower and BMO Capital Markets Corp.

“Margin Stock” shall have the meaning given to such term in Regulation U.

“Master Agreement” shall have the meaning given to such term in the definition of “Derivative Transaction”.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon the financial condition, results of operations, business or assets of Holdings and its Subsidiaries, taken as a whole, (b) a material adverse effect upon the ability of Holdings, each Intermediate Parent, the Borrower or any Subsidiary Guarantor to perform its material obligations under this Agreement or any of the other Credit Documents to which it is a party or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party or the rights and remedies of the Administrative Agent hereunder and under any of the other Credit Documents.

“Material Asset” shall mean any asset or property (including Intellectual Property), whether currently owned or licensed, or acquired, developed or otherwise licensed or obtained after the Closing Date, of any Credit Party or any Subsidiary thereof (i) that is necessary or material to the operation of the business of Holdings and its Subsidiaries, taken as a whole, as currently conducted or contemplated to be conducted or (ii) the loss of which would reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” shall mean any Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” shall mean (a) with respect to the Initial Revolving Credit Commitments, the Initial Revolving Credit Maturity Date, (b) with respect to the Initial Term Loans, the Initial Term Loan Maturity Date, and (c) with respect to any Incremental Facility, the final maturity date set forth in the applicable Incremental Facility Agreement.

“Maximum Guarantied Amount” shall have the meaning given to such term in Section 11.01(b).

“Micro Bird” shall have the meaning given to such term in the definition of “Consolidated Net Income”.

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lenders in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a multiemployer plan, as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any Credit Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or, within any of the preceding six years, has made or accrued an obligation to make contributions if a Credit Party would have liability thereto, and with respect to which any Credit Party has or would reasonably be expected to have any obligation or liability.

“Multiple Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA and (a) is maintained for employees of any Credit Party or any ERISA Affiliate and at least one Person other than the Credit Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Credit Party or any ERISA Affiliate could be reasonably expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” shall mean (i) in the case of any issuance of Capital Stock or Debt Issuance, the aggregate cash payments received by Holdings, any Intermediate Parent, the Borrower and its Subsidiaries less reasonable and customary out-of-pocket fees, stamp or documentary taxes (including any Tax Distributions and pursuant to any Tax sharing arrangements) and reasonable and customary out-of-pocket expenses (including investment banking fees, costs, underwriting discounts and commissions) incurred by Holdings and its Subsidiaries in connection therewith, (ii) in the case of any Casualty Event, the aggregate cash proceeds of insurance, condemnation awards and other compensation received by Holdings and its Subsidiaries in respect of such Casualty Event less (y) reasonable and customary out-of-pocket fees and expenses incurred by Holdings and its Subsidiaries in connection therewith and (z) contractually required repayments of Indebtedness to the extent secured by Liens on the property subject to such Casualty Event (excluding the Loans) and any taxes (including, without duplication, Tax Distributions and pursuant to any Tax sharing arrangements) paid or reasonably estimated by the Borrower to be payable by Holdings and its Subsidiaries as a result of the receipt of such cash proceeds of insurance, condemnation awards and other compensation in connection with a Casualty Event, and (iii) in the case of any Prepayment Asset Sale, the aggregate amount of all cash payments received by Holdings and its Subsidiaries in connection with such Prepayment Asset Sale less (w) reasonable and customary out-of-pocket fees and expenses incurred by Holdings and its Subsidiaries in connection therewith, (x) Indebtedness to the extent the amount thereof is secured by a Lien on the property that is the subject of such Prepayment Asset Sale (excluding the Loans) and the transferee of (or holder of the Lien on) such Property requires that such Indebtedness be repaid as a condition to such Prepayment Asset Sale, (y) any liability or obligation associated with such asset or assets which are the subject of such Prepayment Asset Sale, which liability or obligation has been retained by Holdings or any of its Subsidiaries, including (A) pension and other post-employment benefit obligations and (B) in the case of any Prepayment Asset Sale consummated by a Subsidiary that is not Wholly Owned, any amounts owed to minority investors as a result of such Prepayment Asset Sale and (z) any taxes (including, without duplication, Tax Distributions and pursuant to any Tax sharing arrangements) paid or reasonably estimated by the Borrower to be payable by Holdings and its Subsidiaries as a result of such Prepayment Asset Sale; provided, however, that any amount of the purchase price in connection with any Prepayment Asset Sale that is held in escrow shall not be deemed to be received by Holdings or any of its Subsidiaries until such amount is paid to Holdings or such Subsidiary out of escrow. Net Cash Proceeds received by Holdings or any Wholly Owned Subsidiary of Holdings shall equal 100% of the proceeds received by Holdings or such Subsidiary pursuant to clause (i), (ii) or (iii) above. Net Cash Proceeds received by any Subsidiary other than a Wholly Owned Subsidiary of the Borrower shall equal a percentage of the proceeds received by such Subsidiary pursuant to clause (i), (ii) or (iii) above equal to the percentage of such Subsidiary’s total outstanding Capital Stock owned by Holdings and its Subsidiaries.

“Net Worth” shall mean, for any Person and at any time that the same is to be determined, total shareholder’s equity (including Capital Stock, additional paid-in capital, and retained earnings after deducting treasury stock) which would appear on the balance sheet of such Person in accordance with GAAP.

“Non-Credit Party” shall mean any Subsidiary of Holdings that is not a Credit Party.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” shall have the meaning given to such term in Section 3.02.

“Non-Public Information” shall mean information that is not (i) publicly available, (ii) of a type that would be publicly available (or could be derived from publicly available information if Holdings, any Intermediate Parent, the Borrower or any of its Subsidiaries were public reporting companies (as reasonably determined by the Borrower) or (iii) is not material with respect to Holdings, any Intermediate Parent, the Borrower or their respective Subsidiaries or any securities of Holdings, any Intermediate Parent, the Borrower or their respective Subsidiaries for purposes of United States federal securities laws.

“Not Otherwise Applied” shall mean, with reference to any Net Cash Proceeds of any cash capital contributions or Net Cash Proceeds from the sale or issuance of any Capital Stock that is proposed to be applied to a particular use or transaction, that such amount was not previously applied or is not simultaneously being applied, to any other use, payment or transaction other than such particular use, payment or transaction.

“Notes” shall mean any or all of the Term Notes, the Revolving Notes and the Swingline Note.

“Notice of Borrowing” shall have the meaning given to such term in Section 2.02(b).

“Notice of Conversion/Continuation” shall have the meaning given to such term in Section 2.11.

“Notice of Swingline Borrowing” shall have the meaning given to such term in Section 2.02(d).

“Obligations” shall mean all obligations of every nature of each Credit Party, including obligations from time to time owed to Agents, Lenders or any of them, that arise under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), the aggregate Letter of Credit Exposure of all Lenders, fees, expenses, indemnification or otherwise.

“Obligations Derivative Instrument” has the meaning assigned to such term in Section 12.07(f)(ii).

“OFAC” shall have the meaning given to such term in Section 5.20(a).

“Optional Prepayment Notice” shall have the meaning given to such term in Section 2.07(c).

“Organization Documents” shall mean: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” shall have the meaning given to such term in Section 2.06(f).

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Parties” shall have the meaning given to such term in Section 11.07(b).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment, but including such Taxes that are Other Connection Taxes imposed with respect to an assignment made pursuant to Section 2.20.

“Participant” shall have the meaning given to such term in Section 12.07(f).

“Participating Interest” shall have the meaning given to such term in Section 3.05.

“Participating Lender” shall have the meaning given to such term in Section 3.05.

“Participant Register” shall have the meaning given to such term in Section 12.07(g).

“PATRIOT Act” shall have the meaning given to such term in Section 4.01(m).

“PBGC” shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

“Pending Transaction” shall mean any acquisition or similar Investment in respect of which a definitive agreement has been entered into and remains in full force and effect.

“Perfection Certificate” shall mean the Perfection Certificate dated as of the Closing Date.

“Periodic Term SOFR Determination Day” shall have the meaning given to such term in the definition of “Term SOFR”.

“Permitted Acquisition” shall have the meaning given to such term in Section 8.05(g).

“Permitted Factoring Facility” means factoring arrangements created under any Permitted Factoring Facility Documents providing for the sale by the Borrower and/or one or more other Receivables Sellers of Permitted Factoring Facility Assets pursuant to the Permitted Factoring Facility Documents, in each case, as more fully set forth in the Permitted Factoring Facility Documents, and which Permitted Factoring Facility shall (x) be on a strictly non-recourse basis to the Borrower and its Subsidiaries and (y) provide for purchase consideration of not less than 95% of the invoiced amount of the Receivables comprising such Permitted Factoring Facility Assets.

“Permitted Factoring Facility Assets” means Receivables (whether now existing or arising in the future) of the Borrower and its Subsidiaries which are sold pursuant to a Permitted Factoring Facility and all proceeds thereof.

“Permitted Factoring Facility Documents” means each of the documents and agreements entered into in connection with any Permitted Factoring Facility all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented or replaced from time to time so long as (a) any such amendments, modifications, supplements or replacements do not impose any conditions or requirements on the Borrower or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement or replacement and (b) any such amendments, modifications, supplements or replacements are not adverse in any way to the interests of the Lenders, or are otherwise reasonably satisfactory to the Administrative Agent.

“Permitted Liens” shall have the meaning given to such term in Section 8.03.

“Person” shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

“Plan” shall mean a Single Employer Plan or a Multiple Employer Plan.

“Platform” shall mean IntraLinks/IntraAgency, SyndTrak Online or another relevant secure website or other secure electronic information platform that the Administrative Agent uses to distribute information to the Lenders.

“Prepayment Asset Sale” shall mean any Disposition (other than as a result of a Casualty Event and including any Sale and Lease-Back Transaction) by Holdings or any of its Subsidiaries to any other Person (other than to the Borrower or to a Subsidiary Guarantor), whether in one transaction or in a series of related transactions, of any of its assets, business units or other properties made pursuant to clauses (f), (i), (j) and (o) of Section 8.04 or to the extent not permitted pursuant to Section 8.04, and Section 8.12.

“Pro Forma Basis” shall mean with respect to any determination of the Total Leverage Ratio or Consolidated EBITDA (including, in each case, component definitions thereof) that all Subject Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any test or covenant for which such calculation is being made:

(a) income statement items (whether positive or negative) attributable to the property or Person subject to such Subject Transaction, (i) in the case of a Disposition of all or substantially all of the Capital Stock of any respective Subsidiary of Holdings or any business line, product line, unit or division of Holdings or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or permitted Investment, shall be included; it being understood that the foregoing pro forma adjustments described in this clause (a) may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA”,

(b) any retirement or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes),

(c) any Indebtedness incurred or assumed by Holdings or any of its Subsidiaries in connection therewith, provided that, (x) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (y) interest on any obligations with respect to Capital Leases shall be deemed to accrue at an interest rate reasonably determined in good faith by a Responsible Officer of the Borrower to be the rate of interest implicit in such obligation in accordance with GAAP and (z) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as Holdings or such Subsidiary thereof may designate, and

(d) the acquisition of any assets included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a Subsidiary or merging or consolidating with or into the Borrower or any of its Subsidiaries, or the Disposition of any business line, product line, unit or division included in calculating Consolidated Total Assets described in the definition of “Subject Transaction”.

“Prohibited Person” shall have the meaning given to such term in Section 12.07(h).

“Prohibited Transaction” shall mean any transaction described in (i) Section 406(a) of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c)(1)(A)-(D) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.

“Proposed Change” shall have the meaning given to such term in Section 2.20.

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” shall mean charges associated with, or in anticipation of, or in preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and, in each case, similar Requirements of Law under other jurisdictions), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, listing fees, directors’, officers’ or managers’ and other employees’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs and compensation, legal and other professional fees and/or other costs or expenses associated with being a public company.

“Public Lenders” shall mean Lenders that do not wish to receive Non-Public Information with respect to Holdings, each Intermediate Parent, the Borrower, and each of their Affiliates and/or Subsidiaries or their respective securities.

“Qualified Capital Stock” of any Person shall mean any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualifying Equity Issuances” shall mean any equity issuance (other than of Disqualified Capital Stock) by Holdings and/or any equity issuance by any Intermediate Parent, in each case, the net Cash proceeds of which are contributed to the common equity of the Borrower.

“Qualifying IPO” shall mean an initial public offering or any transaction or series of transactions that results in any common equity interests of Holdings, the Borrower or any direct or indirect parent of Holdings (and/or any permitted successor thereto) (the “IPO Entity”) being publicly traded on any United States national securities exchange or over the counter market, or any analogous exchange or market in any other jurisdiction.

“Realty” shall mean all real property and interests in real property now or hereafter owned, acquired or leased by Holdings or any Subsidiary thereof.

“Receivables” means all accounts receivable created by or arising from sales or leases of buses and/or related equipment and parts.

“Receivables Sellers” means the Borrower and those Subsidiaries of the Borrower that are from time to time party to the Permitted Factoring Facility Documents.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Refunded Swingline Loans” shall have the meaning given to such term in Section 2.02(e).

“Register” shall have the meaning given to such term in Section 12.07(b).

“Regulated Bank” shall mean an bank that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under Section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Regulations T, U and X” shall mean Regulations T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Reimbursement Obligation” shall have the meaning given to such term in Section 3.03.

“Related Party” shall mean, with respect to any Person, any such Person’s controlled Affiliates (or Affiliates under common control), or any of its or their respective partners, trustees, directors, officers, employees, agents, advisors, controlling persons or other representatives.

“Relevant Governmental Body” shall mean the FRB and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB and/or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Type” shall have the meaning given to such term in Section 2.16(c).

“Replaced Lender” shall have the meaning given to such term in Section 2.20.

“Replacement Effective Date” shall have the meaning given to such term in Section 2.20.

“Replacement Lender” shall have the meaning given to such term in Section 2.20.

“Representatives” shall have the meaning given to such term in Section 12.13.

“Required Lenders” shall mean, at any time, the Lenders holding outstanding Loans and unutilized Commitments (or, after the termination of the Revolving Credit Commitments, outstanding Loans and Letter of Credit Exposure) representing more than 50% of the aggregate at such time of all outstanding Loans and unutilized Commitments (or, after the termination of the Revolving Credit Commitments, the aggregate at such time of all outstanding Loans and Letter of Credit Exposure); provided that the aggregate amount of all outstanding Loans and unutilized Commitments shall be determined with respect to any Defaulting Lender by disregarding the outstanding Loans and unutilized Commitments of such Defaulting Lender; provided, further, that, if at such time there are two or more unaffiliated Lenders, then Required Lenders at such time shall include at least two unaffiliated Lenders.

“Required Revolving Lenders” shall mean, at any time, the Lenders holding outstanding Revolving Loans and unutilized Revolving Credit Commitments (or, after the termination of the Revolving Credit Commitments, outstanding Revolving Loans and Letter of Credit Exposure) representing more than 50% of the aggregate at such time of all outstanding Revolving Loans and unutilized Revolving Credit Commitments (or, after the termination of the Revolving Credit Commitments, the aggregate at such time of all outstanding Revolving Loans and Letter of Credit Exposure); provided that the aggregate amount of all outstanding Revolving Loans and unutilized Revolving Credit Commitments shall be determined with respect to any Defaulting Lender by disregarding the outstanding Revolving Loans and unutilized Revolving Credit Commitments of such Defaulting Lender; provided, further, that, if at such time there are two or more unaffiliated Revolving Lenders, then Required Revolving Lenders at such time shall include at least two unaffiliated Lenders.

“Requirement of Law” shall mean, with respect to any Person, any statute, law, common law, and all federal, state, local, foreign, multinational or international laws, statutes, codes, standards, guidelines, ordinances, treaty, rule, regulation, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any Person shall mean, the chief executive officer, the president, executive vice president, any senior vice president, any vice president, the chief operating officer, the chief financial officer, vice president—finance, principal accounting officer, finance director or treasurer or any other executive officer of such Person and any other individual or similar official thereof responsible for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Amount” shall have the meaning given to such term in Section 2.06(i).

“Restricted Debt Payment” shall mean any payment or prepayment in Cash in respect of principal of or interest on or any other amount in respect of any Subordinated Debt, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Debt.

“Restricted Junior Payment” shall mean collectively Restricted Debt Payments and Restricted Payments.

“Restricted Payment” shall mean (i) any dividend or other distribution (whether in cash, securities or other property), direct or indirect, on account of any shares of any class of Capital Stock of Holdings or any of its Subsidiaries, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value (whether in cash, securities or other property), direct or indirect, of any shares of any class of Capital Stock of Holdings or any of its Subsidiaries and (iii) any payment (whether in cash, securities or other property) made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares of any class of Capital Stock of Holdings or any of its Subsidiaries.

“Revolving Credit Commitment” shall mean, the Initial Revolving Credit Commitments and the Additional Revolving Credit Commitments.

“Revolving Credit Exposure” shall mean, with respect to any Lender as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of any Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of the Swingline Lender, the aggregate outstanding principal amount of all Swingline Loans (net of any participations therein by other Lenders) and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swingline Loans.

“Revolving Lender” shall mean any Lender having a Revolving Credit Commitment and/or holding outstanding Revolving Loans.

“Revolving Loans” shall mean, collectively, the Initial Revolving Loans and include the Additional Revolving Loans.

“Revolving Notes” shall mean the promissory notes of the Borrower in substantially the form of Exhibit A-2.

“S&P” shall mean Standard & Poor’s Financial Services, LLC.

“Sale and Lease-Back Transaction” shall have the meaning given to such term in Section 8.12.

“Sanctions” shall mean all economic or financial sanctions, sectoral sanctions, secondary sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government (including those administered by OFAC or the United States Department of State), or any other relevant sanctions authority with jurisdiction over any Lender, Credit Party or any of their respective Subsidiaries or Affiliates.

“SEC” shall mean the Securities and Exchange Commission.

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that (a) is in effect on the Closing Date between the Borrower or any other Credit Party and a Designated Counterparty or (b) is entered into after the Closing Date between the Borrower or any other Credit Party and any counterparty that is Designated Counterparty at the time such Cash Management Agreement is entered into, in each case, that has been designated to the Administrative Agent in writing by the Borrower as being a Secured Cash Management Agreement for the purposes of the Credit Documents, it being understood that each counterparty thereto shall be deemed to appoint the Administrative Agent as its agent under the applicable Credit Documents.

“Secured Cash Management Obligations” shall mean (i) all Cash Management Obligations under any Secured Cash Management Agreement and (ii) all guaranties of such Cash Management Obligations pursuant to Article 11.

“Secured Hedging Obligations” shall mean (i) all Hedging Obligations (other than Excluded Swap Obligations) under each Hedge Agreement that (a) is in effect on the Closing Date between the Borrower or any other Credit Party and any counterparty that is a Designated Counterparty as of the Closing Date or (b) is entered into after the Closing Date between the Borrower or any other Credit Party and any counterparty that is a Designated Counterparty at the time such Secured Hedging Obligation is entered into, in each case that has been designated to the Administrative Agent by written notice from the Borrower as being a Secured Hedging Obligation for the purpose of the Credit Documents (which notice may designate all Derivative Transactions under a specified ISDA Master Agreement as Secured Hedging Obligations), it being understood that each Designated Counterparty thereto shall be deemed to appoint the Administrative Agent as its agent under the applicable Credit Documents; provided that Secured Hedging Obligations shall not include Excluded Swap Obligations; provided, further, that any such designation shall be irrevocable without the consent of the Administrative Agent and (ii) all guaranties of such Hedging Obligations pursuant to Article 11.

“Secured Obligations” shall mean all Obligations together with (a) Secured Cash Management Obligations and (b) Secured Hedging Obligations.

“Secured Party” shall mean each of the Administrative Agent, the Arrangers, the Lenders (including the Issuing Lenders and the Swingline Lender in their capacities as such) and the Designated Counterparties, from time to time.

“Securities Act” shall mean the Securities Act of 1933.

“Security Agreement” shall mean the pledge and security agreement made by Holdings, each Intermediate Parent, the Borrower and the Subsidiary Guarantors in favor of the Administrative Agent and the Secured Parties.

“Security Documents” shall mean (i) the Security Agreement, (ii) all other pledge or security agreements, and (iii) charges, assignments or other similar agreements or instruments executed and delivered by Holdings, any Intermediate Parent, the Borrower or any of its Subsidiaries pursuant to this Agreement, including Sections 6.09 and 6.12.

“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA and (a) is maintained for employees of any Credit Party or any ERISA Affiliate and no Person other than the Credit Parties and the ERISA Affiliates or (b) was, within the past six years, so maintained and in respect of which any Credit Party or any ERISA Affiliate would reasonably be expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” shall mean a Loan bearing interest based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate.”

“Solvency Certificate” shall mean, a fully completed and duly executed certificate, substantially in the form of Exhibit E.

“Specified Representations” shall mean the representations and warranties set forth in Sections 5.01(i)(x) and (y), 5.01(ii) (as it pertains to the due authorization, execution, delivery and performance of the Credit Documents by the Credit Parties), 5.02 (as it pertains to the Credit Parties), 5.03(i) (as it pertains to the Credit Parties), 5.09, 5.11, 5.16, 5.18 and 5.20(a), including as it pertains to use of proceeds of the Loans and Letters of Credit not violating laws against sanctioned persons (including OFAC), Anti-Corruption Laws (including FCPA) or the PATRIOT Act and other applicable Anti-Money Laundering Laws.

“Sponsor” shall mean collectively, American Securities LLC, a New York limited liability company, and its controlled Affiliates and funds managed or advised by any of them or any of their respective controlled Affiliates.

“Standby Letter of Credit” shall mean any Letter of Credit other than any Commercial Letter of Credit or a trade or documentary letter of credit.

“Stated Amount” shall mean, with respect to any Letter of Credit at any time, the aggregate face amount available to be drawn thereunder at such time (regardless of whether any conditions for drawing could then be met).

“Subject Proceeds” shall have the meaning given to such term in Section 2.06(f).

“Subject Transaction” shall mean, with respect to any Test Period, (a) the Transactions, (b) any Permitted Acquisition or the making of other Investments permitted by this Agreement (including any Investment in a Subsidiary or any acquisition or Investment in any joint venture for the purpose of purchasing any or all of the interests of any joint venture partner), (c) any Disposition of all or substantially all of the assets or stock of a Subsidiary (or any business unit, line of business or division of Holdings, any Intermediate Parent, the Borrower or a Subsidiary thereof) permitted by this Agreement or (d) any other event that by the terms of the Credit Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subordinated Debt” shall mean Indebtedness of Holdings or any of its Subsidiaries that is (a) expressly subordinated in right of payment to the Obligations or (b) Indebtedness for borrowed money that is secured by the Collateral on a junior lien basis to the Obligations (excluding any Indebtedness secured by the Collateral on a junior basis to the Obligations that is assumed (but not incurred) in connection with a Permitted Acquisition or similar Investment) in each case, on terms and pursuant to documentation reasonably satisfactory to Administrative Agent; provided that, (i) such subordinated Indebtedness shall only be guaranteed by the Borrower or its Subsidiaries that are otherwise guarantors of the Obligations, (ii) the other conditions and terms thereof shall be reasonably acceptable to the Administrative Agent but in any case no scheduled principal payments, redemptions or sinking fund or like payments of any such subordinated Indebtedness shall be required prior to the date at least 6 months after the later of the Latest Revolving Credit Maturity Date or the Latest Term Loan Maturity Date, in each case, on the date such subordinated Indebtedness is incurred, (iii) such subordinated Indebtedness shall be subject to an Acceptable Intercreditor Agreement and (iv) no Event of Default shall exist immediately before and after giving effect to the incurrence of such subordinated Indebtedness and the use of proceeds therefrom on such date.

“Subsequent Transaction” shall have the meaning given to such term in Section 1.02(b)(iv).

“Subsidiary” shall mean, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency) or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Subsidiary Guarantor” shall mean any Subsidiary of the Borrower that (i) executes this Agreement as a Guarantor on the Closing Date or (ii) executes a Joinder Agreement pursuant to Section 6.09, in each case, until such time as the relevant Subsidiary is released from its obligations under the Guaranty in accordance with the terms and provisions hereof. Notwithstanding the foregoing, the Borrower may, in its sole discretion, elect to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to provide a Guaranty by causing such Subsidiary to execute a Joinder Agreement, and any such Subsidiary shall be a Credit Party and Subsidiary Guarantor for all purposes hereunder.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean $5,000,000 or, if less, the aggregate Revolving Credit Commitments at the time of determination, as such amount may be reduced at or prior to such time pursuant to the terms hereof.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate Swingline Exposure at such time other than with respect to any Swingline Loans made by such Revolving Lender in its capacity as a Swingline Lender, and (b) the aggregate principal amount of all Swingline Loans made by such Revolving Lender as a Swingline Lender outstanding at such time (less the amount of participations funded by the other Revolving Lenders in such Swingline Loans).

“Swingline Lender” shall mean BMO, in its capacity as maker of Swingline Loans, and its successors in such capacity.

“Swingline Loans” shall have the meaning given to such term in Section 2.01(c).

“Swingline Note” shall mean the promissory note of the Borrower in substantially the form of Exhibit A-3.

“Tax Distribution” shall mean, with respect to any taxable period during which a Credit Party is a corporation for U.S. federal income tax purposes that is a member of a group filing a consolidated, unitary or combined tax return, or is an entity treated as disregarded as separate from such a member for U.S. federal income tax purposes, a distribution (or other payment) by such Credit Party to another Credit Party that is used by such other Credit Party to pay, or to distribute (or otherwise pay) to the common parent of such consolidated, unitary or combined group to pay, Taxes attributable to taxable income of such distributing Credit Party and its Subsidiaries for such period; provided, that such distribution shall be limited to the Tax liability the distributing Credit Party would have had if such Credit Party and/or its applicable Subsidiaries were part of a separate consolidated, combined, unitary or affiliated group with such Credit Party as common parent (computed at the highest marginal tax rate applicable to corporations).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” shall mean any Lender having a Term Loan Commitment and/or holding outstanding Term Loans.

“Term Loan Commitment” shall mean the Initial Term Loan Commitments and the Additional Term Loan Commitments.

“Term Loans” shall mean, collectively, the Initial Term Loans and include the Additional Term Loans.

“Term Notes” shall mean the promissory notes of the Borrower in substantially the form of Exhibit A-1.

“Term SOFR” shall mean,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Terminating Indebtedness” shall mean all third party Indebtedness for borrowed money of Holdings and its Subsidiaries existing on the Closing Date (other than the Existing Letter of Credit and any letter of credit described on Scheduled 8.02) under that certain Credit Agreement, dated as of December 12, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among, Holdings, each Intermediate Parent, the Borrower, as borrower, the lenders from time to time party thereto, and BMO, as administrative agent and an issuing bank.

“Termination Date” shall have the meaning assigned to such term in the lead-in to Article 6.

“Test Period” shall mean, at any time, the four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period) for which financial statements have been delivered pursuant to Section 6.01(a) or 6.01(b).

“Threshold Amount” shall mean $17,500,000 (or, in the case of obligations in respect of one or more Hedge Agreements, $5,000,000). For purposes of determining the Threshold Amount, the “principal amount” of the obligations in respect of any Hedge Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, any Intermediate Parent, the Borrower or any Subsidiary would be required to pay if such Hedge Agreement were terminated at such time.

“Total Leverage Ratio” shall mean the ratio, as of any date of determination, of (a) Consolidated Funded Debt as of such date (net of the Unrestricted Cash Amount as of such date in an aggregate amount not to exceed 50.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period) to (b) Consolidated EBITDA of Holdings and its Subsidiaries for the Test Period then most recently ended.

“Transaction Costs” shall mean fees, premiums, commissions, expenses and other transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Holdings, any Intermediate Parent, the Borrower and/or any of its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Credit Parties of the Credit Documents to which they are a party and the borrowing of the Initial Term Loans, (b) the repayment of the Terminating Indebtedness and (c) the payment of the Transaction Costs.

“Trust Account” shall mean (a) payroll, payroll taxes, trust, employee benefits, pension and 401K or similar operational disbursement accounts, (b) tax accounts, including, without limitation, sales tax accounts, (c) escrow accounts and (d) fiduciary or trust accounts holding funds solely for the benefit of third parties and, in the case of clauses (a) through (d), the funds or other property held in or maintained in any such Trust Account (in each case, as long as the Trust Accounts are used solely for such purpose).

“Type” shall have the meaning given to such term in Section 1.03.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the grant or perfection of security interests.

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.

“Unfunded Pension Liability” shall mean the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined as of the last day of the immediately preceding plan year in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” shall mean the United States of America.

“Unrestricted Cash Amount” shall mean, as of any date of determination, the amount of (a) unrestricted domestic Cash and Cash Equivalents of Holdings and its Subsidiaries whether or not held in an account pledged to the Administrative Agent and readily accessible by a Credit Party and (b) domestic Cash and Cash Equivalents restricted in favor of the Credit Facilities (which may also include Cash and Cash Equivalents securing other Indebtedness secured by a Lien on the Collateral along with the Credit Facilities), in each case, such Unrestricted Cash Amount to be determined in accordance with GAAP.

“Unutilized Revolving Credit Commitment” shall mean, with respect to any Revolving Lender at any time, such Revolving Lender’s Revolving Credit Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Loans made by such Revolving Lender that are outstanding at such time, (ii) such Revolving Lender’s Letter of Credit Exposure at such time and (iii) except for the purpose of Section 2.09(b), such Revolving Lender’s Swingline Exposure at such time.

“Unutilized Swingline Commitment” shall mean, with respect to the Swingline Lender at any time, the Swingline Commitment at such time less the aggregate principal amount of all Swingline Loans that are outstanding at such time.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in paragraph (iii) of Section 2.17(g)(ii)(B).

“Voting Stock” shall mean, with respect to any Person, any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Wholly Owned” shall mean, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock (other than directors qualifying shares) of such Subsidiary is owned, directly or indirectly, by such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02. Accounting Terms; GAAP; Financial Ratios.

(a) All financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and, except as otherwise expressly provided herein, all terms of an accounting or financial nature that are used in calculating the Total Leverage Ratio, Consolidated EBITDA, Consolidated Net Income or Consolidated Total Assets shall be construed and interpreted in accordance with GAAP, as in effect on the Closing Date; provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in GAAP or in the application thereof occurring after the Closing Date on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change becomes effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if such an amendment is requested by the Borrower or the Required Lenders, then the Borrower and the Administrative Agent shall negotiate in good faith to enter into an amendment of the relevant affected provisions (without the payment of any amendment or similar fee to the Lenders (to the extent such amendment is requested by the Required Lenders) to preserve the original intent thereof in light of such change in GAAP or the application thereof subject to the approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed); provided, further, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings or any Subsidiary thereof at “fair value,” as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary in this Agreement:

(i) all financial ratios and tests (including the Total Leverage Ratio, Consolidated EBITDA, Consolidated Net Income and Consolidated Total Assets) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs or, solely in the case of the calculation of the Total Leverage Ratio and any component definitions used in deriving such ratios (solely to derive such ratios and not for any other purpose) during which a Pending Transaction exists, in each case, shall be calculated with respect to such Test Period and such Subject Transaction or Pending Transaction, as applicable, on a Pro Forma Basis and subject to clauses (ii) through (iv) below,

(ii) unless otherwise specified or unless the context otherwise requires, references to Consolidated Net Income, Consolidated EBITDA and Consolidated Interest Expense shall be deemed to be references to the Consolidated Net Income, Consolidated EBITDA and Consolidated Interest Expense of Holdings and its Subsidiaries,

(iii) if since the beginning of any such Test Period and on or prior to the date of any required calculation of any financial ratio or test (x) any Subject Transaction has occurred or (y) any Person that subsequently became a Subsidiary or was merged, amalgamated or consolidated with or into Holdings or any of its Subsidiaries or any joint venture since the beginning of such Test Period has consummated any Subject Transaction, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred at the beginning of the applicable Test Period,

(iv) to the extent that the terms of this Agreement require (A) compliance with any financial ratio or test (including the Total Leverage Ratio) (including the Financial Covenants) and/or any cap expressed as a percentage of Consolidated EBITDA or (B) the accuracy of any representation or warranty and/or the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the consummation of any transaction in connection with any acquisition or similar Investment (including the assumption or incurrence of Indebtedness and/or Liens, and/or the making of any Restricted Payments or Restricted Debt Payments, in each case, in connection therewith), the determination of whether the relevant condition is satisfied may be made, at the election of the Borrower, at the time of (or on the basis of the financial statements for the most recently ended Test Period at the time of), and on a Pro Forma Basis, either (x) the execution of the definitive documentation with respect to such acquisition or similar Investment, provided that (1) if the Credit Documents require the absence of a Default or Event of Default (or any type of Default or Event of Default) as a condition to the permissibility of such Pending Transaction, then such Pending Transaction shall be permitted only if no Event of Default under Section 9.01(a), (f) or (g) shall have occurred and be continuing on the date of consummation of such Pending Transaction and (2) until such time as the applicable Pending Transaction has been consummated or the definitive documentation with respect to such Pending Transaction has been terminated or abandoned or expires without consummation of such Pending Transaction (such date, the “LCT End Date”), in connection with the calculation of any financial ratio or basket in connection with any transaction not required to be entered into in connection with such Pending Transaction (a “Subsequent Transaction”) prior to the LCT End Date, for purposes of determining whether such Subsequent Transaction is permitted under any financial ratio or basket, such financial ratio or basket shall be required to be satisfied on a Pro Forma Basis assuming such Pending Transaction (and other transactions in connection therewith including any incurrence of

Indebtedness and the use of proceeds thereof) has been consummated (and, if such Subsequent Transaction is the making of a Restricted Payment or a Restricted Debt Payment, assuming such Pending Transaction (and other transactions in connection therewith including any incurrence of Indebtedness and the use of proceeds thereof) have not been consummated) or (y) the consummation of such acquisition or similar Investment in each case, after giving effect, on a Pro Forma Basis, to (I) the relevant acquisition or similar Investment, and/or any related Indebtedness (including the intended use of proceeds thereof) and (II) to the extent definitive documents in respect thereof have been executed (which definitive documents, have not terminated or expired without the consummation thereof), any additional acquisition, Investment, Restricted Payment, Restricted Debt Payment and/or any related Indebtedness (including the intended use of proceeds thereof) that the Borrower has elected to be determined as set forth in this clause (iv),

(v) with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including the Total Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that require compliance with a financial ratio or test (including the Total Leverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (x) the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to such Incurrence-Based Amounts and (y) the Borrower may reclassify any Fixed Amounts as incurred under any Incurrence-Based Amounts, and if any applicable ratios or financial tests for such Incurrence-Based Amounts would be satisfied in any subsequent fiscal quarter, such reclassification shall be deemed to have automatically occurred if not elected by the Borrower, and

(vi) in the case of any Indebtedness initially incurred in reliance on a provision of Section 8.02 that is calculated based on a percentage of Consolidated EBITDA, such Indebtedness may be refinanced in a manner that is otherwise in accordance with Section 8.02 in an amount not in excess of the original principal amount therefor, notwithstanding that Consolidated EBITDA may no longer permit the initial incurrence of such amount at such time.

(c) Notwithstanding anything to the contrary contained in paragraph (a) above or in the definition of “Capital Lease,” only those leases (assuming for purposes hereof that such leases were in existence as of the Closing Date) that would constitute Capital Leases in conformity with GAAP as of the Closing Date shall be considered Capital Leases, and all calculations and deliverables under this Agreement or any other Credit Document shall be made or delivered, as applicable, in accordance therewith (provided that together with all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement after the date of any such accounting change, the Borrower shall deliver a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).

(d) For purposes of determining the permissibility of any action, change, transaction or event that by the terms of the Credit Documents requires a calculation of any financial ratio or test (including Article 7, the Total Leverage Ratio, Consolidated EBITDA, Consolidated Net Income or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken, such change is made, such transaction is consummated or such event occurs (in each case unless otherwise specified herein, in which case at the time of determination so specified), as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be. For purposes of determining whether the initial incurrence of any Indebtedness is in compliance with any applicable leverage ratio based test set forth in this Agreement

(including for purposes of calculating compliance with clause (b) of the definition of “Incremental Cap”), such test shall be calculated on a Pro Forma Basis for the incurrence of such Indebtedness without netting the Net Cash Proceeds of such Indebtedness at the time of initial incurrence thereof but in the case of any such Indebtedness constituting revolving Indebtedness or delayed draw Indebtedness, assuming that such Indebtedness is fully drawn at the time of initial incurrence thereof.

Section 1.03. Types of Borrowings. Borrowings and Loans hereunder are distinguished by “Class” (e.g., an Initial Term Loan, Term Loan, Incremental Term Loan, Initial Revolving Loan, Revolving Loan and Incremental Revolving Loan) and “Type” (e.g., Base Rate Loan or SOFR Loan). The term “Borrowing” refers to the portion of the aggregate principal amount of Loans of any Class outstanding hereunder which bears interest of a specific Type and for a common Interest Period. Borrowings and Loans may (but need not) be identified both by Class and Type (e.g., a “Base Rate Term Loan” is a loan that bears interest at the Base Rate and is a Term Loan). Any Loans or Commitments of one or more Lenders that have the same rights and obligations (other than with respect to fees paid to Lenders as consideration for consenting to an amendment under this Agreement) as the Loans or Commitments of any other Lender shall be construed to be in the same Class as such Loans or Commitments with such same rights and obligations.

Section 1.04. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein or in any Credit Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified or extended, replaced or refinanced (subject to any restrictions or qualifications on such amendments, restatements, amendment and restatements, supplements or modifications or extensions, replacements or refinancings set forth herein), (b) any reference to any law in any Credit Document shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law, (c) any reference herein or in any Credit Document to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision hereof, (e) all references herein or in any Credit Document to Articles, Sections, clauses, paragraphs, Exhibits and Schedules shall be construed to refer to Articles, Sections, clauses and paragraphs of, and Exhibits and Schedules to, such Credit Document, (f) in the computation of periods of time in any Credit Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property”, when used in any Credit Document, shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, securities, accounts and contract rights.

Section 1.05. Effectuation of Transactions. Each of the representations and warranties of the Credit Parties contained in this Agreement and the other Credit Documents (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.06. Timing of Payment of Performance; Times of Day. When payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Unless otherwise specified herein, all references to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.07. Exchange Rates; Currency Equivalents Generally.

(a) For purposes of any determination under Section 2.22, Article 6 and Article 8 or Article 9 with respect to the amount of any Indebtedness, Lien, Restricted Junior Payment, Investment, Prepayment Asset Sale, Disposition, Sale and Lease-Back Transaction, Affiliate transaction or any determination under any other provision of this Agreement made by the Borrower, (any of the foregoing, a “specified transaction”), in a currency other than Dollars, (i) the Dollar equivalent amount of a specified transaction in a currency other than Dollars shall be calculated based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower) for such foreign currency, as in effect at 11:00 a.m. (London time) on the date of such specified transaction (which, in the case of any Restricted Junior Payment, shall be deemed to be the date of the declaration or giving irrevocable notice (which may be conditional) in respect thereof, as applicable, and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus any committed but undrawn amounts and underwriting discounts, other reasonable and customary fees, commissions, costs and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under Section 8.02 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of the Financial Covenants or any financial ratio for purposes of taking any action hereunder, on any relevant date of determination, amounts denominated in currencies other than Dollars shall be translated into Dollars at the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 6.01(a) or (b), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount of such Indebtedness; provided that the amount of any Indebtedness that is subject to a Debt FX Hedge shall be determined in accordance with the definition of “Funded Debt”. Notwithstanding the foregoing or anything to the contrary herein, to the extent that the Borrower would not be in compliance with any Financial Covenant if any Indebtedness denominated in a currency other than in Dollars were to be translated into Dollars on the basis of the applicable currency exchange rate used in preparing the financial statements delivered pursuant to Section 6.01(a) or (b), as applicable, for the relevant Test Period, but would be in compliance with such Financial Covenant if such Indebtedness that is denominated in a currency other than in Dollars were instead translated into Dollars on the basis of the average relevant currency exchange rates over such Test Period (taking into account the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted hereunder in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the Dollar equivalent amount (as calculated above) of such Indebtedness), then, solely for purposes of compliance with such Financial Covenant, the Total Leverage Ratio as of the last day of such Test Period shall be calculated on the basis of such average relevant currency exchange rates.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent to appropriately reflect a change in currency of any country and any relevant market convention or practice relating to such change in currency.

Section 1.08. Cashless Rolls. Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, to the extent that any Lender voluntarily extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Incremental Loans, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Credit Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 1.09. Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

Section 1.10. Effect of Benchmark Transition Event. Notwithstanding anything to the contrary herein or in any other Credit Document:

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis. For the avoidance of doubt, no Hedge Agreement shall be deemed to be a “Credit Document” for purposes of this Section 1.10.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c) Notice; Standards for Decisions and Determinations. The Administrative Agent will notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 1.10(d) and any commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 1.10, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 1.10.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not or is no longer subject to an announcement that is or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

ARTICLE 2

AMOUNT AND TERMS OF THE LOANS

Section 2.01. Commitments.

(a) Each Initial Term Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make a loan in Dollars to the Borrower on the Closing Date in a principal amount not to exceed its Initial Term Loan Commitment. To the extent repaid, Term Loans may not be reborrowed. Each Initial Revolving Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make revolving loans in Dollars (each, an “Initial Revolving Loan,” and collectively, the “Initial

Revolving Loans”) to the Borrower, from time to time on any Business Day during the period from and including, subject to Section 2.01(c), the Closing Date to but not including the Initial Revolving Credit Maturity Date, provided that no Borrowing of Initial Revolving Loans shall be made if, immediately after giving effect thereto and the application of the proceeds therefrom:

(i) the sum of (x) the aggregate principal amount of Initial Revolving Loans of such Lender outstanding at such time, (y) such Lender’s Swingline Exposure at such time and (z) such Lender’s Letter of Credit Exposure at such time would exceed its Initial Revolving Credit Commitment at such time; or

(ii) the sum of (x) the aggregate principal amount of Initial Revolving Loans outstanding at such time, (y) the aggregate principal amount of Swingline Loans outstanding at such time and (z) the aggregate Letter of Credit Exposure of all Revolving Lenders at such time would exceed the aggregate Initial Revolving Credit Commitments at such time.

Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Initial Revolving Loans.

(b) Subject to the terms and conditions of this Agreement, the Initial Revolving Loans shall be available on the Closing Date in an aggregate principal amount of up to $150,000,000.

(c) The Swingline Lender agrees, subject to and on the terms and conditions of this Agreement, to make loans in Dollars to the Borrower (each, a “Swingline Loan,” and collectively, the “Swingline Loans”), from time to time on any Business Day during the period from the Business Day following the Closing Date to but not including the Initial Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not exceeding the Swingline Commitment; provided that no Borrowing of Swingline Loans shall be made if immediately after giving effect thereto and the application of the proceeds therefrom, (i) the Swingline Lender’s Revolving Credit Exposure would exceed its Revolving Credit Commitment or (ii) the sum of (x) the aggregate principal amount of Revolving Loans outstanding at such time, (y) the aggregate Letter of Credit Exposure of all Revolving Lenders at such time and (z) the aggregate principal amount of Swingline Loans outstanding at such time would exceed the aggregate Revolving Credit Commitments at such time. Subject to and on the terms and conditions of this Agreement, the Borrower may borrow, repay (including by means of a Borrowing of Revolving Loans pursuant to Section 2.02(e)) and reborrow Swingline Loans.

(d) Subject to the terms and conditions of this Agreement and any applicable Incremental Facility Agreement, each Lender with any Additional Revolving Credit Commitment or Additional Term Loan Commitments, as the case may be, of a given Class, severally and not jointly, agrees to make Additional Revolving Loans and/or Additional Term Loans, as the case may be, of such Class to the Borrower, which Loans shall not exceed for any such Lender at the time of any incurrence thereof the Additional Revolving Credit Commitment or Additional Term Loan Commitment, as the case may be, of such Class of such Lender as set forth in the applicable Incremental Facility Agreement.

Section 2.02. Borrowings.

(a) Subject to the terms and conditions of this Agreement, the Loans shall, at the option of the Borrower, be either Base Rate Loans or SOFR Loans, provided, however, that all Loans comprising the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type and Class. The Swingline Loans shall be made and maintained in accordance with Section 2.08(a)(iii). In order to make a Borrowing (other than (w) Borrowings of Swingline Loans, which shall be made pursuant to Section 2.02(d), (x) Borrowings for the purpose of repaying Refunded Swingline Loans, which shall be made pursuant to Section 2.02(e), (y) Borrowings for the purpose of repaying unpaid Reimbursement Obligations, which shall be made pursuant to Section 3.05 and (z) Borrowings involving continuations or conversions of outstanding Loans, which shall be made pursuant to Section 2.11), the Borrower will give the Administrative Agent written notice not later than 1:00 p.m., three (3) Business Days prior to each Borrowing of SOFR Loans (or, in the case of (x) any Borrowing of Base Rate Loans that are Term Loans, 11:00 a.m. on the Business Day of such Borrowing, or (y) any Borrowing of Base Rate Loans that are Revolving Loans, 2:00 p.m. on the Business Day of such Borrowing); provided, however, that notwithstanding the foregoing, Loans borrowed on the Closing Date may, at the election of the Borrower, be borrowed as SOFR Loans on written notice to the Administrative Agent no later than 1:00 p.m., (x) one (1) Business Day prior to the Closing Date in the case of Term Loans or (y) two (2) Business Days prior to the Closing Date in the case of Revolving Loans. Each such notice (each, a “Notice of Borrowing”) shall be irrevocable, shall be given in substantially the form of Exhibit B-1 and shall specify (i) the aggregate principal amount, Class and initial Type of the Loans to be made pursuant to such Borrowing, (ii) in the case of a Borrowing of SOFR Loans, the initial Interest Period to be applicable thereto and (iii) the requested date of such Borrowing (the “Borrowing Date”), which shall be a Business Day. Upon its receipt of a Notice of Borrowing, the Administrative Agent will promptly notify each Term Lender or Revolving Lender, as applicable, of the proposed Borrowing. Notwithstanding anything to the contrary contained herein:

(i) the aggregate principal amount of the Borrowing of the Initial Term Loans shall be in the amount of the aggregate Initial Term Loan Commitments;

(ii) the aggregate principal amount of each Borrowing (x) comprised of Base Rate Loans shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) comprised of Revolving Loans may not be more than the amount of the aggregate Unutilized Revolving Credit Commitments and (z) comprised of SOFR Loans shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof;

(iii) if the Borrower shall have failed to designate the Type of Loans, then it shall be deemed to have requested a Borrowing comprised of Base Rate Loans; and

(iv) if the Borrower shall have failed to select the duration of the Interest Period to be applicable to any Borrowing of SOFR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of three months.

(b) In the case of each Borrowing of Loans, (other than Swingline Loans), promptly, and in any event not later than 10:00 a.m. (or in the case of any Base Rate Loan requested on the same day, not later than 4:00 p.m.) on the requested Borrowing Date (which shall be the Closing Date, in the case of the Initial Term Loans), each Lender will make available to the Administrative Agent at its Lending Office (or at such other location as the Administrative Agent may designate) an amount, in Dollars, and in immediately available funds, equal to the amount of the Loan to be made by such Lender. Subject to the satisfaction or waiver of applicable conditions to lending hereunder, the Administrative Agent will make the aggregate of such amounts available to the Borrower in accordance with Section 2.03 and in like funds as received by the Administrative Agent.

(c) In order to make a Borrowing of a Swingline Loan, the Borrower will give the Administrative Agent and the Swingline Lender written notice (by telecopy or electronic mail) not later than 11:00 a.m. on the date of such Borrowing. Each such notice (each, a “Notice of Swingline Borrowing”) shall be irrevocable, shall be given in substantially the form of Exhibit B-2 and shall specify (i) the currency and principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than $250,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof

(or, if less, in the amount of the Unutilized Swingline Commitment)) and (ii) the requested Borrowing Date, which shall be a Business Day. Promptly, and in any event not later than 12:00 noon, on the requested Borrowing Date the Swingline Lender will make available to the Borrower an amount, in immediately available funds equal to the amount of the requested Swingline Loan and in accordance with Section 2.03.

(d) With respect to any outstanding Swingline Loans, the Swingline Lender may at any time (whether or not an Event of Default has occurred and is continuing) in its sole and absolute discretion, and is hereby authorized and empowered by the Borrower to, cause a Borrowing of Revolving Loans to be made for the purpose of repaying such Swingline Loans by delivering to the Administrative Agent (if the Administrative Agent is different from the Swingline Lender) and each other Revolving Lender (on behalf of, and with a copy to, the Borrower), not later than (x) 12:00 noon, on the Business Day prior to a proposed Borrowing Date for Base Rate Loans or (y) 1:00 p.m., three (3) Business Days prior to a proposed Borrowing Date for SOFR Loans, a notice (which shall be deemed to be a Notice of Borrowing given by the Borrower) requesting the Revolving Lenders to make Revolving Loans (which shall be made initially as Base Rate Loans) on such Borrowing Date in an aggregate amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given that the Swingline Lender requests to be repaid. Not later than 2:00 p.m. on the requested Borrowing Date, each Revolving Lender (other than the Swingline Lender) will make available to the Administrative Agent at its Lending Office (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to the amount of the Revolving Loan to be made by such Lender. To the extent the Revolving Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent, which shall apply such amounts in repayment of the Refunded Swingline Loans. Notwithstanding any provision of this Agreement to the contrary, on the relevant Borrowing Date, the Refunded Swingline Loans (including the Swingline Lender’s ratable share thereof, in its capacity as a Lender) shall be deemed to be repaid with the proceeds of the Revolving Loans made as provided above (including a Revolving Loan deemed to have been made by the Swingline Lender), and such Refunded Swingline Loans deemed to be so repaid shall no longer be outstanding as Swingline Loans but shall be outstanding as Revolving Loans. If any portion of any such amount repaid (or deemed to be repaid) to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in any bankruptcy, insolvency or similar proceeding or otherwise, the loss of the amount so recovered shall be shared ratably among all the Revolving Lenders in the manner contemplated by Section 2.15(b).

(e) If, as a result of any bankruptcy, insolvency or similar proceeding with respect to the Borrower, Revolving Loans are not made pursuant to subsection (e) above in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans, or if the Swingline Lender is otherwise precluded for any reason from giving a notice on behalf of the Borrower pursuant to Section 2.02(e), the Swingline Lender shall be deemed to have sold without recourse, representation or warranty, and each Lender shall be deemed to have purchased and hereby agrees to purchase, a participation in such outstanding Swingline Loans in an amount equal to its ratable share (based on the proportion that its Revolving Credit Commitment bears to the aggregate Revolving Credit Commitments at such time, whether or not the Revolving Credit Commitments are then in effect and if the Revolving Credit Commitments have ceased to be in effect, then pursuant to the Revolving Credit Commitments as in effect immediately prior to such cessation) of the unpaid amount thereof together with accrued interest thereon at the rate then payable on Swingline Loans that bear interest by reference to Section 2.08(a)(iii). Upon (x) one (1) Business Day’s prior notice for Base Rate Loans or (y) three (3) Business Days’ prior notice for SOFR Loans from the Swingline Lender, each Lender (other than the Swingline Lender) will make available to the Administrative Agent at its applicable Lending Office (or at such other location as the Administrative Agent may designate) an amount, in Dollars and in immediately available funds, equal to its respective participation. To the extent the Lenders have made such amounts available to the Administrative Agent as provided hereinabove, the Administrative Agent will make the aggregate of such amounts available to the Swingline Lender in like funds as received by the Administrative Agent. In the event any such Lender fails to make available to the Administrative Agent the amount of such Lender’s participation as provided in this subsection (f), the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with interest thereon for each day from the date such amount is required to be made available for the account of the Swingline Lender until the date such amount is made available to the Swingline Lender at the Federal Funds Rate for the first Business Day and thereafter at the applicable Adjusted Base Rate applicable to Revolving Loans. Promptly following its receipt of any payment by or on behalf of the Borrower in respect of a Swingline Loan, the Swingline Lender will pay to each Lender that has acquired a participation therein such Lender’s ratable share of such payment.

(f) Notwithstanding any provision of this Agreement to the contrary, the obligation of each Revolving Lender (other than the Swingline Lender) to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to subsection (e) above and each such Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to subsection (f) above shall be absolute and unconditional and shall not be affected by any circumstance or event whatsoever, including (i) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swingline Lender, the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of any Default or Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Credit Party and (iv) any other act or omission to act or delay of any kind of any Secured Party or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.02, constitute a legal or equitable discharge of any obligation of the Borrower or any Revolving Lender hereunder.

Section 2.03. Disbursements; Funding Reliance.

The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of each Borrowing in accordance with the terms of any Notice of Borrowing or other written instructions from any Responsible Officer of the Borrower. Unless the Administrative Agent has received, prior to 10:00 a.m. (or in the case of any Base Rate Loan requested on the same day, prior to 3:00 p.m.) on the relevant Borrowing Date, written notice from a Lender that such Lender will not make available to the Administrative Agent such Lender’s ratable portion, if any, of the relevant Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent in immediately available funds on such Borrowing Date in accordance with the applicable provisions of Section 2.02, and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make a corresponding amount available to the Borrower on such Borrowing Date. If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, and the Administrative Agent shall have made such corresponding amount available to the Borrower, such Lender, on the one hand, and the Borrower, on the other, severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, (i) in the case of such Lender, the Federal Funds Rate and (ii) in the case of the Borrower, at the rate of interest applicable at such time to the Type and Class of Loans comprising such Borrowing, as determined under the provisions of Section 2.08. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. The failure of any Lender to make any Loan required to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan as part of such Borrowing, but, except as otherwise provided herein, no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender as part of any Borrowing.

Section 2.04. Notes.

If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent) at least one Business Day prior to the Closing Date, or at any time after the Closing Date, the Loans made by such Lender shall be evidenced (i) in the case of Term Loans, by a Term Note appropriately completed, (ii) in the case of Revolving Loans, by a Revolving Note appropriately completed, (iii) in the case of the Swingline Loans, by a Swingline Note appropriately completed; it being understood and agreed that such Lender (and/or its applicable registered assigns) shall be required to return such Note to the Borrower for cancellation in accordance with Section 12.07(c) and upon the Termination Date. Each Lender will record on its internal records the amount and Type of each Loan made by it and each payment received by it in respect thereof and will, in the event of any transfer of any of its Notes, either endorse on the reverse side thereof or on a schedule attached thereto (or any continuation thereof) the outstanding principal amount and Type of the Loans evidenced thereby as of the date of transfer or provide such information on a schedule to the Assignment and Assumption or Affiliate Assignment Agreement relating to such transfer; provided, however, that (i) the failure of any Lender to make any such recordation or provide any such information, or any error therein, shall not affect the Borrower’s obligations under this Agreement or the Notes and (ii) to the extent of any discrepancy between the records maintained by the Lender and the entries in the Register, the entries in the Register shall control.

Section 2.05. Termination and Reduction of Commitments and Swingline Commitment.

(a) The Initial Term Loan Commitments shall be automatically and permanently terminated on the Closing Date upon the funding of the Initial Term Loans. The Initial Revolving Credit Commitments shall be automatically and permanently terminated on the Initial Revolving Credit Maturity Date. The Swingline Commitment shall be automatically and permanently terminated on the Latest Revolving Credit Maturity Date. The Additional Term Loan Commitments of any Class shall automatically terminate upon the making of the Additional Term Loans of such Class and, if any such Additional Term Loan Commitment is not drawn on the date that such Additional Term Loan Commitment is required to be drawn pursuant to the applicable Incremental Facility Agreement, the undrawn amount thereof shall automatically terminate and the Additional Revolving Credit Commitments of any Class shall automatically terminate on the Maturity Date specified therefor in the applicable Incremental Facility Agreement. Any time and from time to time after the Closing Date, upon written notice (or telephonic notice if followed promptly by written notice) given to the Administrative Agent not later than 1:00 p.m., five Business Days prior to each such termination, the Borrower may terminate in whole or reduce in part the aggregate Unutilized Revolving Credit Commitments; provided that any such partial reduction shall be in an aggregate amount of not less than $5,000,000 or, if greater, an integral multiple of $5,000,000 in excess thereof. The amount of any termination or reduction made under this subsection (b) may not thereafter be reinstated.

(b) Each reduction of the Revolving Credit Commitments pursuant to this Section 2.05 shall be applied ratably among the Revolving Lenders according to their respective Revolving Credit Commitments; provided that any Incremental Revolving Facility may provide that the Borrower may terminate the commitments of such Incremental Revolving Facility on a less than pro rata basis with any other existing Revolving Credit Commitments. Notwithstanding any provision of this Agreement to the contrary, any reduction of the Revolving Credit Commitments pursuant to this Section 2.05 that has the effect of reducing the aggregate Revolving Credit Commitments to an amount less than the amount of the Swingline Commitment, at such time shall result in an automatic corresponding reduction of the Swingline Commitment to the amount of the aggregate Revolving Credit Commitments (as so reduced), without any further action on the part of the Borrower or the Swingline Lender (and shall require immediate prepayment of the Swingline Loans to the extent that the Swingline Commitment is reduced below the amount of Swingline Loans then outstanding).

Section 2.06. Mandatory Payments and Prepayments.

(a) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower will repay the aggregate principal amount of the Initial Term Loans made on the Closing Date, (i) on the last day of each fiscal quarter of the Borrower, commencing with the fiscal quarter ending March 30, 2024 and for each fiscal quarter of the Borrower thereafter ending prior to the Initial Term Loan Maturity Date, in each case in an amount equal to 1.25% of the original principal amount of the Initial Term Loans made on the Closing Date (in each case as such payments may be reduced from time to time as a result of the application of prepayments in accordance with this Section 2.06 or Section 2.07 or increased as a result of any increase in the amount of the Initial Term Loans pursuant to Section 2.22) and (ii) on the Initial Term Loan Maturity Date, the remainder of the principal amount of the Initial Term Loans outstanding on such date.

(b) The Borrower shall repay the Additional Term Loans of any Class in such scheduled amortization installments and on such date or dates as shall be specified therefor in the applicable Incremental Facility Agreement (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with this Section 2.06).

(c) Except to the extent due or paid sooner pursuant to the provisions of this Agreement, the Borrower shall pay the aggregate outstanding principal of all Initial Revolving Loans and Swingline Loans in full on the Initial Revolving Credit Maturity Date. The Borrower shall repay the Additional Revolving Loans of any Class on such date or dates as shall be specified therefor in the applicable Incremental Facility Agreement.

(d) In the event that, at any time, the Revolving Credit Exposure exceeds the total aggregate amount of Revolving Credit Commitments at such time (after giving effect to any concurrent termination or reduction thereof), the Borrower shall immediately without notice or demand prepay the Revolving Loans or Swingline Loans and/or reduce Letter of Credit Usage, in an aggregate amount not to exceed 100% of the total aggregate amount of the Revolving Credit Commitments, by taking any of the following actions as it shall determine at its sole discretion: (i) prepayment of Revolving Loans or Swingline Loans in accordance with Section 2.07, and (ii) with respect to such excess Letter of Credit Exposure, deposit of Cash in a cash collateral account owned by the Administrative Agent or “backstopping” or replacement of such Letters of Credit, in each case, in an amount equal to 103% of such excess Letter of Credit Exposure (minus the amount then on deposit in the applicable cash collateral account owned by the Administrative Agent).

(e) Immediately upon the receipt thereof by any Credit Party, or any Subsidiary thereof, the Borrower will prepay, in accordance with Section 2.06(g), the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds from any Debt Issuance.

(f) Subject to the last sentence of this Section 2.06(f), within five Business Days after the receipt thereof of Net Cash Proceeds from any Prepayment Asset Sale or Casualty Event, in any single transaction or series of related transactions by any Credit Party or any Subsidiary thereof (such Net Cash Proceeds in excess of such threshold, “Subject Proceeds”), and, so long as no Event of Default shall have occurred and be continuing, subject to the Borrower’s right to reinvest such Subject Proceeds as provided below, the Borrower will prepay, in accordance with Section 2.06(g), the outstanding principal amount of the Loans in an amount equal to 100% of the Subject Proceeds received with respect thereto. Notwithstanding the foregoing, (A) any Credit Party or any Subsidiary thereof shall have the option (to be exercised by the Borrower notifying the Administrative Agent of its intention to reinvest prior to the date any such prepayment is required to be made), directly or through one or more of their Subsidiaries, so long as no Event of Default shall have occurred and be continuing, to reinvest the Subject Proceeds from any such Prepayment Asset Sale or Casualty Event, as the case may be, in assets useful in the business of Holdings and its Subsidiaries, within 180 days of receipt thereof and (B) if, at the time that any such prepayment would be required hereunder, Holdings or any of its Subsidiaries is required to repay or repurchase any other Indebtedness (or offer to repay or repurchase such Indebtedness) that is secured by the Collateral on a pari passu basis with any Secured Obligation (such Indebtedness, the “Other Applicable Indebtedness”) pursuant to the terms of the documentation governing such Other Applicable Indebtedness with the Subject Proceeds from any such Prepayment Asset Sale or Casualty Event, then the relevant Person may apply such Subject Proceeds on a pro rata basis to the prepayment of the Loans and to the repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Loans and the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of such Subject Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Subject Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, (and the remaining amount, if any, of such Subject Proceeds shall be allocated to the Loans in accordance with the terms hereof), and the amount of the prepayment of the Loans that would have otherwise been required pursuant to this Section 2.06(f) shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid or repurchased, the declined amount shall promptly (and in any event within five Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof.

(g) In the event that the obligation of the Borrower to prepay the Loans shall arise pursuant to subsections (e) and (f) above, except as otherwise provided in any Incremental Facility Agreement, the Borrower shall prepay the outstanding principal amount of the Loans in the amount of such prepayment obligation within the applicable time periods specified in subsections (e) and (f) above, as follows: first, to prepay all installments of the Term Loans pro rata to the remaining principal installments (excluding the principal installment payable at maturity) of the Term Loans and then to the principal installment payable at maturity, second, to prepay ratably the Reimbursement Obligations and the Swingline Loans, third, to prepay the Revolving Loans (without a corresponding permanent reduction in the Revolving Credit Commitments), and, fourth, to Cash Collateralize the remaining Letter of Credit Exposure in an amount equal to 103% of such excess Letter of Credit Exposure (minus the amount then on deposit in the applicable cash collateral account owned by the Administrative Agent). Mandatory prepayments shall be applied to applicable Lenders pro rata within an outstanding series, class or tranche of Loans. Any prepayment of Loans with the Net Cash Proceeds of any Incremental Facility shall be applied to the applicable Class of Loans being refinanced or replaced. Each payment or prepayment pursuant to the provisions of this Section 2.06 shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each, and shall be applied (1) first, to prepay all Base Rate Loans, and (2) second, to the extent of any excess remaining after application as provided in clause (1) above, to prepay all SOFR Loans (and as among SOFR Loans, (A) first to prepay those SOFR Loans, if any, having Interest Periods ending on the date of such prepayment, and (B) thereafter, to the extent of any excess remaining after application as provided in clause (A) above, to prepay SOFR Loans in the manner that minimizes the amount of any payments required to be made pursuant to Section 2.18).

(h) Each payment or prepayment of a SOFR Loan made pursuant to the provisions of this Section 2.06 on a day other than the last day of the Interest Period applicable thereto shall be made together with all amounts required under Section 2.18 to be paid as a consequence thereof.

(i) Notwithstanding any provision under this Section 2.06 to the contrary, (i) any amounts that would otherwise be required to be paid by the Borrower pursuant to Section 2.06(f) above shall not be required to be so prepaid to the extent any such Net Cash Proceeds are received by a Foreign Subsidiary, for so long as the repatriation to the United States of any such amounts would be prohibited under any Requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (the Borrower agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions (for a period not to exceed 12 months from the date of the event or calculation giving rise to such repatriation requirement) in compliance with the applicable local law to permit such repatriation), and once such repatriation of any such affected Net Cash Proceeds is permitted under the applicable Requirement of Law and, to the extent applicable, would no longer conflict with the fiduciary duties of such director, or result in, or could not reasonably be expected to result in, a material risk of personal or criminal liability for the Persons described above, such repatriation will be promptly effected and such repatriation of Net Cash Proceeds will be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.06(i) to the extent provided herein (without regard to this clause (j)); and (ii) if the repatriation by a Foreign Subsidiary to the United States (or to the applicable jurisdiction of organization of the Borrower responsible for the applicable payment required pursuant to Section 2.06(f)) of any amount required to mandatorily prepay the Loans pursuant to Section 2.06(f) above would result in material adverse tax liability (including material withholding tax consequences) to the Borrower (including pursuant to any Tax sharing arrangements or any Tax Distribution), any of the Borrower’s direct or indirect equity owners or its Subsidiaries (such amount, a “Restricted Amount”), as determined in good faith by the Borrower, the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.06(f), as applicable, shall be reduced by the Restricted Amount until such time as it may repatriate to the United States such Restricted Amount without incurring such material adverse tax liability; provided that to the extent that the repatriation of any Net Cash Proceeds from such Foreign Subsidiary would no longer have a material adverse tax consequence, an amount equal to the Net Cash Proceeds not previously applied pursuant to preceding clauses (i) and (ii), shall be promptly applied to the repayment of the Loans pursuant to Section 2.06 as otherwise required above (without regard to this clause (j)).

(j) Each Lender may elect, by notice to the Administrative Agent at or prior to the time, and in the manner specified by the Administrative Agent, of any prepayment of Loans required to be made by the Borrower pursuant to this Section 2.06 (except any prepayment required pursuant to Section 2.06(d) or Section 2.06(e)), to decline all (but not a portion) of its Applicable Percentage of such prepayment (such declined amounts, the “Declined Proceeds”) in which case such Declined Proceeds shall be retained by the Borrower and shall be added to the calculation of the Available Amount. If a Lender fails to deliver a notice of election declining receipt of its Applicable Percentage of such mandatory prepayment to the Administrative Agent within the time frame specified by the Administrative Agent, any such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage of the total amount of such mandatory prepayment of the Loans.

Section 2.07. Voluntary Prepayments.

(a) At any time and from time to time, the Borrower shall have the right to prepay the Loans, in whole or in part, without premium or penalty (except as provided in subclause (ii) below), upon written notice (or telephonic notice if followed promptly by written notice) given to the Administrative Agent not later than 1:00 p.m., three Business Days (or such shorter period as agreed to by the Administrative Agent) prior to each intended prepayment (or, in the case of a prepayment of a Base Rate Loan, one Business Day prepayment), provided that each partial prepayment of Loans shall be in an aggregate principal amount of not less than $1,000,000 (or, if less, in the amount of the aggregate outstanding amount of Loans being prepaid) or, if greater, an integral multiple of $500,000 in excess thereof (or, if such excess amount is less than $500,000, the remainder of such excess amount) and (ii) unless made together with any amounts required under Section 2.18 to be paid as a consequence of such prepayment, a prepayment of a SOFR Loan may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment and the aggregate principal amount, Class and Type of the Loans to be prepaid (and, in the case of SOFR Loans, the Borrowing pursuant to which made and the Interest Period applicable thereto), and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein (except as otherwise provided in Section 2.07(c)). Revolving Loans and Swingline Loans (but not Term Loans) prepaid pursuant to this Section 2.07 may be reborrowed, subject to the terms and conditions of this Agreement.

(b) Each prepayment of the Term Loans made pursuant to clause (a) above shall be applied to the scheduled principal payments of such Loans on a ratable basis among all such remaining amortization payments based on the principal amounts thereof. Each prepayment of the Loans made pursuant to clause (a) above shall be applied ratably among the Lenders holding the Loans being prepaid, in proportion to the principal amount held by each.

(c) Any notice in respect of a prepayment of the Credit Facilities (including in connection with a Change in Control or issuance of Indebtedness) (an “Optional Prepayment Notice”) may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower by providing notice to the Administrative Agent on or prior to the date of prepayment as specified in such Optional Prepayment Notice, and the failure to make a prepayment pursuant to such a revoked Optional Prepayment Notice shall not constitute an Event of Default.

Section 2.08. Interest. (a) Each Loan will bear interest in respect of the unpaid principal amount thereof from the date of Borrowing thereof until such principal amount shall be paid in full as follows:

(i) each Base Rate Borrowing of Loans, other than Swingline Loans, shall bear interest at the Adjusted Base Rate applicable to the Class of such Loan as in effect from time to time;

(ii) each SOFR Borrowing of Loans shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin Percentage; and

(iii) each Borrowing of Swingline Loans shall bear interest at the Adjusted Base Rate.

(b) (i) Upon the occurrence and during the continuance of an Event of Default pursuant to Section 9.01(a), (f), or (g) or (ii) upon the written request of the Administrative Agent (including acting at the direction of the Required Lenders) to the Borrower, upon the occurrence and during the continuance of any other Event of Default, the relevant overdue amounts of principal and, to the extent permitted by applicable law, any interest payments on the Loans and any fees or other Obligations hereunder, in each case, that are overdue, shall bear interest at a rate per annum equal to (x) in the case of overdue principal or interest of any Loan, 2.00% plus the interest rate applicable from time to time thereafter to such Loans (whether the Adjusted Base Rate or Adjusted Term SOFR plus the Applicable Margin Percentage, as applicable), or (y) in the case of fees or any other Obligations (other than principal and interest), 2.00% plus the rate then applicable to Loans bearing interest at the Adjusted Base Rate. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief under any Debtor Relief Law.

(c) Accrued (and theretofore unpaid) interest shall be payable as follows:

(i) in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.06, except as provided herein below), in arrears on the last Business Day of each fiscal quarter, beginning with the first such day to occur after the Closing Date; provided that, in the event any Base Rate Loans are repaid or prepaid in full and the Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

(ii) in respect of each SOFR Loan (including any SOFR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.06, except as provided herein below), in arrears (y) on the last Business Day of the Interest Period applicable thereto and (z) in addition, in the case of a SOFR Loan with an Interest Period having a duration of more than three months, each three month anniversary of the first day of such Interest Period (or, if any such day is not a Business Day, the next succeeding Business Day); provided that, in the event any SOFR Loans are repaid or prepaid, the accrued interest in respect of such Term Benchmark Loans shall be payable together with such repayment or prepayment on the date thereof;

(iii) with respect to any SOFR Loan after the effectiveness of a Benchmark Replacement or in accordance with Section 1.10(e)(A), each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month);

(iv) interest accrued pursuant to paragraph (b) of this Section 2.08 shall be payable on demand by the Administrative Agent or the Administrative Agent acting at the direction of the Required Lenders; and

(v) in respect of any Loan, at maturity (whether pursuant to acceleration or otherwise).

(d) Nothing contained in this Agreement or in any other Credit Document shall be deemed to establish or require the payment of interest, including in the case of default interest, to any Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable for the account of any Lender on any interest payment date would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount. In the event of any such reduction affecting any Lender, if from time to time thereafter the amount of interest payable for the account of such Lender on any interest payment date would be less than the maximum amount permitted by applicable law to be charged by such Lender, then the amount of interest payable for its account on such subsequent interest payment date shall be automatically increased to such maximum permissible amount, provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this sentence exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to the previous sentence.

(e) The Administrative Agent shall promptly notify the Borrower and the Lenders upon determining the interest rate for each Borrowing of SOFR Loans after its receipt of the relevant Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that the failure of the Administrative Agent to provide the Borrower or the Lenders with any such notice shall neither affect any obligations of the Borrower or the Lenders hereunder nor result in any liability on the part of the Administrative Agent to the Borrower or any Lender. Each such determination shall, absent manifest error, be conclusive and binding on all parties hereto.

Section 2.09. Fees. The Borrower agrees to pay:

(a) To the Arrangers, for their own account and for the account of the Lenders, as applicable, on the Closing Date, the applicable fees described in the Mandate Letter, in the amount set forth therein as due and payable on such date and to the extent not theretofore paid to it.

(b) To the Administrative Agent, for the account of each Revolving Lender (other than a Defaulting Lender), a commitment fee for each fiscal quarter (or portion thereof) for the period from the Closing Date to the date on which such Lender’s Revolving Credit Commitment of such Class terminates, equal to the Commitment Fee Rate applicable to the Revolving Credit Commitment of such Class, on such Revolving Lender’s Applicable Percentage times the average daily aggregate Unutilized Revolving Credit Commitments (reduced by the Stated Amount of any outstanding Letters of Credit), payable in arrears (i) on the last Business Day of each fiscal quarter, beginning with the first such day to occur after the Closing Date and (ii) on the date on which the Revolving Credit Commitments of the applicable Class terminate.

(c) To the Administrative Agent, for the account of each Lender with a Revolving Credit Commitment, a letter of credit fee in accordance with the terms set forth on Schedule 2.09(c).

(d) To each Issuing Lender, for its own account, a fronting fee in respect of each Letter of Credit issued by such Issuing Lender, for each fiscal quarter (or portion thereof) in respect of all such Letters of Credit outstanding during such quarter, at 0.125% per annum, on the daily average aggregate Stated Amount of such Letters of Credit, payable in arrears (i) on the last Business Day of each fiscal quarter, beginning with the first such day to occur after the Closing Date and (ii) on the later of the date on which such Revolving Lender’s Revolving Credit Commitment of such Class terminates and the date of termination of the last outstanding of such Letters of Credit.

(e) To each Issuing Lender, for its own account, such commissions, issuance fees, transfer fees and other fees and charges incurred in connection with the issuance, amendment, processing and administration of each Letter of Credit as are customarily charged from time to time by such Issuing Lender for the performance of such services in connection with similar letters of credit, but without duplication of amounts payable under subsection (d) above.

(f) To the Administrative Agent, for its own account, the annual administrative fee described in the Mandate Letter, on the terms, in the amounts and at the times set forth therein.

Section 2.10. Interest Periods. Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing of SOFR Loans, any conversion of Base Rate Loans or SOFR Loans, or any continuation of SOFR Loans as SOFR Loans, respectively, the Borrower shall have the right to elect, pursuant to such notice, the period commencing on the date a Borrowing of SOFR Loans or Swingline Loans is advanced, continued, or created by conversion and ending, in the case of Term SOFR, the period commencing on the date of such Loan or Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case subject to the availability thereof) as specified in the applicable borrowing request or interest election request (“Interest Period”) to be applicable to such SOFR Loans; provided, however, that:

(i) all SOFR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any SOFR Loan shall commence on the date of the Borrowing of such SOFR Loan (including the date of any continuation of, or conversion into, such SOFR Loan), and each successive Interest Period applicable to such SOFR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) SOFR Loans may not be outstanding under more than 6 separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month;

(v) no Interest Period shall extend beyond the final maturity date of the relevant Loans;

(vi) no Interest Period with respect to any portion of the Term Loans shall extend beyond a date on which Borrower is required to make a scheduled payment of principal on the Term Loans, unless the sum of (a) the aggregate principal amount of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of Term Loans that are SOFR Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount to be paid on the Term Loans on such payment date;

(vii) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of SOFR Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day;

(viii) for purposes of determining an Interest Period for a Borrowing of SOFR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end; and

(ix) no tenor that has been removed from this definition pursuant to Section 1.10(d) shall be available for specification in such Borrowing Request or Interest Election Request.

Section 2.11. Conversions and Continuations.

The Borrower shall have the right, on any Business Day occurring on or after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Loans of any Class into SOFR Loans of the same Class, or to convert any SOFR Loans of any Class the Interest Periods for which end on the same day into Base Rate Loans of the same Class, or (ii) upon the expiration of any Interest Period, to continue all or a portion of the outstanding principal amount of any SOFR Loans of any Class, the Interest Periods for which end on the same day, for an additional Interest Period, provided that (w) any such conversion of SOFR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $1,000,000 (or, if less, the aggregate outstanding amount of such SOFR Loan) and, if greater, an integral multiple of $500,000 in excess thereof; any such conversion of Base Rate Loans into, or continuation of, SOFR Loans shall involve an aggregate principal amount of not less than $1,000,000 (or, if less, the aggregate outstanding amount of such Base Rate Loan) or, if greater, an integral multiple of $500,000 in excess thereof (or, if such excess amount is less than $500,000, the remainder of such excess amount) and no partial conversion of SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding principal amount of such SOFR Loans to less than $1,000,000 or to any greater amount not an integral multiple of $500,000 in excess thereof (or, if such excess amount is less than $500,000, the remainder of such excess amount), (x) except as otherwise provided in Section 2.16, SOFR Loans may be converted into Base Rate Loans and only on the last day of the Interest Period applicable thereto, (y) no such conversion or continuation shall be permitted with regard to any Base Rate Loans that are Swingline Loans and (z) no conversion of Base Rate Loans into SOFR Loans or continuation of SOFR Loans shall be permitted during the continuance of an Event of Default. The Borrower shall make each such election by giving the Administrative Agent written notice not later than 2:00 p.m., three Business Days prior to the intended effective date of any such conversion or continuation (or in the case of a conversion of any Loan into a Base Rate Loan, on the date of such conversion). Each such notice (each, a “Notice of Conversion/Continuation”) shall be irrevocable, shall be given in the form of Exhibit B-3 and shall specify (x) the date of such conversion or continuation (which shall be a Business Day), (y) in the case of a conversion into, or a continuation of, SOFR Loans, the Interest Period to be applicable thereto, and (z) the aggregate principal amount, Class and Type of the Loans being converted or continued. Upon the receipt of a Notice of Conversion/Continuation, the Administrative Agent will promptly notify each Lender having a Commitment for Loans (or outstanding Loans) of the relevant Class of the proposed conversion or continuation. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding SOFR Loans, such SOFR Loans shall be continued at the end of its Interest Period as a SOFR Loan with an Interest Period of one month. In the event the Borrower shall have failed to select in a Notice of Conversion/Continuation the duration of the Interest Period to be applicable to any conversion into, or continuation of, SOFR Loans, then the Borrower shall be deemed to have selected an Interest Period with a duration of three months.

Section 2.12. Method of Payments; Computations.

(a) All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense and in immediately available funds to the Administrative Agent, for the account of the Lenders entitled to such payment or the Swingline Lender, as the case may be (except as otherwise expressly provided herein as to payments required to be made directly to the Issuing Lenders and the Lenders), (i) in the case of payments of principal and interest with respect to any Loan and all payments of fees, expenses and any other amounts due hereunder or under any other Credit Document, in Dollars, in each case, to the Administrative Agent at its applicable Lending Office, prior to 1:00 p.m. on the date payment is due. Any payment made as required hereinabove, but after 1:00 p.m. shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of SOFR Loans to which the provisions of clause (iv) in Section 2.10 are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts. The Administrative Agent will distribute to the Lenders like amounts relating to payments made to the Administrative Agent for the account of the Lenders as follows: (i) if the payment is received by 1:00 p.m. in immediately available funds, the Administrative Agent will make available to each relevant Lender on the same date, by wire transfer of immediately available funds, such Lender’s ratable share of such payment (based on the percentage that the amount of the relevant payment owing to such Lender bears to the total amount of such payment owing to all of the relevant Lenders), and (ii) if such payment is received after 1:00 p.m. or in other than immediately available funds, the Administrative Agent will make available to each such Lender its ratable share of such payment by wire transfer of immediately available funds on the next succeeding Business Day (or in the case of uncollected funds, as soon as practicable after collected). If the Administrative Agent shall not have made a required distribution to the appropriate Lenders as required hereinabove after receiving a payment for the account of such Lenders, the Administrative Agent will pay to each such Lender, on demand, its ratable share of such payment with interest thereon for each day from the date such amount was required to be disbursed by the Administrative Agent until the date repaid to such Lender at the Federal Funds Rate. The Administrative Agent will distribute to the Issuing Lenders like amounts relating to payments made to the Administrative Agent for the account of such Issuing Lenders in the same manner, and subject to the same terms and conditions, as set forth hereinabove with respect to distributions of amounts to the Lenders.

(b) Unless the Administrative Agent shall have received written notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that such payment will not be made in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance on such assumption, but shall not be obligated to, cause to be distributed to such Lender on such due date an amount equal to the amount then due to such Lender. With respect to any payment that Administrative Agent makes to any Lender or other Secured Party as to which Administrative Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made the corresponding payment to Administrative Agent; (2) Administrative Agent has made a payment in excess of the amount(s) received by it from Borrower either individually or in the aggregate (whether or not then owed); or (3) Administrative Agent has for any reason otherwise erroneously made such payment, and without limiting the obligation of the Borrower to make such payment in accordance with the terms hereof, such Lender or Secured Party shall repay to the Administrative Agent forthwith on demand such amount so distributed to such Lender or Secured Party, together with interest thereon for each day from the date such amount is so distributed to such Lender until the date repaid to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) All computations of interest and fees hereunder shall be made on the basis of a year consisting of (i) in the case of interest on Base Rate Loans, 365/366 days, as the case may be, or (ii) in all other instances, 360 days; and in each case under (i) and (ii) above, with regard to the actual number of days (including the first day, but excluding the last day) elapsed.

Section 2.13. Recovery of Payments. The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Administrative Agent, any Lender or any Issuing Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received. If any amounts distributed by the Administrative Agent to any Lender are subsequently returned or repaid by the Administrative Agent to the Borrower or any of its representatives or successors in interest, whether by court order or by settlement approved by the Lender in question, such Lender will, promptly upon receipt of notice thereof from the Administrative Agent, pay the Administrative Agent such amount. If any such amounts are recovered by the Administrative Agent from the Borrower or any of its representatives or successors in interest, the Administrative Agent will redistribute such amounts to the Lenders on the same basis as such amounts were originally distributed.

Section 2.14. Payment Waterfall(a) . Anything contained herein to the contrary notwithstanding (including Section 2.06(g)), all payments and collections received in respect of the Secured Obligations and all proceeds of the Collateral received, in each instance, by Administrative Agent or any of the Lenders after acceleration or the final maturity of the Secured Obligations or termination of the Commitments as a result of an Event of Default shall be remitted to Administrative Agent and distributed as follows:

(a) first, to the payment of all reasonable and documented out-of-pocket costs and expenses incurred by the Administrative Agent or the Collateral Agent, as applicable, in connection with such collection or sale or otherwise in connection with this Agreement, any other Credit Document or any of the Secured Obligations, including all documented out-of-pocket court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent or the Collateral Agent, as applicable, hereunder or under any other Credit Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

(b) second, to payment of that portion of the Secured Obligations constituting indemnities and other amounts (other than principal, interest and fees) due and payable to the Secured Parties (including fees, charges and disbursements of counsel to the respective Secured Parties) arising under the Credit Documents, ratably among them in proportion to the respective amounts described in this clause (b) payable to them;

(c) third, to payment of that portion of the Secured Obligations constituting accrued and unpaid fees and interest on the Loans and other Secured Obligations arising under the Credit Documents, ratably among the Secured Parties in proportion to the respective amounts described in this clause (c) payable to them;

(d) fourth, ratably to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and other Secured Obligations;

(e) fifth, ratably to payment of all other Secured Obligations until the Termination Date has occurred; and

(f) finally, any surplus remaining after such application to the Credit Parties or to whomever may be legally entitled thereto.

If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Secured Obligations, if any, in the order set forth above.

Section 2.15. Pro Rata Treatment.

(a) Except in the case of Swingline Loans, all fundings, continuations and conversions of Loans of any Class shall be made by the Lenders pro rata on the basis of their respective Commitments to provide Loans of such Class (in the case of the initial funding of Loans of such Class pursuant to Section 2.02) or on the basis of their respective outstanding Loans of such Class (in the case of continuations and conversions of Loans of such Class pursuant to Section 2.11, and additionally in all cases in the event the Commitments have expired or have been terminated), as the case may be from time to time. Except as otherwise provided herein, all payments on account of principal of or interest on any Loans, fees or any other Obligations owing to or for the account of any one or more Lenders shall be apportioned ratably among such Lenders in proportion to the amounts of such principal, interest, fees or other Obligations owed to them respectively. Each Lender agrees that if it shall receive any amount hereunder (whether by voluntary payment, realization upon security, exercise of the right of setoff or banker’s lien, counterclaim or cross action, or otherwise) applicable to the payment of any of the Obligations that exceeds its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of such Obligations due and payable to all Lenders at such time) of payments on account of such Obligations then or therewith obtained by all the Lenders to which such payments are required to have been made, such Lender shall forthwith purchase from the other Lenders such participations in such Obligations as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each such other Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery, together with an amount equal to such other Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to the provisions of this subsection may, to the fullest extent permitted by law, exercise any and all rights of payment (including setoff, banker’s lien or counterclaim) with respect to such participation as fully as if such participant were a direct creditor of each of the Borrower in the amount of such participation. If under any applicable Debtor Relief Law, any Lender receives a secured claim in lieu of a setoff to which this subsection applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this subsection to share in the benefits of any recovery on such secured claim.

(b) The provisions of this Section 2.15 shall not be construed to apply to (i) any payment, prepayment, purchase, assignment or distribution made by the Borrower pursuant to and in accordance with the terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it, including any payment made or deemed made in connection with Sections 2.22.

Section 2.16. Increased Costs; Change in Circumstances; Illegality; Etc.. (a) If the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, in each case after the Closing Date, or compliance by any Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law but which such Lender customarily complies with) given or made after the Closing Date, shall

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, such Lender, Issuing Lender or its applicable Lending Office; or

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on such Lender, Issuing Lender or its applicable Lending Office any other condition, cost or expense (other than Taxes) affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loans or issuing or participating in Letters of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (including in respect of Letters of Credit), then the Borrower will, within 15 days after the Borrower’s receipt of the certificate contemplated by Section 2.21(a), pay to such Lender such additional amounts as shall compensate such Lender for such increase in costs or reduction in return.

(b) If any Lender shall have reasonably determined that the introduction of or any change in any applicable law, rule or regulation regarding capital adequacy or liquidity or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, in each case after the Closing Date, or compliance by such Lender with any guideline or request from any such Governmental Authority (whether or not having the force of law) given or made after the Closing Date, has or would have the effect, as a consequence of such Lender’s Commitment, Loans or issuance of or participations in Letters of Credit hereunder, of reducing the rate of return on the capital of such Lender or any Person controlling such Lender to a level below that which such Lender or controlling Person could have achieved but for such introduction, change or compliance (taking into account such Lender’s or controlling Person’s policies with respect to capital adequacy or liquidity), the Borrower will, within 15 days after the Borrower’s receipt of the certificate contemplated by Section 2.21(a), pay to such Lender such additional amounts as will compensate such Lender or controlling Person for such reduction in return.

(c) If, on or prior to the first day of any Interest Period, (x) (1) the Administrative Agent shall have determined adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR, as applicable (including because the Term SOFR Reference Rate is not available or published on a current basis), for the applicable currency and such Interest Period or (2) the Administrative Agent shall have received written notice from the Required Lenders of their determination that any rate of interest referred to in the definition of “Adjusted Term SOFR” upon the basis of which the applicable Adjusted Term SOFR for such Interest Period, is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining the relevant Class of SOFR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders, (y) syndicated loans currently being executed, or that include language similar to that contained in this Section 2.16, are being executed or amended (as applicable) on a widespread basis in the market to incorporate or adopt a new benchmark interest rate to replace Adjusted Term SOFR or (z) the Administrative Agent shall have received written notice from the Required Lenders of their determination that the rate of interest referred to in the definition of “Adjusted Term SOFR” upon the basis of which the applicable Adjusted Term SOFR for such Interest Period is to be determined will not adequately and fairly reflect the cost to such Lenders of making or maintaining the relevant Type of SOFR Loans during such Interest Period, the Administrative Agent will forthwith so notify the Borrower and the Lenders. Upon such notice, (i) all then outstanding SOFR Loans of each Interest Period type specified in such notice (each, a “Relevant Type”) shall, on the expiration date of the respective Interest Periods applicable thereto and at the Borrower’s election, be (1) prepaid in full or (2) with respect to any SOFR Loan, converted into the applicable Base Rate Loan and (ii) the obligation of the Lenders to make, to convert Loans into, or to continue SOFR Loans of each Relevant Type shall be suspended (including pursuant to the Borrowing to which such Interest Period applies), in each case until the Administrative Agent or the Required Lenders, as the case may be, shall have determined that the circumstances giving rise to such suspension no longer exist, and upon such determination the Required Lenders (if making such determination) shall so notify the Administrative Agent, and the Administrative Agent shall so notify the Borrower and the Lender.

(d) Notwithstanding any other provision in this Agreement, if, at any time after the Closing Date and from time to time, any Lender shall have determined in good faith that the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance with any guideline or request from any such Governmental Authority (whether or not having the force of law), has or would have the effect of making it unlawful for such Lender to make or to continue to make or maintain SOFR Loans, such Lender will forthwith so notify the Administrative Agent and the Borrower. Upon receipt of such notice, (i) each of such Lender’s then outstanding SOFR Loans of each Relevant Type shall automatically, on the expiration date of the respective Interest Period applicable thereto (or, to the extent any such SOFR Loan may not lawfully be maintained as a SOFR Loan until such expiration date, upon such notice), be converted into with respect to any such SOFR Loans, the applicable Base Rate Loan, (ii) the obligation of such Lender to make, to convert Base Rate Loans into, or to continue, SOFR Loans of each Relevant Type shall be suspended (including pursuant to any Borrowing for which the Administrative Agent has received a Notice of Borrowing but for which the Borrowing Date has not arrived), and (iii) any Notice of Borrowing or Notice of Conversion/Continuation given at any time thereafter with respect to SOFR Loans, as to such Lender, be deemed to be a request for an applicable Base Rate Loan until such Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Administrative Agent, and the Administrative Agent shall have so notified the Borrower. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith determination of such lender otherwise be disadvantageous to such Lender.

(e) Determinations by the Administrative Agent or any Lender for purposes of subsections (a) and (b) of this Section 2.16 of any increased costs, reduction in return, market contingencies, illegality, additional interest or any other matter shall, absent manifest error, be conclusive, provided that such determinations are made in good faith. Except as provided in Section 2.21(c), no failure by the Administrative Agent or any Lender at any time to demand payment of any amounts payable under this Section shall constitute a waiver of its right to demand payment of any additional amounts arising at any subsequent time. Nothing in this Section shall require or be construed to require the Borrower to pay any interest, fees, costs or other amounts in excess of that permitted by applicable law.

For the avoidance of doubt, (i) subsections (a) through and (e) of this Section 2.16 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (x) under or in connection with the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and (y) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), regardless of the date adopted, issued, promulgated or implemented, and (ii) this Section 2.16 shall not apply to Taxes imposed in respect of any payments of principal, interest, fees or any other amount payable hereunder, which, for the avoidance of doubt, shall be governed exclusively by Section 2.17.

Section 2.17. Taxes.

(a) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Lender.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. Without duplication of amounts paid under Section 2.17(b) or (d), the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. Without duplication of amounts paid under Section 2.17(b) or (c), the Credit Parties shall jointly and severally indemnify each Recipient, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (together with a reasonable explanation thereof) delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.07(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.17, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(g)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of duly executed and completed IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, copies duly executed and completed of IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) copies of duly executed and completed IRS Form W-8ECI or W-8EXP (or any successor form);

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of the Borrower within the meaning of Sections 871(h)(3) or 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) copies of duly executed and completed IRS Form W-8BEN or W-8BEN-E (or any successor form); or

(iv) to the extent a Foreign Lender is not the beneficial owner, copies of duly executed and completed IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, W-8EXP, W-8BEN or W-8BEN-E (or any successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), copies of duly executed and completed any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund (including a credit in lieu of a refund) of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party (incurred in connection with such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 2.18. Compensation.

If any Lender shall incur any loss, cost or expense (including any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any SOFR Loan or Swingline Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender but excluding lost profits) as a result of:

(a) any payment, prepayment or conversion of a SOFR Loan or Swingline Loan on a date other than the last day of its Interest Period,

(b) any failure (because of a failure to meet the conditions of Article 4 or otherwise) by Borrower to borrow or continue a SOFR Loan or Swingline Loan, or to convert a Base Rate Loan into a SOFR Loan or Swingline Loan on the date specified in a notice given pursuant to Section 2.02,

(c) any failure by Borrower to make any payment of principal on any SOFR Loan or Swingline Loan when due (whether by acceleration or otherwise), or

(d) any acceleration of the maturity of a SOFR Loan or Swingline Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, Borrower shall pay to such Lender such amount to reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to Borrower, with a copy to Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive and binding on Borrower absent manifest error.

Section 2.19. Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.03 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or the Swingline Lender hereunder; third, to Cash Collateralize Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.19(d); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.19(d); sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Reimbursement Obligations with respect to Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied and waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations with respect to Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations with respect to Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swingline Loans are held by the Lenders pro rata in accordance with the applicable Commitments without giving effect to Section 2.19(a)(iii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(i) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(ii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee pursuant to Section 2.09(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) No Defaulting Lender shall be entitled to receive fees pursuant to Schedule 2.09(c) for any period during which that Lender is a Defaulting Lender except to the extent allocable to its Applicable Percentage of the Stated Amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19(d). With respect to any fees not required to be paid to any Defaulting Lender pursuant to the foregoing sentence, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iii) below, (y) pay to the applicable Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iii) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be automatically reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(iv) Cash Collateral. If the reallocation described in clause (iii) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.19(d).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.19(a)(iii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. Notwithstanding anything to the contrary herein or in any other Credit Document, so long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that the participations therein will be fully allocated among Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and the Defaulting Lender shall not participate therein and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that the participations in any existing Letters of Credit as well as the new, extended, renewed or increased Letter of Credit has been or will be fully allocated among the Non-Defaulting Lenders in a manner consistent with clause (a)(iii) above and such Defaulting Lender shall not participate therein except to the extent such Defaulting Lender’s participation has been or will be fully Cash Collateralized in accordance with Section 2.19(d).

(d) Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or an Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize such Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.19(a)(iii) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. The Borrower, and to the extent provided by (or being held pursuant to Section 2.19(a)(i) in lieu of distribution to) any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lenders’ Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (A) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender) or (B) the determination by the Administrative Agent and the Issuing Lenders that there exists excess Cash Collateral; provided that, subject to the other provisions of this Section 2.19, the Person providing Cash Collateral and the Issuing Lenders may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.

Section 2.20. Replacement of Lenders.

The Borrower may, at any time, replace any Lender (a) that has requested compensation from the Borrower under Section 2.16 or 2.17, (b) the obligation of which to make or maintain SOFR Loans has been suspended under Section 2.16(d), (c) that has refused to consent to any proposed amendment, modification, waiver or discharge or termination of, or consent to any departure (each, a “Proposed Change”) by the Borrower from, any provision of this Agreement that, pursuant to Section 12.06(i), requires the consent of such Lender and with respect to which Lenders constituting the Required Lenders or Required Revolving Lenders, as applicable, have consented to the Proposed Change, or (d)(x) that shall become and continue to be a Defaulting Lender and (y) such Defaulting Lender shall fail to cure the default pursuant to Section 2.19(b) within five Business Days after the Borrower’s request that it cure such default, in each case with respect to the foregoing clauses (a), (b), (c) and (d), by written notice to such Lender and the Administrative Agent and identifying one or more Persons each of which shall be an Eligible Assignee (each, a “Replacement Lender” and collectively, the “Replacement Lenders”) to replace such Lender (the “Replaced Lender”); provided, however, that (i) the notice from the Borrower to the Replaced Lender and the Administrative Agent provided for hereinabove shall specify an effective date for such replacement (the “Replacement Effective Date”) subject to the consent of the Administrative Agent (and, in the case of Replaced Lender which is a Revolving Lender, the Swingline Lender and each Issuing Lender), in each case, to the extent such consent would be required under Section 12.07, (ii) as of the relevant Replacement Effective Date, each Replacement Lender shall enter into an Assignment and Assumption with the Replaced Lender pursuant to Section 12.07 (but shall not be required to pay the processing fee otherwise payable to the Administrative Agent pursuant to Section 12.07, which fee, for purposes hereunder, shall be waived), pursuant to which such Replacement Lenders collectively shall acquire, in such proportion among them as they may agree with the Borrower and the Administrative Agent, all (but not less than all) of the Commitment and outstanding Loans of the Replaced Lender affected by the Proposed Change or other condition described above, and, in connection therewith, shall pay (x) to the Replaced Lender, as the purchase price in respect thereof, an amount equal to the sum as of the Replacement Effective Date (without duplication) of (1) the unpaid principal amount of, and all accrued but unpaid interest on, all outstanding Loans of the Replaced Lender affected by the Proposed Change or other condition described above (unless the Borrower agrees with such Replacement Lender to pay such accrued but unpaid interest directly to the Replaced Lender concurrently with the effectiveness of such Assignment and Assumption) and (2) the Replaced Lender’s ratable share of all accrued but unpaid fees owing to the Replaced Lender under Section 2.09(b), (y) to the Administrative Agent, for its own account, any amounts owing to the Administrative Agent by the Replaced Lender under Section 2.03 and (z) to the Administrative Agent, for the account of the Swingline Lender, any amounts owing to the Swingline Lender under Section 2.02(f), (iii) all other obligations of the Borrower owing to the Replaced Lender (other than those specifically described in clause (ii) above in respect of which the assignment purchase price has been, or is concurrently being, paid), including amounts payable under Section 2.16 and Section 2.17 which give rise to the replacement of such Replaced Lender and amounts payable under Section 2.18 as a result of the actions required to be taken under this Section 2.20, shall be paid in full by the Borrower to the Replaced Lender on or prior to the Replacement Effective Date, (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter and (v) each Replacement Lender shall consent, at the time of such assignment, to each Proposed Change (if applicable). Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Replaced Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 12.07. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within three Business Days after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 12.07 on behalf of a Replaced Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 12.07. Notwithstanding anything to the contrary, no Lender shall be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.21. Mitigation; Etc..

(a) Any Lender or Issuing Lender claiming reimbursement, compensation or indemnity under Sections 2.16, 2.17 or 2.18, shall be required to deliver to the Borrower a certificate (i) setting forth in reasonable detail the amount payable to it necessary to compensate such Lender or Issuing Lender or the holding company thereof, as applicable, (ii) setting forth in reasonable detail the manner in which such amount was determined and (iii) other than in respect of Section 2.17, certifying that such Lender or Issuing Lender is generally charging such amounts to similarly situated borrowers, which certificate shall be conclusive and binding on the Borrower in the absence of manifest error. Any Recipient claiming any amounts pursuant to Section 2.16 or 2.17 shall use reasonable efforts (consistent with legal and regulatory restrictions) to avoid any costs, reductions or Taxes in respect of which such amounts are claimed, including the filing of any certificate or document reasonably requested by the Borrower or the changing of the jurisdiction of its Lending Office if such efforts would avoid the need for or reduce any such amounts that would thereafter accrue and would not, in the sole determination of such Recipient, as applicable, result in any additional unreimbursed costs, expenses or risks to such Recipient or be otherwise disadvantageous to such Recipient.

(b) Failure or delay on the part of any Lender to demand compensation or indemnification pursuant to Section 2.16 or Section 2.17 shall not constitute a waiver of such Lender’s right to demand such compensation or indemnification; provided that the Borrower shall not be required to compensate or indemnify a Lender pursuant to Section 2.16 for any increased costs, reductions or any other amount incurred (or, in the case of Section 2.17, for any interest, penalties or additions to Tax incurred), more than 180 days prior to the date that such Lender notifies the Borrower of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor; provided further that, if the event giving rise to such claim is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.22. Incremental Loans. At any time prior to (i) the Latest Term Loan Maturity Date, the Borrower may, upon ten Business Days’ notice to the Administrative Agent (or such lesser notice as agreed to by the Administrative Agent), add one or more additional tranches of incremental term facilities and/or increase the principal amount of the Term Loans of any existing Class by requesting new term loan commitments to provide such Term Loans (any such new tranche or increase, an “Incremental Term Facility” and any loans made pursuant to an Incremental Term Facility, “Incremental Term Loans”) and/or (ii) the Latest Revolving Credit Maturity Date, the Borrower may add one or more additional tranches of incremental revolving facilities and/or increase the aggregate amount of the Revolving Credit Commitments of any existing Class by requesting new revolving loan commitments to provide Revolving Loans (any such new tranche or increase, an “Incremental Revolving Facility” and, together with any Incremental Term Facility, the “Incremental Facilities” (and each, an “Incremental Facility”); the loans thereunder, “Incremental Revolving Loans” and any Incremental Revolving Loans, together with any

Incremental Term Loans, “Incremental Loans”); by an aggregate amount not in excess of the Incremental Cap, tested at the time of incurrence thereof; provided that (i) any such request for a new tranche or an increase of Incremental Term Loans shall be in a minimum amount of $5,000,000, and (ii) any such request for a new tranche or an increase of Incremental Revolving Loans shall be in a minimum amount of $5,000,000. The Borrower may invite (A) any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or (B) any other Person that would be an Eligible Assignee to provide all or a portion of the Incremental Commitments (any such Person, an “Incremental Lender”); provided, that the Administrative Agent shall have a right to consent to any Person becoming an Incremental Lender pursuant to clause (B) above (such consent not to be unreasonably withheld or delayed) in each case, to the extent such consent would be required under Section 12.07(a)(i)(B). Any existing Lender offered or approached to provide a portion of the Incremental Commitments or any Incremental Loan may elect or decline, in its sole discretion, to provide a portion of the Incremental Commitments or any Incremental Loans and any existing Lender may elect to provide Incremental Commitments or Incremental Loans without the consent of any other Lender.

(a) The Incremental Facilities shall be subject to the following provisions, as applicable:

(i) subject to, and except as otherwise provided in, clause (x) below, (A) no Default or Event of Default shall exist immediately prior to or after giving effect to such Incremental Facility, (B) the condition set forth in Section 4.02(b) shall be satisfied, (C) after giving effect to the incurrence of any Incremental Facility, the Borrower shall be in compliance with the Financial Covenants calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period, assuming a full drawing of such Incremental Facility (and without “netting” the cash proceeds of any such Incremental Facility) and (D) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clauses (A) through (C) above, together with reasonably detailed calculations demonstrating compliance with clause (C) above;

(ii) subject to clauses (iv) and (v) below, any Incremental Term Facility may otherwise have an amortization schedule as determined by the Borrower and the lenders providing such Incremental Term Facility;

(iii) the Incremental Loans (A) shall rank pari passu in right of payment and with respect to security with the Secured Obligations, (B) may not be secured by any assets other than Collateral (provided that, in the case of any Incremental Facility that is funded into Escrow or similar arrangement, such Incremental Facility may be secured by the applicable funds and related assets held in Escrow (including any related deposit of Cash or Cash Equivalents to cover interest and premium with respect to such Incremental Facility) (and the proceeds thereof) until such Incremental Facility is released from Escrow) and (C) may not be guaranteed by any Person who is not a Credit Party (it being understood that obligations of any Person with respect to any Escrow or other similar arrangement shall not constitute a guarantee by a Subsidiary that is a Non-Credit Party);

(iv) any Incremental Term Loans will not have (A) a maturity date earlier than the then-existing Latest Term Loan Maturity Date or (B) a shorter Average Life to maturity than the remaining Average Life to maturity of the Initial Term Loans (without giving effect to any prepayment of the Initial Term Loans that would otherwise modify the Average Life to maturity thereof);

(v) any Incremental Revolving Loans will not have a maturity date earlier than (or require scheduled amortization or differing mandatory commitment reductions prior to) the then-existing Latest Revolving Credit Maturity Date;

(vi) in the event that the All-In Yield of any Incremental Term Facility effected exceeds the All-In Yield of the existing Term Loans by more than 75 basis points, then the Applicable Margin Percentage for the existing Term Loans shall be increased to the extent necessary so that the All-In Yield of the Term Loans is equal to the All-In Yield of such term loans incurred pursuant to such Incremental Term Facility minus 75 basis points; provided that, to the extent the All-In Yield with respect to such Incremental Term Facility is greater than such All-In Yield with respect to the existing Term Loans solely as a result of a higher interest rate floor, then the increase to the Applicable Margin Percentage shall be effected solely by increasing the interest rate floor on the existing Term Loans; provided, further, that this clause (vi) shall not apply to any Incremental Term Facility after the first twenty-four (24) months following the Closing Date;

(vii) except as otherwise permitted herein (including with respect to currency, margin, pricing (including any “most favored nation” or other pricing terms), interest rate margins, rate floors, fees, premiums (including prepayment premiums), funding discounts and, subject to clauses (iv) and (v) above, maturity and amortization), (A) the terms of any Incremental Term Facility, if not substantially consistent with those applicable to any then-existing term facility, must be reasonably acceptable to the Administrative Agent (it being agreed that any terms contained in such Incremental Term Facility that are (x) applicable only after the then-existing Latest Term Loan Maturity Date and/or (y) more favorable to the lenders or the agent of such Incremental Term Facility than those contained in the Credit Documents and are then conformed (or added) to the Credit Documents for the benefit of the Term Lenders or the Administrative Agent, as applicable (i.e., by conforming or adding a term to the then-outstanding term facility pursuant to the applicable Incremental Facility amendment) shall be deemed acceptable to the Administrative Agent) (provided that, in the event such Incremental Term Facility contains a financial maintenance covenant, such financial maintenance covenant is conformed or added to the Credit Documents for the benefit of the Term Lenders) and (B) the terms of any Incremental Revolving Facility, if not substantially consistent with those applicable to any then-existing revolving facility must be reasonably acceptable to the Administrative Agent (it being agreed that any terms contained in such Incremental Revolving Facility that are (x) applicable only after the then-existing Latest Revolving Credit Maturity Date and/or (y) more favorable to the lenders or the agent of such Incremental Revolving Facility than those contained in the Credit Documents (including any financial maintenance covenant that is more favorable to the lenders or agent of such Incremental Revolving Facility than the Financial Covenants in Section 7.01) and are then conformed (or added) to the Credit Documents for the benefit of the Revolving Lenders or, as applicable, the Administrative Agent (i.e., by conforming or adding a term to the then-outstanding revolving facility pursuant to the applicable Incremental Facility revolving credit ma) shall be deemed satisfactory to the Administrative Agent) (which amendments may be implemented by the Borrower and the Administrative Agent without the consent of the Required Lenders or other Lenders required by Section 12.06; it being acknowledged and agreed by each Lender that (x) it hereby irrevocably authorizes and directs the Administrative Agent to enter into such amendment and (y) the Administrative Agent, in its capacity as such shall have no liability with respect to such amendment and each Lender hereby irrevocably waives to the fullest extent permitted by Requirement of Law any claims against the Administrative Agent with respect to such amendment);

(viii) mandatory prepayments (other than scheduled amortization payments) of Incremental Term Loans shall be made on a pro rata basis with all Initial Term Loans and all Initial Revolving Loans (and all then existing Additional Term Loans and all then existing Additional Revolving Loans requiring ratable prepayment), except that the Borrower and the Lenders in respect of such Incremental Term Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any mandatory prepayments on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) and any voluntary prepayments on a pro rata or less than pro rata basis (but not greater than pro rata basis);

(ix) mandatory prepayments (other than scheduled amortization payments) of Incremental Revolving Loans shall be made on a pro rata basis with all Initial Term Loans and all Initial Revolving Loans (and all then existing Additional Term Loans and all then existing Additional Revolving Loans requiring ratable prepayment), except that the Borrower and the Lenders in respect of such Incremental Revolving Loans shall be permitted, in their sole discretion, to elect to prepay or receive, as applicable, any mandatory prepayments on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) and any voluntary prepayments on a pro rata or less than pro rata basis (but not greater than pro rata basis);

(x) any fees payable in connection with any Incremental Facility shall be determined by the Borrower and the arrangers and/or lenders providing such Incremental Facility;

(xi) the proceeds of any Incremental Facility may be used for working capital and/or other general corporate purposes (including Capital Expenditures, Permitted Acquisitions, permitted Investments, Restricted Payments and Restricted Debt Payments and, in each case, related fees and expenses (so long as, in the case of Permitted Acquisitions, permitted Investments, Restricted Payments and Restricted Debt Payments, such proceeds are applied to such Permitted Acquisitions, permitted Investments, Restricted Payments and Restricted Debt Payments within ninety (90) days of the date up which the applicable Incremental Facility is incurred)) and any other use permitted by this Agreement; and

(xii) notwithstanding anything to the contrary in this Section 2.22 or in any other provision of any Credit Document, if the proceeds of any Incremental Facility are intended to be applied to finance a Permitted Acquisition or other similar permitted Investment and the Lenders providing such Incremental Facility so agree (and, in the case of any Incremental Revolving Facility, the Required Revolving Lenders so agree), notwithstanding clauses (a)(i)(A) and (a)(i)(B) above and subject to Section 1.02(b)(iv), (A) the only representations and warranties the accuracy of which shall be a condition to such Incremental Facility shall be (I) the representations and warranties made by the seller or the target of such Permitted Acquisition or other similar permitted Investment and under the acquisition agreement (or other equivalent agreement) that are (X) material to the interests of the Lenders and (Y) give the purchaser the right to terminate such acquisition agreement (or other equivalent agreement) in accordance with the terms thereof (as determined by the parties thereto) and (II) the Specified Representations (in the case of this clause (II), as is conformed to apply only to such Permitted Acquisition or other similar permitted Investment and the acquired business and as may be waived or modified in scope by the lenders providing such Incremental Facility) and (B) except as otherwise agreed by the lenders providing the relevant Incremental Facility in connection with a Permitted Acquisition or other similar permitted Investment, no Event of Default shall exist immediately prior to or after giving effect to such Incremental Facility.

(b) Any Incremental Facility shall be effected pursuant to an Incremental Facility Agreement executed and delivered by the Administrative Agent, the Borrower and the applicable Incremental Lenders, which Incremental Facility Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22. The Lenders hereby irrevocably authorize and direct the Administrative Agent to enter into any Incremental Facility Agreement and any amendment to any of the other Credit Documents with the Credit Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Loans or

Commitments increased or extended pursuant to this Section 2.22 and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches (which may include amending and restating the Credit Documents), in each case on terms consistent with this Section 2.22, including any changes to Section 2.06(a) necessary to ensure such Incremental Term Facilities are fungible with the existing term facility if such facility is intended to be of the same Class as the relevant existing term facility; it being acknowledged and agreed by each Lender that the Administrative Agent, in its capacity as such shall have no liability with respect to such amendments and each Lender hereby irrevocably waives to the fullest extent permitted by Requirements of Law any claims with respect to such amendments.

(c) The Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including a resolution duly adopted by its Board of Directors authorizing the applicable Incremental Facility) reasonably requested by the Administrative Agent or the lenders providing such Incremental Facility in connection with any Incremental Facility.

(d) On the effective date of any Incremental Commitment, each Incremental Lender that has agreed to provide such Incremental Commitments shall become a Lender hereunder.

(e) On the date of the making of any Incremental Term Loans that will be of the same Class as any then-existing Class of Term Loans, and notwithstanding anything to the contrary set forth in Section 2.08, such Incremental Term Loans shall be added to (and constitute a part of and be of the same Type as and have, if applicable, the same Interest Period as) each Borrowing of outstanding Term Loans of such Class on a pro rata basis (based on the relative sizes of such Borrowings), so that each Term Lender providing such Incremental Term Loans will participate proportionately in each then outstanding Borrowing of Term Loans of such Class.

(f) To the extent the Borrower elects to implement any Incremental Revolving Facility that establishes Revolving Credit Commitments of a new Class, then notwithstanding any other provision of this Agreement to the contrary, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on the Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of any Revolving Loan, and (C) repayments made in connection with a permanent repayment and termination of the Revolving Loans or Revolving Credit Commitments (subject to clause (3) below)) of Revolving Loans after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis or less than pro rata basis (but, for the avoidance of doubt, not on a greater than pro rata basis) with all other then-outstanding Revolving Loans, (2) all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Revolving Lenders and (3) the permanent repayment of Revolving Loans with respect to, and reduction and termination of Revolving Credit Commitments after the effective date of such Incremental Revolving Facility shall be made on a pro rata basis or less than pro rata basis with all other Revolving Loans.

(g) Upon the implementation of any Incremental Revolving Facility pursuant to this Section 2.22 that establishes Revolving Credit Commitments of the same Class as any then-existing Class of the Revolving Credit Commitments, (i) each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each relevant Incremental Revolving Lender, and each relevant Incremental Revolving Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans, if applicable, such that, after giving effect to each deemed Assignment and Assumption of participations, all of the Revolving Lenders’ (including each Incremental Revolving Lender) (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans shall be held on a pro rata basis on the basis of their respective Revolving Credit Commitments (after giving effect to any increase in the Revolving Credit Commitment pursuant to this

Section 2.22) and (ii) the existing Revolving Lenders of the applicable Class shall assign Revolving Loans to certain other Revolving Lenders of such Class (including the Revolving Lenders providing the relevant Incremental Revolving Facility), and such other Revolving Lenders (including the Revolving Lenders providing the relevant Incremental Revolving Facility) shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders of such Class participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Credit Commitments of such Class (after giving effect to any increase in the Revolving Credit Commitments pursuant to this Section 2.22); it being understood and agreed that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h) In connection with any Incremental Facility incurred pursuant to this Section 2.22, any new lending institution becoming a party hereto shall (i) execute such documents and agreements as the Administrative Agent may reasonably request and (ii) provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act.

(i) This Section 2.22 shall supersede any provisions in Section 2.15 or 12.06 to the contrary.

ARTICLE 3

LETTERS OF CREDIT

Section 3.01. General Terms.

(a) Subject to the terms and conditions hereof, as part of the Revolving Credit, each Issuing Lender shall issue standby and commercial letters of credit (each a “Letter of Credit”) for the account of Borrower or for the account of Borrower and one or more of its Subsidiaries in an aggregate undrawn face amount up to the Letter of Credit Sublimit. Each Letter of Credit shall be issued by an Issuing Lender, but each Lender shall be obligated to reimburse such Issuing Lender for such Lender’s Applicable Percentage of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its Applicable Percentage of the Letter of Credit Exposure then outstanding. The Existing Letter of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) Each Issuing Lender shall be under no obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Lender in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender;

(iii) except as otherwise agreed by the Administrative Agent and such Issuing Lender, such Letter of Credit is in an initial amount less than, in the case of any Standby Letter of Credit, $100,000, and, in the case of any Commercial Letter of Credit, $500,000;

(iv) a default of any Lender’s obligations to fund under Section 3.03 exists, unless such Issuing Lender has entered into satisfactory arrangements with the Borrower or such Lender to eliminate such Issuing Lender’s risk with respect to such Lender;

(v) except as otherwise agreed by the Administrative Agent and such Issuing Lender, such Letter of Credit is to be denominated in a currency other than Dollars; or

(vi) any Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.19(d)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Exposure as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion.

Section 3.02. Applications.

At any time before the Latest Revolving Credit Maturity Date, each Issuing Lender shall, at the request of Borrower, issue one or more Letters of Credit in Dollars, in a form satisfactory to such Issuing Lender, with expiration dates no later than the earlier of 12 months from the date of issuance (or which are cancelable not later than 12 months from the date of issuance and each renewal) or thirty (30) days prior to the Latest Revolving Credit Maturity Date, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by Borrower and, if such Letter of Credit is for the account of one of its Subsidiaries, such Subsidiary for the relevant Letter of Credit in the form then customarily prescribed by such Issuing Lender for the Letter of Credit requested (each an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) Borrower shall pay fees in connection with each Letter of Credit as set forth in Section 2.09, and (ii) if any Issuing Lender is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid, Borrower’s obligation to reimburse such Issuing Lender for the amount of such drawing shall bear interest (which Borrower hereby promises to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of the Applicable Margin Percentage plus the Base Rate from time to time in effect (computed on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed). If the Borrower so requests in any Application, such Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by an Issuing Lender, the Borrower shall not be required to make a specific request to such Issuing Lender for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) such Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date which shall comply with this paragraph; provided, however, that such Issuing Lender shall not permit any such extension if (A) such Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of the last sentence of this clause (b) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such Issuing Lender not to permit such extension. Each Issuing Lender agrees to issue amendments to the Letter(s) of Credit increasing the amount, or extending the expiration date, thereof at the request of Borrower subject to the conditions of Article 4 and the other terms of this Article 3.

Section 3.03. The Reimbursement Obligations.

Subject to Section 3.02, the obligation of Borrower to reimburse each Issuing Lender for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to such Letter of Credit, except that reimbursement shall be made by no later than 12:00 noon on the date when each drawing is to be paid if Borrower has been informed of such drawing by such Issuing Lender on or before 11:00 a.m. on the date when such drawing is to be paid or, if notice of such drawing is given to Borrower after 11:00 a.m. on the date when such drawing is to be paid, by no later than 12:00 noon on the following Business Day, in immediately available funds at Administrative Agent’s principal office in Chicago, Illinois, or such other office as Administrative Agent may designate in writing to Borrower (who shall thereafter cause to be distributed to such Issuing Lender such amount(s) in like funds). If Borrower does not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 3.05 below, then all payments thereafter received by Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 3.05 below.

Section 3.04. Obligations Absolute.

Borrower’s obligation to reimburse Letter of Credit Exposure as provided in Section 3.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the relevant Application under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, Borrower’s obligations hereunder. The responsibility of an Issuing Lender to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. None of Administrative Agent, the Lenders, or any Issuing Lender shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the first sentence of this clause (d)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Lender; provided that the foregoing shall not be construed to excuse any Issuing Lender from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Law) suffered by Borrower that are caused by such Issuing Lender ’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, such Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Section 3.05. The Participating Interests.

Each Revolving Lender (other than the Lender acting as Issuing Lender in issuing the relevant Letter of Credit), by its acceptance hereof, shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from an Issuing Lender, and such Issuing Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its Applicable Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, such Issuing Lender. Upon any failure by Borrower to pay any Reimbursement Obligation at the time required on the date the related drawing is to be paid, as set forth in Section 3.03 above, or if an Issuing Lender is required at any time to return to Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate from such Issuing Lender (with a copy to Administrative Agent) (such certificate being in a customary form for such Issuing Lender) to such effect, if such certificate is received before 1:00 p.m., or not later than 1:00 p.m. the following Business Day, if such certificate is received after such time, pay to Administrative Agent for the account of such Issuing Lender an amount equal to such Participating Lender’s Applicable Percentage of such unpaid or recaptured Reimbursement Obligation together with interest on such amount accrued from the date the related payment was made by such Issuing Lender to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by such Issuing Lender to the date two (2) Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date two (2) Business Days after the date such payment is due from such Participating Lender to the date such payment is made by such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its Applicable Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with such Issuing Lender retaining its Applicable Percentage thereof as a Lender hereunder. The several obligations of the Participating Lenders to such Issuing Lender under this Article 3 shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and shall not be subject to any set off, counterclaim or defense to payment which any Participating Lender may have or have had against Borrower, any Issuing Lender, Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Commitment of any Lender, and each payment by a Participating Lender under this Article 3 shall be made without any offset, abatement, withholding or reduction whatsoever.

Section 3.06. Indemnification.

The Participating Lenders shall, to the extent of their respective Applicable Percentages, indemnify any Issuing Lender (to the extent not reimbursed by Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such Issuing Lender’s gross negligence or willful misconduct) that such Issuing Lender may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 3.06 and all other parts of this Article 3 shall be unconditional, irrevocable and survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.

Section 3.07. Manner of Requesting a Letter of Credit.

Borrower shall provide at least five (5) Business Days’ advance written notice to Administrative Agent of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by Borrower and, in the case of an extension or amendment or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to Administrative Agent and the Issuing Lender, in each case, together with the fees called for by this Agreement. Administrative Agent shall promptly notify each Issuing Lender of Administrative Agent’s receipt of each such notice (and such Issuing Lender shall be entitled to assume that the conditions precedent to any such issuance, extension, amendment or increase have been satisfied unless notified to the contrary by Administrative Agent or the Required Lenders) and such Issuing Lender shall promptly notify Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.

Section 3.08. Replacement of the Issuing Lender.

Each Issuing Lender may be replaced at any time by written agreement among Borrower, Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender. Administrative Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender. From and after the effective date of any such replacement (i) the successor Issuing Lender shall have all the rights and obligations of such Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender ” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 3.09. Letters of Credit Issued for Other Credit Parties.

Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a non-Borrower Credit Party, Borrower shall be obligated to reimburse each Issuing Lender hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of such Credit Party inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such or other Credit Party.

ARTICLE 4

CONDITIONS OF BORROWING

Section 4.01. Conditions of Initial Borrowing. The obligation of each Lender to make Loans in connection with the initial Borrowing hereunder, and the obligation of the Issuing Lenders to issue Letters of Credit, if any, hereunder on the Closing Date, is subject to the satisfaction or written waiver of the following conditions precedent (subject to the last paragraph of this Section 4.01):

(a) Credit Agreement and other Credit Documents. The Administrative Agent shall have received the following, each dated as of the Closing Date (unless otherwise specified):

(i) from each Credit Party party thereto, a counterpart signed by such Credit Party (or written evidence satisfactory to the Administrative Agent (which may include a copy transmitted by facsimile or other electronic method) that such party has signed a counterpart) of (A) this Agreement and (B) the Security Agreement;

(ii) any certificates evidencing the Capital Stock required to be pledged pursuant to the Security Agreement as of the Closing Date, together with undated stock powers or similar instruments of transfer, duly executed in blank;

(iii) customary written opinions (addressed to the Administrative Agent, the Lenders and the Issuing Lenders) of (x) Weil, Gotshal & Manges LLP as special New York counsel to the applicable Credit Parties and (y) Smith, Gambrell & Russell LLP as special Georgia counsel to the Borrower;

(iv) a copy of a duly completed and executed Perfection Certificate; and

(v) if requested by any Lender, the Administrative Agent shall have received for such Lender such Lender’s duly executed Notes of the Borrower dated the Closing Date and otherwise in compliance with the provisions of Section 2.04.

(b) Responsible Officer’s Certificate. The Administrative Agent shall have received a certificate dated as of the Closing Date and executed by a Responsible Officer of each of the Credit Parties, certifying (i)(x) that attached thereto is a true and complete copy of the articles or certificate of incorporation or other comparable organizational documents of such Credit Party, certified by the relevant authority of the jurisdiction of organization of such Credit Party and a true and complete copy of the bylaws, operating agreement or comparable governing document of such Credit Party and (y) that such documents or agreements have not been amended (except as otherwise attached to such certificate and certified therein as being the only amendments thereto as of such date) and (ii)(x) that attached thereto is a true and complete copy of resolutions or written consents of its shareholders or Board of Directors, as the case may be, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and that such resolutions or written consents have not been modified, rescinded or amended and are in full force and effect without amendment, modification or rescission, and (y) as to the incumbency and genuineness of the signature of the officers, directors, managers or other authorized signatories of each Credit Party, executing this Agreement and the other Credit Documents to which it is a party.

(c) Closing Certificate. The Administrative Agent shall have received a customary closing certificate, dated as of the Closing Date and signed by a Responsible Officer of the Borrower on behalf of each Credit Party, confirming compliance with the conditions precedent set forth in Sections 4.01(h), (j), (n) and (o).

(d) Good Standing Certificate. The Administrative Agent shall have received a certificate as of a recent date of the good standing (or equivalent) of each of the Credit Parties under the laws of its jurisdiction of organization from the relevant authority of its jurisdiction of organization.

(e) Lien and Judgment Searches. The Administrative Agent shall have received customary certified reports from an independent search service reasonably satisfactory to it listing any judgment or tax lien filing or UCC financing statement that names any Credit Party as debtor in any of the jurisdictions listed beneath its name on the Perfection Certificate.

(f) Security Documents. Each UCC financing statement and each document required by any Security Document or any applicable Requirements of Law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a first priority perfected Lien (subject to Permitted Liens) on the Collateral required to be delivered pursuant to each Security Document, shall be in proper form for filing, registration or recording.

(g) [Reserved].

(h) Material Adverse Effect. Since September 30, 2022, there has not been a Material Adverse Effect.

(i) Fees and Expenses. The Borrower shall have paid all fees and expenses of the Lenders, the Administrative Agent and the Arrangers required to be paid on the Closing Date pursuant to the Mandate Letter or as otherwise agreed in writing by the Borrower, to the extent invoiced at least two Business Days prior to the Closing Date (or such later date as the Borrower may reasonably agree), which amounts may be offset against the proceeds of the Loans.

(j) Refinancing. Prior to or substantially concurrently with the initial funding of the Loans hereunder, the Terminating Indebtedness will be repaid, discharged and or terminated, and the Administrative Agent shall have received customary evidence thereof, including a payoff letter, UCC-3 termination statements and any other necessary lien release instruments.

(k) Solvency Certificate. The Administrative Agent shall have received the Solvency Certificate from the chief financial officer (or other Financial Officer with reasonably equivalent responsibilities) of Holdings certifying as to the matters set forth therein.

(l) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02(a).

(m) Patriot Act. Deliver (i) at least 3 Business Days prior to the Closing Date, that the Administrative Agent and each Arranger shall have received all documentation and other information with respect to the Credit Parties reasonably requested by the Administrative Agent and such Arranger in writing at least 10 Business Days prior to the Closing Date under applicable “know-your-customer” and anti-money laundering rules and regulations, including, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), and (ii) to the extent required by, and in accordance with the requirements of Beneficial Ownership Regulation, a Beneficial Ownership Certification.

(n) No Default. No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made, and any Letters of Credit to be issued, on the Closing Date.

(o) Representations and Warranties. Each of the representations and warranties contained in Article V and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued, amended or extended on such date (other than any such representations or warranties that are made as of a specific date, which shall be true and correct in all material respects as of such date) (without duplication of any materiality qualifiers with respect to any such representation or warranty already qualified by materiality or Material Adverse Effect).

For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have received, consented to, approved or accepted or to be satisfied with each document, condition or other matter required thereunder to be received, consented to or approved by or acceptable or satisfactory to the Lenders or the Required Lenders unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 4.02. Conditions of All Borrowings. The obligation of each Lender to make any Revolving Loans (and, except as otherwise set forth in Section 2.22, any Incremental Loan) hereunder (but excluding Revolving Loans made for the purpose of repaying Refunded Swingline Loans pursuant to Section 2.02(e) or Reimbursement Obligations pursuant to Section 3.05), other than the initial extensions of credit on the Closing Date, and the obligation of the Issuing Lenders to issue, amend (other than an amendment in respect of a then outstanding Letter of Credit that does not increase the face amount thereof) or extend any Letters of Credit hereunder, is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or date of issuance:

(a) The Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02(a) or, together with the Swingline Lender, a Notice of Swingline Borrowing in accordance with Section 2.02(c), as applicable;

(b) Each of the representations and warranties contained in Article V and in the other Credit Documents shall be true and correct in all material respects on and as of such Borrowing Date or date of issuance with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued, amended or extended on such date (other than any such representations or warranties that are made as of a specific date, which shall be true and correct in all material respects as of such date) (without duplication of any materiality qualifiers with respect to any such representation or warranty already qualified by materiality or Material Adverse Effect); and

(c) No Default or Event of Default shall have occurred and be continuing on such date, both immediately before and after giving effect to the Loans to be made or Letter of Credit to be issued, amended or extended on such date.

Each giving of a Notice of Borrowing or a Notice of Swingline Borrowing, and the consummation of each Borrowing or issuance, amendment or extension of a Letter of Credit, shall be deemed to constitute a representation by the Borrower that the statements contained in subsections (b) and (c) above are true as of the relevant Borrowing Date or date of issuance, amendment or extension; provided, however, for the avoidance of doubt, that the conditions set forth in subsections (b) and (c) above shall not apply to any Incremental Loan made in connection with any Permitted Acquisition or other similar permitted Investment unless the lenders in respect thereof have required satisfaction of the same in the applicable Incremental Facility Agreement (and, in the case of any Incremental Revolving Facility provided in connection with any Permitted Acquisition or other similar permitted Investment, the Required Revolving Lenders so agree) pursuant to Section 2.22(a)(xii).

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

On the Closing Date and any Borrowing Date, the date of each issuance, amendment or extension of any Letter of Credit or any other date required pursuant to the terms hereof, each Credit Party represents and warrants to the Administrative Agent and the Lenders that:

Section 5.01. Corporate Organization and Power. Each of Holdings, each Intermediate Parent, the Borrower and its Subsidiaries (i) is (x) duly organized or incorporated, (y) validly existing and (z) in good standing (where such concept is applicable) under the laws of the jurisdiction of its organization or incorporation, (ii) has the full corporate or other organizational power and authority to execute, deliver and perform the Credit Documents to which it will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation (or equivalent thereof) and is in good standing (where such concept is applicable) in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except, in each case (other than with respect to the Borrower, clause (i)(x) and (y) and (ii)), where the failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 5.02. Authorization; Enforceability. Each of Holdings, each Intermediate Parent, the Borrower and its Subsidiaries has taken, or on the Closing Date will have taken, all necessary corporate or other organizational action to execute, deliver and perform each of the Credit Documents to which it is or will be a party, and has, or on the Closing Date (or, as permitted hereunder, any later date of execution and delivery) will have, validly executed and delivered each of the Credit Documents to which it is or will be a party. This Agreement constitutes, and each of the other Credit Documents upon execution and delivery thereof will constitute, the legal, valid and binding obligation of each of Holdings, each Intermediate Parent, the Borrower and its Subsidiaries that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing.

Section 5.03. No Violation. The execution, delivery and performance by each of Holdings, each Intermediate Parent, the Borrower and its Subsidiaries of this Agreement and each of the other Credit Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of the Organization Documents of such Person, (ii) subject to the receipt of the approvals and consents listed on Schedule 5.03, contravene any Requirement of Law applicable to it (except to the extent such contravention would not reasonably be expected to have a Material Adverse Effect), (iii) conflict with, result in a breach or violation of or constitute (with due notice, lapse of time or both) a default under any indenture or other material agreement or instrument to which it is a party (except in each case of this clause (iii), to the extent such conflict, breach, violation or default would not reasonably be expected to have a Material Adverse Effect) or (iv) result in the creation or imposition of any Lien on any asset of such Person, except Liens created under the Credit Documents or constituting other Permitted Liens.

Section 5.04. Governmental and Third-Party Authorization. No material consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each of Holdings, each Intermediate Parent, the Borrower and its Subsidiaries of this Agreement or any of the other Credit Documents to which it is or will be a party and the or the consummation of the transactions contemplated hereby or thereby, other than (i) filings of UCC financing statements and other instruments and actions necessary to perfect the Liens created by the Security Documents, (ii) consents, authorizations and filings that have been (or on or prior to the Closing Date will have been) made or obtained and that are (or on the Closing Date will be) in full force and effect, (iii) any filings required to release Liens securing the Terminating Indebtedness and (iv) such consents, approvals, authorizations or other actions the failure of which to be obtained or made could not reasonably be expected to have a Material Adverse Effect.

Section 5.05. Litigation. There are no actions, investigations, suits or proceedings (including arbitration proceedings) pending or threatened in writing before any Governmental Authority or arbitrator (a) against or affecting Holdings or any of its Subsidiaries or any of their respective properties or (b) with respect to this Agreement or any of the Credit Documents or the consummation of the transactions contemplated hereby or thereby, in the case of each of clauses (a) and (b) above, that would reasonably be expected to have a Material Adverse Effect.

Section 5.06. Taxes. Except as set forth in Schedule 5.06, each of Holdings, the Borrower and its Subsidiaries has timely filed (after giving effect to any applicable extensions) all federal, state and other tax returns and reports, domestic and foreign (as applicable), required to be filed by it and has paid all Taxes, assessments, fees and other charges levied upon it or upon its properties that are due and payable, other than those that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or the failure of which to be filed or paid could not reasonably be expected to result in a Material Adverse Effect.

Section 5.07. Subsidiaries. Schedule 5.07 sets forth a list, as of the Closing Date, of all of the Subsidiaries of Holdings and, as to each such Subsidiary, the ownership interest therein held by Holdings or the applicable Subsidiary and the type of entity of Holdings and its Subsidiaries. Except for the shares of Capital Stock expressly indicated on Schedule 5.07, as of the Closing Date there are no shares of Capital Stock, warrants, rights, options or other equity securities, or other Capital Stock of any Subsidiary of Holdings outstanding or reserved for any purpose. All outstanding shares of Capital Stock of each Subsidiary of Holdings are duly and validly issued, fully paid and non-assessable (except as expressly indicated otherwise in Schedule 5.07) and are owned by Holdings or the Borrower, directly or indirectly, free and clear of all Liens other than (a) the Liens created pursuant to the applicable Security Documents and (b) other Permitted Liens.

Section 5.08. Full Disclosure; Undisclosed Liabilities.

(a) No reports, financial statements, certificates or other written information (other than information of a general economic or industry nature) furnished by or on behalf of any Credit Party to the Administrative Agent, any Arranger or any Lender in connection with any Credit Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, each Credit Party represents only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Closing Date, as of the Closing Date, it being understood that any such projected financial information are subject to uncertainties and contingencies, many of which are beyond the control of the Credit Parties, that no assurances can be given that such projections will be realized, and that actual results may vary from projections and such variations could be material.

(b) As of the Closing Date, the Credit Parties have no material obligations or liabilities, matured or unmatured, fixed or contingent, other than (i) those set forth or adequately provided for in the financial statements delivered to the Administrative Agent pursuant to this Agreement, (ii) those incurred in the ordinary course of business and not required to be set forth in the financial statements under GAAP, (iii) those incurred in the ordinary course of business since the date of the most recently delivered balance sheet and consistent with past practice, and (iv) those incurred in connection with the execution of this Agreement.

Section 5.09. Margin Regulations. None of Holdings, any Intermediate Parent, the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or to refinance any Indebtedness originally incurred for such purpose or for any other purpose that would violate or be inconsistent with Regulations T, U or X.

Section 5.10. No Material Adverse Effect. Since September 30, 2022, there has been no event, condition or state of facts that, either individually or in the aggregate, has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

Section 5.11. Solvency.

From and after the consummation of the Transactions to occur on the Closing Date (including the incurrence of Indebtedness in connection therewith under this Agreement), (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the fair saleable value of the assets of Holdings and its Subsidiaries, taken as a whole; (ii) the capital of Holdings and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole; and (iii) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes of the foregoing, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.12. Ownership of Properties. Except as set forth on Schedule 5.12, Holdings and each of its Subsidiaries (i) has good, valid fee simple title (or similar concept under any applicable jurisdiction) to all Realty owned by it, (ii) holds interests as lessee under valid leases with respect to all material leased Realty used in connection with its business, and (iii) has good title to its personal property used in connection with its business (except, in each case, for minor defects in title that do not interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes), and in each case under clauses (i), (ii) and (iii) above, free and clear of all Liens other than Permitted Liens.

Section 5.13. ERISA.

(a) Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state laws. Except as could not reasonably be expected to result in a Material Adverse Effect, each employee benefit plan maintained for employees of any Credit Party that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the Knowledge of any Credit Party, nothing has occurred that would prevent, or cause the loss of, such qualification. (i) No ERISA Event has occurred or is reasonably expected to occur, (ii) no Plan has any Unfunded Pension Liability and (iii) neither any Credit Party nor, to the knowledge of any Credit Party, any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; except, with respect to each of the foregoing clauses of this Section 5.13(a), as would not reasonably be expected to result in a Material Adverse Effect.

(b) There are no pending or, to the Knowledge of any Credit Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(c) Except as required by Section 4980B of the Code and Sections 601 through 609 of ERISA, or similar state law mandating health insurance continuation coverage for employees, no Credit Party has any post-retirement medical or health benefit obligations.

Section 5.14. Environmental Matters.

(a) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no Hazardous Substances are or have been generated, used, released, treated, disposed of, or stored by Holdings or any of its Subsidiaries or, to the Knowledge of Holdings or any of its Subsidiaries, by any other Person (including any predecessor in interest), in, on or under any portion of any Realty leased, owned, operated or otherwise used by Holdings and its Subsidiaries, (ii) no portion of any such Realty or, to the Knowledge of Holdings or any of its Subsidiaries, any other Realty at any time leased, owned, operated or otherwise used by Holdings and its Subsidiaries or any of their respective predecessors in interest, has been contaminated by any Hazardous Substance so as to give rise to liability or result in response actions under Environmental Laws for Holdings or any of its Subsidiaries; and (iii) no portion of any Realty leased, owned, operated or otherwise used by Holdings and its Subsidiaries has been or is presently the subject of an environmental audit, assessment, investigation, corrective measure or response action.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, no portion of any Realty leased, owned, operated or otherwise used by Holdings or any of its Subsidiaries as of the Closing Date (i) has been used by Holdings or any of its Subsidiaries or, to the Knowledge of Holdings or any of its Subsidiaries, by any other Person, as or for a mine, a landfill, a dump or other disposal facility, a drycleaner, a gasoline service station, or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility; or (ii) has, pursuant to any Environmental Law, been placed on the “National Priorities List” (or any similar federal, state, local or foreign list of sites subject to possible environmental problems).

(c) Each of Holdings and its Subsidiaries and each of their respective activities and operations are in compliance with the requirements of all applicable Environmental Laws; each of Holdings and its Subsidiaries has obtained all licenses and permits under Environmental Laws necessary to its respective operations; all such licenses and permits are being maintained in good standing; and each of Holdings and its Subsidiaries is in compliance with all terms and conditions of such licenses and permits, except for any failure to comply with such requirements or failure to obtain, maintain or comply with such licenses and permits which would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) No Environmental Claim is pending or, to the Knowledge of Holdings or any of its Subsidiaries, threatened against Holdings or any of its Subsidiaries, and there is no basis for any such Environmental Claim, which would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.15. Compliance with Laws and Agreements. Each of Holdings, each Intermediate Parent, the Borrower and its Subsidiaries is in compliance with all applicable Requirements of Law applicable to it and the ownership and operation of its properties and all other agreements and instruments binding upon it or its property, except, in each case, where the failure to comply with which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

Section 5.16. Investment Company Act. No Credit Party is an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.17. Insurance. The properties of the Credit Parties are insured with financially sound and reputable insurance companies that are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party operates.

Section 5.18. Security Documents. The provisions of this Agreement and the other Credit Documents are and will be effective to create in favor of the Administrative Agent, for its benefit and the benefit of the other Secured Parties, a valid and enforceable security interest in and Lien upon the Collateral (including Intellectual Property) purported to be pledged, charged or assigned by it thereunder and described therein, subject, in the case of enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing, and upon the making of such filings and the taking of such other actions required to be taken hereby or by the other applicable Credit Documents (including (a) the filing of appropriate UCC financing statements and continuations thereof in the jurisdictions specified therein, (b) with respect to United States copyright registrations, United States patents and pending patent applications, and United States federal trademark registrations and trademark applications, in each case, the recordation of an appropriate short-form Intellectual Property Security Agreement (as defined in the Security Agreement) in the U.S. Patent and Trademark Office or U.S. Copyright Office, as applicable and (c) the delivery to the Administrative Agent of any certificates evidencing the certificated securities required to be delivered pursuant to the applicable Security Documents, duly endorsed or accompanied by duly executed stock powers or transfer powers (where applicable)), such security interest and Lien shall constitute a fully perfected Lien (with the priority such Liens are expressed to have under the relevant Security Document) upon such right, title and interest of the Credit Parties, in and to such Collateral (to the extent such Liens are required to be perfected under the terms of the Credit Documents), to the extent that such security interest and Lien can be perfected by such filings, actions, giving of notice and possession, subject only to Permitted Liens.

Section 5.19. Labor Matters. Except as set forth on Schedule 5.19 or as would not reasonably be expected to result in a Material Adverse Effect, there is no strike, lock-out, concerted slowdown, concerted work stoppage, walkout or other labor dispute pending or, to the Knowledge of any Credit Party, threatened, against Holdings or any of its Subsidiaries.

Section 5.20. Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

(a) Borrower shall at all times comply in all material respects with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to Borrower and shall cause each other Credit Party and each of its and their respective Subsidiaries to comply in all material respects with the requirements of all Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions applicable to such Persons.

(b) Borrower shall provide Administrative Agent, the Issuing Lender, and the Lenders (i) any information regarding Borrower, each other Credit Party, and each of their respective owners, Affiliates, and Subsidiaries necessary for Administrative Agent, the Issuing Lender, and the Lenders to comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions; subject however, in the case of Affiliates, to Borrower’s ability to provide information applicable to them and (ii) without limiting the foregoing, notification of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

(c) Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Credit Parties, their Subsidiaries, and the Credit Parties’ and their Subsidiaries’ respective directors, officers, employees and agents with applicable Anti-Corruption Laws, Anti Money-Laundering Laws and Sanctions.

Section 5.21. Intellectual Property. Holdings and each of its Subsidiaries possesses or has rights to use all Intellectual Property that is material to the operation of their respective business as currently conducted and, to the Knowledge of each Credit Party and each of its Subsidiaries, the use of such Intellectual Property by such Credit Party or any of its Subsidiaries and the conduct of their respective businesses is not infringing, misappropriating, diluting or otherwise violating any Intellectual Property held by any other Person, except, in each case, as could not reasonably be expected to have a Material Adverse Effect.

Section 5.22. Use of Proceeds. The proceeds of the Loans and the Letters of Credit have been used and shall be used in accordance with Section 6.08.

Section 5.23. Status of Holdings and each Intermediate Parent. Each of Holdings and each Intermediate Parent is a holding company and does not have any material liabilities (other than liabilities arising under the Credit Documents), own any material assets (other than, direct or indirect Capital Stock in one or more Intermediate Parents or the Borrower) or engage in any operations or business (other than the ownership of the Borrower and its Subsidiaries and activities related to being a Guarantor), except in each case as permitted under Section 8.13.

Section 5.24. No Default. No Default has occurred and is continuing.

Section 5.25. Senior Indebtedness. The Secured Obligations constitute “senior indebtedness” (or any comparable term) under the documentation governing any Subordinated Debt.

Section 5.26. Beneficial Ownership. The information included in the Beneficial Ownership Certification executed and delivered to the Administrative Agent and the Lenders by the Borrower in accordance with Sections 4.01(m)(ii) and 6.02(d)(v), as updated from time to time in accordance with this Agreement, is true and correct in all respects.

ARTICLE 6

AFFIRMATIVE COVENANTS

Until the date that all Revolving Credit Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Credit Document (other than contingent indemnification obligations for which no claim or demand has been made) have been paid in full in Cash and all Letters of Credit have expired or have been terminated (or have been collateralized or back-stopped by a letter of credit or otherwise in a manner reasonably satisfactory to the applicable Issuing Lender) and all Reimbursement Obligations shall have been reimbursed (such date, the “Termination Date”), each Credit Party covenants and agrees that:

Section 6.01. Financial Statements and Reports. The Borrower will deliver to the Administrative Agent for delivery to the Lenders:

(a) within 50 days after the end of each of the first three fiscal quarters of each fiscal year commencing with the fiscal quarter ending December 30, 2023, unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as of the end of such fiscal quarter and related consolidated and consolidating statements of income and cash flows for Holdings and its Subsidiaries for the fiscal quarter then ended, in each case setting forth comparative consolidated figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by a Financial Officer as presenting fairly the financial condition as of the end of and for such fiscal quarter and such portion of the fiscal year and results of operations and cash flows of Holdings and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (subject to the absence of notes required by GAAP and subject to normal year-end adjustments);

(b) within 105 days after the end of each fiscal year of Holdings (commencing with the fiscal year of Holdings ending 2023), an audited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and related consolidated and consolidating statements of income and cash flows for Holdings and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative figures as of the end of and for the preceding fiscal year, all in reasonable detail and certified by an independent certified public accounting firm of recognized national standing, together with a (x) customary management’s discussion and analysis describing results of operations and (y) report thereon by such accountants (which report shall not be subject to (i) a “going concern” or like qualification or exception (except as resulting from (A) the impending maturity of any Indebtedness that is scheduled to occur within one (1) year from the time of such report and opinion are delivered and/or (B) any breach or anticipated breach of any financial covenant) or (ii) a qualification as to the scope of the relevant audit), and shall state that such financial statements present fairly the consolidated financial condition and results of operations of Holdings and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP; and

(c) as soon as available, but in any event no later than 60 days after the commencement of each fiscal year of Holdings commencing with (and for) the fiscal year ending on or about September 28, 2024, a reasonably detailed consolidated annual budget prepared by management of the Borrower, including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows and setting forth the material assumptions used for purposes of preparing such budget for Holdings and its Subsidiaries for the forthcoming Fiscal Year, quarter by quarter, certified by a Financial Officer as being such officer’s good faith estimate of the financial performance of Holdings and its Subsidiaries during the period covered thereby.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be Public Lenders. The Borrower hereby agrees that (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents and the Lenders to treat the Borrower Materials as not containing any Non-Public Information with respect to Holdings, any Intermediate Parent or the Borrower or any of their respective securities for purposes of United States federal securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains Non-Public Information: (1) the Credit Documents, (2) notification of changes in the terms of the Credit Facilities and (3) all information delivered pursuant to Section 6.01(a) and (b), other than any information or other materials delivered in connection with Section 6.02(a), which shall remain and be deemed to be “PRIVATE”. The Borrower acknowledges its understanding that Public Lenders and their firms may be trading in any of the Credit Parties’ respective securities while in possession of the materials, documents and information distributed to them pursuant to the authorizations made herein.

Notwithstanding the foregoing, the obligations in subsections (a) through (d) of this Section 6.01 may be satisfied by furnishing (A) the applicable financial statements, narrative reports or other information required by such paragraphs of Holdings (or any Intermediate Parent) and/or (B) the Borrower’s, any Intermediate Parent’s or Holdings’, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC or otherwise made available to the Administrative Agent for delivery to each Lender, in each case, within the time periods specified in such paragraphs; provided, that with respect to each of the foregoing clauses (A) and (B), (i) to the extent such financial statements relate to Holdings or any Intermediate Parent, such financial statements shall be accompanied by unaudited consolidating information that explains in reasonable detail the differences between the information relating to Holdings or such Intermediate Parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, which unaudited consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent such financial statements are in lieu of statements required to be provided under Section 6.01(b), such statements shall be accompanied by a report of an independent certified public accounting firm of recognized national standing, which report shall satisfy the requirements set forth in Section 6.01(b) as if references in such Section 6.01(b) to the Borrower were references to Holdings or such Intermediate Parent (including the exceptions and qualifications thereto).

Section 6.02. Other Business and Financial Information. The Borrower will deliver to the Administrative Agent for delivery to the Lenders:

(a) concurrently with each delivery of the financial statements described in Section 6.01(a) and (b), a Compliance Certificate (including a reconciliation of consolidated net income on a GAAP basis to Consolidated EBITDA) executed by a Financial Officer of the Borrower and together with any agreements required to be delivered pursuant to Section 5(b) of the Security Agreement and certifying as to whether a Default has occurred and is continuing and specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations in the case of financial statements delivered under Section 6.01(a) or (b), demonstrating compliance with the Financial Covenants contained in Section 7.01(a) and (b);

(b) at least thirty (30) days (or, solely in the case, of clause (i), five (5) Business Days) prior to such event (or, in each case, such shorter period as shall be acceptable to the Administrative Agent in its sole discretion), in the event of any intended change (i) in any Credit Party’s corporate name, (ii) in the jurisdiction of organization or formation of such Credit Party or (iii) in any Credit Party’s type or form of business entity (e.g., limited liability company, corporation or partnership) (to the extent necessary or desirable to perfect or maintain the perfection and priority of the Administrative Agent’s security interest in the applicable Collateral), written notice of such change;

(c) following consummation of a Qualifying IPO, promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that Holdings or any of its Subsidiaries shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, effective registration statements and accompanying prospectuses (other than on Form S-8) that Holdings or any of its Subsidiaries shall furnish or file with the SEC under the Exchange Act, material filings with the Financial Industry Regulatory Authority and any material filings with any national securities exchange, and (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

(d) promptly (and in any event, within 3 Business Days with respect to clauses (i) and (vi) and within 10 Business Days with respect to clauses (ii), (iii), (iv) and (v), in each case, after such event or such longer period as shall be acceptable to the Administrative Agent in its sole discretion) upon any Responsible Officer of any Credit Party obtaining Knowledge thereof, written notice of any of the following:

(i) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer of the Borrower specifying the nature of such Default or Event of Default, and the action that the Borrower has taken and proposes to take with respect thereto;

(ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting any Credit Party or any of its Subsidiaries, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews) or any material development in any such action, suit, investigation or proceeding, in each case that would be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect (but excluding any privileged information);

(iii) the occurrence of any ERISA Event that would reasonably be expected to result in a Material Adverse Effect, together with (x) a written statement of a Responsible Officer of the applicable Credit Party specifying the details of such ERISA Event and the action that the Borrower has taken or proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC, IRS or U.S. Department of Labor and (z) a copy of any notice delivered by the PBGC, IRS or U.S. Department of Labor to such Credit Party or such ERISA Affiliate with respect to such ERISA Event;

(iv) the occurrence of any of the following: (x) the assertion of any Environmental Claim against or affecting the Borrower, any of its Subsidiaries or any of their respective Realty, leased, operated or owned, (y) the receipt by the Borrower or any of its Subsidiaries of notice of any alleged violation of or noncompliance with or liability under any Environmental Laws or (z) the taking of any corrective measures or response action by the Borrower, any of its Subsidiaries or any other Person or any actual or alleged presence, release or disposal of any Hazardous Substances on, to, upon or from any Realty, in each case of the foregoing clauses (x), (y) or (z), to the extent the same would be reasonably expected to have a Material Adverse Effect;

(v) any change in the information provided in any Beneficial Ownership Certification delivered pursuant to this Agreement that would result in a change to the beneficial owners identified in parts (c) or (d) of such Beneficial Ownership Certification; and

(vi) the occurrence of any other event that has, or would be reasonably expected to have, a Material Adverse Effect, together with a written statement of a Responsible Officer of the Borrower setting forth the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto (but excluding any privileged information);

(e) promptly (and in any event, by the time a Compliance Certificate is delivered pursuant to this Section 6.02 with respect to the period in which such application or registration was filed), written notice of any material application or registration for material Recordable Intellectual Property (as defined in the Security Agreement); and

(f) (i) promptly (and in any event, within 5 Business Days after such request or such longer period as shall be acceptable to the Administrative Agent in its sole discretion) following any request therefor, (A) such other information about the business, legal, corporate or financial condition or affairs of any Credit Party or any of its Subsidiaries as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request or (B) information and documentation reasonably requested by the Administrative Agent on behalf of itself or any Lender for purposes of compliance with applicable “know-your-customer” requirements under the USA PATRIOT Act or other applicable Anti-Money Laundering Laws and (ii) promptly (and in any event, within 10 Business Days after such occurrence or such longer period as shall be acceptable to the Administrative Agent in its sole discretion) upon the Borrower ceasing to be an “exempt person” under 31 C.F.R. § 1020.315(b) and following any request therefor, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulations, a Beneficial Ownership Certification in relation to the Borrower.

Section 6.03. Existence; Maintenance of Properties. Except as otherwise permitted under Sections 8.01 and 8.04, each Credit Party will, and will cause each of its Subsidiaries to, (a) maintain and preserve in full force and effect its legal existence and registration in the jurisdiction of its organization or formation, (b) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary for the enforceability against it of each Credit Document to which it is a party, or to enable it to perform its obligations under each Credit Document to which it is a party, or necessary to the ownership, occupation or use of its properties or the conduct of its business except to the extent failure to do so would not be reasonably expected to have a Material Adverse Effect, and (c) keep all properties necessary to the normal conduct of business of the Borrower and its Subsidiaries in good working order and condition (normal wear and tear and damage by casualty or condemnation excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that (x) any of such properties are obsolete or are being replaced in the ordinary course of business, (y) the Borrower or any of its Subsidiaries determine in good faith that the continued maintenance, repair, renewal or replacement of any of its properties is no longer commercially practicable and is not in the best interest of the Borrower or any of its Subsidiaries or (z) the failure to maintain such properties or make such repairs, renewals or replacements could not reasonably be expected to have a Material Adverse Effect.

Section 6.04. Compliance with Laws.

The Borrower will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties except to the extent failure to so comply would not reasonably be expected to have a Material Adverse Effect; provided that with respect to Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, the Borrower will, and will cause each of its Subsidiaries to, comply in all material respects. Without limiting Section 6.04 in any way, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Borrower will, and will cause each of its Subsidiaries to, (i) comply in all respects with all applicable Environmental Laws, (ii) cure its actual violations of applicable Environmental Laws, (iii) respond to, and take any investigatory, corrective or remedial actions with respect to, any releases or threatened releases of any Hazardous Substances on, to, upon, through or from any Realty it leases, operates or owns to the extent required to comply with any applicable Environmental Laws, (iv) respond to any Environmental Claim against it, and (v) upon receipt of knowledge of any occurrence or condition that could be expected to result in it incurring any liability under Environmental Law, mitigate such Environmental Liability.

Section 6.05. Payment of Taxes. Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, as the same shall become due and payable, and all lawful claims that, if unpaid, might become a Lien upon any of the properties of such Credit Party or any of its Subsidiaries; provided, however, that neither any Credit Party nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim (a) that is being contested in good faith and by proper proceedings and as to which such Credit Party or any of its Subsidiaries, as applicable, is maintaining adequate reserves with respect thereto in accordance with GAAP or (b) where the failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

Section 6.06. Insurance. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated, including flood insurance with respect to each Flood Hazard Property, in each case in compliance with the National Flood Insurance Act of 1969 and the Flood Disaster Protection Act of 1973 (where applicable). Subject to Section 6.12, each such policy of property or casualty insurance shall (i) name the Administrative Agent on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) to the extent available from the relevant insurance carrier, in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the loss payee thereunder and, to the extent available and customarily agreed to by the relevant insurance carrier, provide for at least 30 days’ prior written notice to the Administrative Agent of any modification or cancellation of such policy (or 10 days’ prior written notice in the case of the failure to pay any premiums thereunder).

Section 6.07. Maintenance of Books and Records; Inspection. Each Credit Party will, and will cause each of its Subsidiaries to, (a) maintain proper books, accounts and records, in which full, true and correct entries in all material respects shall be made of all material financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP, and (b) permit employees or agents of the Administrative Agent to visit and inspect its properties and examine or inspect its books, and financial and accounting records, and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its Responsible Officers and, upon notice to the Borrower, the independent public accountants of Holdings and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of Holdings and its Subsidiaries, provided that a representative of the Borrower or any of its Subsidiaries shall be entitled to attend any such meetings with such independent public accountants), all at such reasonable times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided in no event shall the Borrower be required, unless during the continuance of an Event of Default, to pay any fees or expenses relating to any inspection contemplated hereby more than once in any calendar year; provided that (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 6.07(b) and (ii) except as expressly set forth in the proviso below during the continuance of an Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year; provided, further, that if an Event of Default exists, the Administrative Agent (or any of its employees or agents) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice; provided, further that notwithstanding anything to the contrary herein, neither any Credit Party nor any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (A) that constitutes non-financial trade secrets or non-financial proprietary information of such Credit Party and its subsidiaries and/or any of its customers and/or suppliers, (B) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective employees or agents) is prohibited by applicable Requirements of Law, (C) that is subject to attorney-client or similar privilege or constitutes attorney work product or (D) in respect of which Holdings, the Borrower or any Subsidiary owes confidentiality obligations to any third party.

Section 6.08. Use of Proceeds. The Borrower shall use the proceeds of the Initial Revolving Loans (a) subject to the limitation in Section 2.01(c), made on the Closing Date (i) to finance the Transactions (including the payment of the Transaction Costs) and (ii) for working capital needs and other general corporate purposes, and (b) made after the Closing Date to finance the working capital needs, Permitted Acquisitions and other general corporate purposes of the Borrower and its Subsidiaries and for any other purpose permitted by the Credit Documents (including to replenish balance sheet cash used to finance any Permitted Acquisition or other permitted Investment and for Capital Expenditures). The

Borrower shall use the proceeds of the Swingline Loans made after the Closing Date to finance the working capital needs and other general corporate purposes of the Borrower and its Subsidiaries and any other purpose permitted by the terms of the Credit Documents. The Borrower shall use proceeds of the Initial Term Loans made on the Closing Date, together with available cash, to finance the Transactions (including the payment of the Transaction Costs) and for general corporate purposes. The Borrower shall ensure that no part of the proceeds of any Loan or any Letter of Credit will be used, (i) directly or indirectly, for any purpose that would entail a violation of Regulation T, U or X, (ii) directly or indirectly to finance the activities of any Person that is the subject or target of any Sanctions, except to the extent licensed or otherwise approved by OFAC or other applicable governmental authority or involving any sanctioned territory, (iii) directly or indirectly in any manner that would constitute or give rise to a violation of Sanctions by any Person, including any Lender or (iv) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws. Letters of Credit may be issued (a) on the Closing Date in the ordinary course of business and to replace or provide credit support for any letters of credit, bank guarantees and/or surety, customs, performance or similar bonds of Holdings and its Subsidiaries or any of their Affiliates and/or to replace cash collateral posted by any of the foregoing Persons or for other general corporate purposes and (b) after the Closing Date, for general corporate purposes of Holdings and its Subsidiaries and any other purpose permitted by the terms of the Credit Documents. Notwithstanding anything in this Agreement, nothing in this Agreement shall require any party that is a corporation that is registered or incorporated under the laws of Canada or of a province of Canada and that carries on business in whole or in part in Canada, or any director, officer, manager or employee in a position of authority of such corporation, to commit an act or omission that contravenes the Foreign Extraterritorial Measures (United States) Order, 1992 (as amended, the “Canadian Blocking Regulation”).

Section 6.09. Additional Collateral; Further Assurances.

(a) Subject to the provisions of Section 8.05, any Credit Party may from time to time create or acquire new Subsidiaries (including Intermediate Parents), including in connection with Permitted Acquisitions or otherwise, provided that:

(i) within 60 days following the date (or such later date as the Administrative Agent may reasonably agree) of (A) the creation or direct or indirect acquisition of any new Subsidiary (including Intermediate Parents) that is a Domestic Subsidiary (other than any Excluded Subsidiary) (including any Subsidiary that is a Domestic Subsidiary ceasing to be an Excluded Subsidiary) and (B) in Borrower’s sole discretion, the designation of any Excluded Subsidiary as a Subsidiary Guarantor, then in each case of clauses (A) and (B), Holdings or the Borrower, as applicable, will cause such Subsidiary to (i) execute and deliver to the Administrative Agent (1) a joinder to this Agreement substantially in the form attached as Exhibit F, pursuant to which such new Subsidiary shall become a party hereto and shall guarantee the payment in full of the Secured Obligations under this Agreement and the other Credit Documents and (2) a joinder to the Security Agreement, pursuant to which such new Subsidiary shall become a party thereto and shall subject to the terms of the Security Agreement grant to the Administrative Agent a first priority Lien upon and security interest in its assets that constitute Collateral (other than Excluded Assets) as security for its obligations under the Guaranty, subject only to Permitted Liens, and pursuant to which all of the Capital Stock (other than Capital Stock that qualifies as Disqualified Capital Stock or Excluded Assets) of (and, to the extent required by the Security Agreement, owned by) such new Subsidiary shall be pledged to the Administrative Agent and (ii) take such actions as may be required by the terms hereof or of the applicable Security Documents to grant and perfect Liens to the Administrative Agent, for the benefit of itself and the Lenders and each other Secured Party in any property (subject to the limitations set forth herein and in the other Credit Documents) of such Credit Party which constitutes Collateral, on such terms as are required pursuant to the terms of the Security Documents, and upon execution and delivery thereof, each such Person shall automatically become a Subsidiary Guarantor or other Guarantor, as applicable, hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Credit Documents; and

(ii) the applicable Credit Party will deliver any such other documents, instruments, opinions, certificates (including perfection certificates), financing and continuation statements and agreements, in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request in connection therewith and will take such other action as the Administrative Agent may reasonably request to create in favor of the Administrative Agent a perfected first priority security interest in the Collateral being pledged pursuant to the documents described above.

(b) At Borrower’s cost and expense, upon reasonable request of Administrative Agent, duly execute and deliver or cause to be duly executed and delivered, to Administrative Agent such further instruments, documents, agreements, certificates and financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary in the reasonable opinion of Administrative Agent to grant, perfect and maintain the validity, effectiveness and priority of any of the Liens required by the Credit Documents in accordance with all applicable Requirements of Law.

(c) Without limiting the foregoing, neither Holdings nor any of its Subsidiaries shall take any action or consummate any transaction that would have the effect of changing the owner of the Capital Stock of the Borrower or any Intermediate Parent unless the applicable requirements under the Credit Documents are satisfied immediately upon taking such action or the consummation of such transaction.

Notwithstanding anything to the contrary in this Section 6.09 or any Security Document, no Credit Party shall be required to (x) grant any Lien on, or take any other action with respect to a Lien on, any Excluded Assets and (y) take any Excluded Perfection Action. All Liens required to be granted or perfected pursuant to this Section 6.09 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents.

Section 6.10. Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain (a) a public corporate family rating issued by Moody’s and a public corporate credit rating issued by S&P and (b) a public credit rating from each of Moody’s and S&P with respect to the Term Loans; provided that in no event shall the Borrower be required to maintain a specific rating with any such agency.

Section 6.11. Compliance with ERISA.

(a) The Borrower and each Credit Party shall and shall cause its ERISA Affiliates to maintain each Plan, Benefit Plan and Foreign Plan which is subject to or governed under ERISA, the Code, other federal or state law or other foreign law in compliance in all material respects with the applicable provisions of ERISA, the Code, federal or state law or other foreign law, except where noncompliance would not be reasonably likely to have a Material Adverse Effect or cause a Lien on the assets of the Borrower or any Credit Party (other than Permitted Encumbrances). Except where noncompliance would not be reasonably likely to have a Material Adverse Effect, the Borrower and each Credit Party shall and shall cause its ERISA Affiliates to (a) cause each Benefit Plan that is qualified under Section 401(a) of the Code to maintain such qualification and (b) make all required contributions to any Benefit Plan subject to Title IV of ERISA and Section 412 of the Code and to any Foreign Plan. No Borrower, Credit Party or ERISA Affiliate of Borrower or any Credit Party shall adopt, establish, or acquire a Benefit Plan subject to Title

IV of ERISA and Section 412 of the Code, or resume or increase benefit accruals under any Benefit Plan subject to Title IV of ERISA and Section 412 of the Code currently maintained by the Borrower, any Credit Party, or any ERISA Affiliate of Borrower or any Credit Party without providing prior written notice to the Administrative Agent. No Borrower, Credit Party or ERISA Affiliate of Borrower or any Credit Party shall incur any obligation with respect to a multiemployer plan, as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, without providing prior written notice to the Administrative Agent.

Section 6.12. Post-Closing Covenants. Each Credit Party will, and will cause each of its Subsidiaries to, take each of the actions set forth on Schedule 6.12 within the time period prescribed therefor on such schedule (as such time period may be extended by the Administrative Agent in its sole discretion).

Section 6.13. Annual Lender Meeting. Within 60 days after the delivery of the financial statements required by Section 6.01(b), Holdings shall hold a meeting by conference call (the costs of such call to be paid by the Borrower) with all Lenders who choose to attend such conference call, at which meeting shall be reviewed the financial results of the most recently ended fiscal year, the financial condition of Holdings and its Subsidiaries and the budgets presented for the current fiscal year of Holdings.

Section 6.14. Cash Management Systems. From and after the Closing Date, each Credit Party and each of its Subsidiaries will maintain their primary depository and treasury management relationships, including deposit accounts, securities accounts, commodity accounts and other bank products, with one or more of the Lenders or one or more of the Lenders’ Affiliates at all times until the Termination Date such that the Cash, Cash Equivalents and other assets of the Credit Parties’ and their respective Subsidiaries held in such accounts shall be equal to or exceed the lower of (i) eighty percent (80%) of the then aggregate amount of the Credit Parties’ and their respective Subsidiaries’ Cash, Cash Equivalents and other assets held in the Credit Parties’ and their respective Subsidiaries’ accounts and (ii) eighty percent (80%) of the then aggregate outstanding principal amount of the Loans under this Agreement; provided, that to the extent any Credit Party or any of its Subsidiaries fails to comply with this Section 6.14 due to the fact that the applicable Lender or its Affiliate, as applicable, where any account of such Credit Party or Subsidiary is established and maintained ceases to be a Lender or an Affiliate of a Lender, as applicable, under this Agreement (an “Assigning Lender”), such non-compliance shall not constitute a breach of this Section 6.14 until the date that is 120 days after the date on which such applicable Lender or its Affiliate, as applicable, ceases to be a Lender or an Affiliate of a Lender, as applicable, under this Agreement; provided, further, that, notwithstanding anything to the contrary herein, the Administrative Agent may extend such 120 day time period or permit the accounts with such Assigning Lender to satisfy the requirements of this Section 6.14 in its sole and absolute discretion.

ARTICLE 7

FINANCIAL COVENANT

Until the Termination Date has occurred, each Credit Party covenants and agrees that:

Section 7.01. Financial Covenant.

(a) Commencing with the last day of the first fiscal quarter ending after the Closing Date, Holdings shall not permit the Total Leverage Ratio, on a Pro Forma Basis as of the last day of any Test Period most recently ended, to be greater than 3.00 to 1.00.

(b) Commencing with the last day of the first fiscal quarter ending after the Closing Date, Holdings shall maintain a Fixed Charge Coverage Ratio, on a Pro Forma Basis as of the last day of any Test Period most recently ended, not less than 1.20 to 1.00.

Section 7.02. Right to Cure.

(a) Notwithstanding anything to the contrary set forth in this Agreement (including Section 7.01), in the event that Holdings and its Subsidiaries shall have failed to comply with either or both of the Financial Covenants, the Borrower shall have the right (collectively, the “Cure Right”), at any time during such fiscal quarter or thereafter until the expiration of 10 Business Days after the date on which financial statements for such fiscal quarter are required to be delivered pursuant to Section 6.01(a) or (b), as applicable (the “Cure Expiration Date”), to issue Qualified Capital Stock in the form of common equity for Cash or otherwise receive Cash contributions in respect of Qualified Capital Stock in the form of common equity, and upon the receipt by the Borrower of such Cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, compliance with the applicable Financial Covenant(s) shall be recalculated giving effect to the following pro forma adjustment (notwithstanding the absence of a corresponding addback in the definition of “Consolidated EBITDA”): Consolidated EBITDA shall be increased, solely for the purpose of determining compliance with the applicable Financial Covenant(s) as of end of such fiscal quarter and for applicable subsequent periods that include such fiscal quarter, and not for any other purpose under this Agreement, by an amount equal to the Cure Amount and the use of proceeds therefrom will be disregarded for all other purposes under the Credit Documents (including calculating Consolidated EBITDA for purposes of determining pricing, basket levels and other items governed by reference to Consolidated EBITDA or the Total Leverage Ratio). If, after giving effect to the foregoing recalculations (but not, for the avoidance of doubt, taking into account any immediate repayment of Indebtedness in connection therewith, except as provided in clause (c) below), the Borrower shall be in compliance with the applicable Financial Covenant(s), then Holdings and its Subsidiaries shall be deemed to have satisfied the applicable Financial Covenant(s) as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of the applicable Financial Covenant(s) that had occurred shall be deemed cured for all purposes of this Agreement.

(b) There shall be no pro forma or other reduction of the amount of Indebtedness by the amount of any Cure Amount for purposes of determining compliance with the Financial Covenants for the fiscal quarter in respect of which the Cure Right was exercised (other than, with respect to any future period that includes such fiscal quarter, to the extent of any portion of such Cure Amount that is actually applied to repay Indebtedness). The Cure Amount shall not be included for purposes of determining the Unrestricted Cash Amount for purposes of calculating compliance with the Financial Covenants for the relevant date of determination.

(c) Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right shall be exercised on no more than five occasions during the term of this Agreement, (iii) the Cure Amount shall not be in excess of the amount required for purposes of complying with the Financial Covenants and (iv) no Revolving Lender or Issuing Lender shall be required to make any Revolving Loans or issue any Letter of Credit hereunder if a violation of either or both of the Financial Covenants has occurred and is continuing until the expiration of the 10 Business Day period during which the Borrower may exercise a Cure Right, unless and until the Cure Amount is actually received.

ARTICLE 8

NEGATIVE COVENANTS

Until the Termination Date has occurred, each Credit Party covenants and agrees that:

Section 8.01. Merger; Consolidation. No Credit Party will, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

(a) (i) any Subsidiary (other than the Borrower) of Holdings may be merged (or consolidate) with and into the Borrower or any other Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, leased, transferred or otherwise disposed of in one transaction or series of transactions to the Borrower or any Guarantor; provided that (i) in the case of any such merger or consolidation with or into the Borrower, the Borrower shall be the continuing or surviving Person, and (ii) in the case of any such merger or consolidation with or into any Guarantor, such Guarantor (other than a merger or consolidation involving the Borrower) shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of the relevant Guarantor in a manner reasonably satisfactory to the Administrative Agent;

(b) Permitted Acquisitions shall be permitted;

(c) Holdings or any Intermediate Parent may be merged (or consolidate) with and into Holdings or any Intermediate Parent; provided that Holdings shall be the continuing or surviving Person;

(d) any Subsidiary that is a Non-Credit Party may merge or consolidate with another Person (other than any Credit Party) so long as (x) the surviving entity is a Subsidiary of the Borrower, (y) such merger or consolidation shall constitute or be necessary to effectuate a Permitted Acquisition and the applicable conditions and requirements of Section 6.09 shall be satisfied and (z) immediately after giving effect thereto, no Event of Default would exist;

(e) in connection with any acquisition or similar Investment permitted under Section 8.05, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (A) the Person surviving such merger shall be a Wholly Owned Subsidiary of the Borrower and (B) in the case of any such merger to which any Credit Party (other than the Borrower) is a party, such Credit Party is the surviving Person; and

(f) the following transactions shall be permitted: (i) the liquidation or dissolution of any Subsidiary if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower, is not disadvantageous to the Lenders and the Borrower or any Subsidiary receives any assets of any dissolved or liquidated Subsidiary; provided that in the case of any liquidation or dissolution of any Credit Party the assets of such Credit Party shall be distributed to another Subsidiary that is a Credit Party; (ii) any merger, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition otherwise permitted under this Section 8.01 (other than clause (a), (b), or this clause (f)) or (B) any Investment permitted under Section 8.05; and (iii) the conversion of Holdings, the Borrower or any Subsidiary into another form of entity, so long as such conversion does not adversely affect the value of the Guaranty or Collateral, if any; provided, however, that after giving effect to such conversion (i) any Domestic Subsidiary remains a Domestic Subsidiary and (ii) any Credit Party remains a Credit Party.

Section 8.02. Indebtedness. No Credit Party will, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than:

(a) Indebtedness incurred under the Credit Documents, the Secured Hedging Obligations and the Secured Cash Management Obligations;

(b) Indebtedness existing on the Closing Date and described on Schedule 8.02;

(c) current trade or other accounts payable arising in the ordinary course of business and not past due more than 90 days;

(d) Indebtedness of the Borrower owed to Holdings or any Subsidiary and of any Subsidiary owed to Holdings, the Borrower or any other Subsidiary, provided that:

(i) in the case of any Indebtedness of a Subsidiary that is a Non-Credit Party owing to any Credit Party, other than to Holdings, such Indebtedness shall be permitted as an Investment by Section 8.05; and

(ii) all such Indebtedness of any Credit Party owing to any Subsidiary that is a Non-Credit Party must be subordinated to the Secured Obligations of such Credit Party on terms reasonably satisfactory to the Administrative Agent, which subordination terms shall permit all payments permitted by Section 8.06(k);

(e) Indebtedness of the Borrower and any Subsidiary under Derivative Transactions entered into in the ordinary course of business and not for speculative purposes;

(f) purchase money Indebtedness and Indebtedness with respect to Capital Leases, in each case, incurred prior to or within 180 days of the acquisition or lease or completion of construction, repair or replacement of, or improvement to or installation of, assets which Indebtedness shall not exceed the greater of (x) $20,000,000 and (y) 20.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, in each case, in an aggregate principal amount outstanding at any time;

(g) Indebtedness of any Person that becomes a Subsidiary, or is merged into or consolidated with a Subsidiary or Indebtedness assumed in connection with an acquisition permitted hereunder after the Closing Date, but only to the extent that (A) such Indebtedness existed at the time such Person became a Subsidiary or the assets subject to such Indebtedness were acquired, (B) such Indebtedness was not incurred in contemplation thereof and (C)(i) no Event of Default exists or would result from the consummation of such acquisition and (ii)(x) after giving effect to such acquisition or Investment, the Total Leverage Ratio shall not exceed 2.75:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period or (y) the aggregate outstanding principal amount of such Indebtedness does not exceed the greater of (i) $25,000,000 and (ii) 25.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(h) Indebtedness evidencing a refunding, refinancing, replacing, renewal or extension of the Indebtedness pursuant to clauses (f), (g), (m), (o), (s), (w) and (z) of this Section 8.02 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that at the time of incurring such Refinancing Indebtedness (i) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded, renewed, or replaced, except (A) by an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus any committed but undrawn amounts and underwriting discounts, other reasonable and customary fees, commissions, costs and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with such refinancing or replacement or to the extent otherwise permitted under the Credit Documents and (B) without duplication, by an amount equal to any existing commitments unutilized thereunder, (ii) the Liens, if any, securing such refunded, renewed, refinanced, replaced, or extended Indebtedness do not attach to any assets in addition to those assets, if any, securing the Indebtedness to be refunded, renewed, refinanced, replaced, or extended, (iii) such Indebtedness to be incurred shall not mature prior to the stated maturity of such Indebtedness being refunded, renewed, refinanced, replaced or extended, (iv) other than in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clauses (f), (g), (m) and (o) of this Section 8.02, such Indebtedness to be incurred shall have an Average Life equal to or greater than the Average Life of such Indebtedness being refunded, renewed, refinanced, replaced or extended, (v) the obligors and guarantors in respect of such Refinancing Indebtedness to be incurred shall be the same such obligors and guarantors in respect of the Indebtedness being refunded, renewed, refinanced, replaced or extended, (vi) the terms of such refunding, renewal, refinancing, replacement or extension are not, taken as a whole (as reasonably determined by the Borrower), less favorable to the Administrative Agent or the Lenders than the original Indebtedness (other than any covenants or any other provisions applicable only to periods after the Latest Maturity Date as of such date) and (vii) in the case of Refinancing Indebtedness with respect to Indebtedness incurred pursuant to clauses (f), (m), (o), (w) and (z) of this Section 8.02, the incurrence thereof shall be without duplication of any amounts outstanding in reliance of the relevant clause;

(i) unsecured Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any Disposition permitted hereunder or any acquisition or other purchase of assets or Capital Stock permitted hereunder;

(j) Indebtedness (i) which may be deemed to exist pursuant to any performance and completion guaranties or customs, stay, performance, bid, surety, statutory, appeal, performance and return of money bonds, tenders, statutory obligations, leases, governmental contracts, trade contracts or other similar obligations incurred in the ordinary course of business or (ii) in respect of any letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(k) Contingent Obligations (i) incurred by the Borrower or any Subsidiary in respect of Indebtedness of a Credit Party that is permitted under this Section 8.02 or other obligations of a Credit Party that are permitted by this Agreement, (ii) incurred by any Non-Credit Party in respect of Indebtedness of a Non-Credit Party that is permitted under this Section 8.02 or other obligations of a Non-Credit Party that are permitted by this Agreement and (iii) incurred by any Credit Party in respect of Indebtedness of a Non-Credit Party that is permitted under this Section 8.02 or other obligations of a Non-Credit Party that are permitted by this Agreement, subject, in the case of this clause (iii) to such Contingent Obligations being an Investment permitted under Section 8.05;

(l) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(m) Indebtedness of Non-Credit Parties in an aggregate outstanding principal amount not to exceed the greater of (x) $5,000,000 and (y) 5.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(n) Indebtedness in respect of premium financing arrangements incurred in the ordinary course of business; provided that the aggregate principal amount of such Indebtedness shall not exceed the annual premium amount and shall be secured only by the Liens described in Section 8.03(v);

(o) other Indebtedness of the Borrower and/or any Subsidiary in an aggregate outstanding principal amount not to exceed the greater of (x) $20,000,000 and (y) 20.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(p) Indebtedness in respect of commercial credit cards, stored value cards, employee credit cards, purchasing cards and treasury management services (including Cash Management Obligations) and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate depository network service, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and, in each case, other similar arrangements in connection with cash management or customary banking arrangements, in each case to the extent incurred in the ordinary course of business;

(q) Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(r) (i) Indebtedness in respect of guarantees of the obligations of suppliers, customers and licensees in the ordinary course of business, (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of any letter of credit, bankers’ acceptance, bank guaranties or similar instrument supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business;

(s) Indebtedness of the Borrower and/or any Subsidiary incurred in connection with Sale and Lease-Back Transactions permitted pursuant to Section 8.12;

(t) Indebtedness in respect of any letter of credit or bank guarantee issued in favor of any Issuing Lender or the Swingline Lender to support any Defaulting Lender’s participation in Letters of Credit issued or Swingline Loans;

(u) Indebtedness consisting of (i) take-or-pay obligations contained in supply arrangements and/or (ii) obligations to reacquire assets or inventory in connection with customer financing arrangements, in each case, in the ordinary course of business;

(v) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(w) unsecured subordinated Indebtedness and/or unsecured convertible Indebtedness of the Borrower in an aggregate outstanding principal amount for all such Indebtedness not exceeding the sum of (i) $150,000,000 and (ii) 25.0% of Consolidated Net Income at any time, consisting of notes or loans under credit agreements, indentures or other similar instruments or agreements; provided that (A) such Indebtedness does not mature prior to the date that is 91 days after the Latest Maturity Date in effect at the time of incurrence thereof (other than through the cashless conversion or exchange of any such Indebtedness for Qualified Capital Stock), (B) such Indebtedness has no mandatory (other than customary provisions relating to asset sales or a change of control, so long as the rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full in cash of the Secured Obligations and the termination of the Commitments) or scheduled amortization or payments, repurchases or redemptions of principal prior to the date that is 91 days after the Latest Maturity Date in effect at the time of incurrence thereof (in each case, other than through the cashless conversion or exchange of any such Indebtedness for Qualified Equity Interests), (C) immediately after giving effect thereto and the use of the proceeds thereof, no Default or Event of Default shall exist or result therefrom, (D) no Person shall guarantee or otherwise provide credit support for any such Indebtedness other than another Credit Party, (E) such Indebtedness shall have customary terms for transactions of that type as determined by the Administrative Agent in its reasonable discretion, and shall otherwise contain other terms and conditions (including economic terms) that are satisfactory to the Administrative Agent in its reasonable discretion,

(F) immediately after giving effect to any such incurrence of Indebtedness, the Borrower shall be in compliance with the Financial Covenants calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period and (G) in the case of unsecured subordinated Indebtedness only, (1) the Secured Obligations shall have been, and while the Secured Obligations remain outstanding, no other Indebtedness is or is permitted to be, designated as “Senior Indebtedness” or its equivalent under any indenture or document governing any such applicable Indebtedness and (2) such Indebtedness and any guarantee or other credit support therefor shall have payment subordination terms and shall be subject to an Acceptable Intercreditor Agreement;

(x) Indebtedness incurred constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to such similar reimbursement-type obligations; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed with 30 days following such drawing or incurrence;

(y) Indebtedness consisting of obligations owing under any dealer, customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(z) any Indebtedness incurred solely for the purpose of development and construction of a new facility/project related to the research, development, engineering, regulatory qualification and/or manufacture of school buses, including electric or similar other low emission vehicles, chassis or engines or powertrains, in an aggregate amount of up to $60,000,000 in the form of a governmental grant or similar other Indebtedness; provided that as of the date of each incurrence of Indebtedness pursuant to this clause (z), (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) immediately after giving effect to any such incurrence of Indebtedness, the Borrower shall be in compliance with the Financial Covenants calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period and (z) immediately after giving effect to any such incurrence of Indebtedness, the Total Leverage Ratio as of the last day of the most recently ended Test Period, calculated on a Pro Forma Basis as of such date, shall not exceed 2.75:1.00; and

(aa) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness described in clauses (a) through (z) above.

Section 8.03. Liens. No Credit Party will, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a) Liens securing the Secured Obligations pursuant to the Credit Documents, any Secured Cash Management Obligations and any Secured Hedging Obligations;

(b) Liens in existence on the Closing Date and described on Schedule 8.03;

(c) Liens imposed by law, such as Liens of carriers, warehousemen, shippers, mechanics, materialmen and landlords, and other similar Liens (including, without limitation, Liens over rent deposits), in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than 60 days or (ii) for amounts that are overdue by more than 60 days and that are being contested in good faith by appropriate proceedings, so long as any reserves required by GAAP have been made for any such contested amounts;

(d) Liens (i) (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 9.01(j)) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits or (ii) to secure the performance of letters of credit, bank guaranties, surety bonds, performance bonds and similar instruments incurred pursuant to Section 8.02(j) and other letters of credit, bids, tenders, statutory obligations, surety, stay, customs and appeal bonds, trade contracts, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(e) Liens for Taxes or assessments that are not yet overdue and delinquent or that are being contested in good faith and by appropriate action diligently pursued if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(f) Liens securing Indebtedness permitted under Section 8.02(f); provided that any such Lien shall not encumber any other property of the Borrower or any of its Subsidiaries other than the asset acquired with the proceeds of such Indebtedness and proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under Section 8.02(f) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(g) Liens securing Indebtedness permitted pursuant to Section 8.02(g) on assets acquired after the date hereof pursuant to a Permitted Acquisition or other permitted Investment, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or other permitted Investment; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition or other permitted Investment and do not attach to any other assets of the Borrower or any of its Subsidiaries other than the property and assets subject to such Liens at the time of such Permitted Acquisition or permitted Investment and the proceeds and products thereof and accessions thereto;

(h) any attachment or judgment Lien not constituting an Event of Default under Section 9.01(h) that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(i) purported Liens evidenced by the filing of precautionary UCC financing statements in respect of operating leases or consignment of goods;

(j) with respect to any Realty occupied, owned or leased by the Borrower or any of its Subsidiaries, (i) all easements, rights of way, covenants, licenses, agreements, declarations, restrictions, defects, encroachments, licenses and similar minor encumbrances on title, (ii) leases, subleases, tenancies, options, concession agreements, rental agreements occupancy agreements, franchise agreements, access agreements and any other agreements, whether or not of record and whether now in existence or hereafter entered into, of the real properties of the Borrower or any Subsidiary granted by such Person to third parties, in each case entered into in the ordinary course of such Person’s business and, in the case of each of clauses (i) and (ii), that do not materially interfere with the ordinary conduct of business of the Borrower or its Subsidiaries, taken as a whole, and do not materially impair the use of such property for its intended purposes;

(k) Liens arising by operation of law under Article 4 of the UCC in connection with collection of items provided for therein or under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(l) rights of setoff or bankers’ liens of banks or other financial institutions where the Borrower or any of its Subsidiaries maintain deposits in the ordinary course of business and which are within the general parameters customary in the banking industry;

(m) Liens attaching solely to (i) cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with any Investment permitted hereunder and (ii) proceeds of an asset disposition permitted hereunder that are held in escrow to secure obligations under the sale documentation relating to such disposition;

(n) Liens in favor of customs and revenues authorities or export/import brokers that secure payment of duties and fees in connection with the importation and exportation of goods in the ordinary course of business;

(o) any leases, subleases, licenses (including non-exclusive licenses of Intellectual Property) or sublicenses granted to others in the ordinary course of business of Holdings and its Subsidiaries which do not interfere in any material respect with the ordinary conduct of business of Holdings and its Subsidiaries;

(p) the modification, refinancing, replacement, extension or renewal of any Lien permitted by Section 8.03(f); provided that such Lien shall at no time be extended to cover any assets or property other than such assets or property subject thereto on the Closing Date or the date such asset was acquired, as applicable (provided that, in the case of any modification, refinancing, replacement, extension or renewal of any Lien permitted by Section 8.03(f), individual financings of the type permitted under Section 8.02(f) provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its affiliates);

(q) Liens on assets and Capital Stock of Non-Credit Parties (including Capital Stock owned by such Persons) securing Indebtedness of Non-Credit Parties permitted pursuant to Section 8.02(f), (g), (h) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Sections 8.02(f), (g), (m), (o) and (z)), (m), (o) or (z);

(r) Liens securing Indebtedness incurred pursuant to Section 8.02(s) (to the extent such Lien is on the asset subject to such Sale and Lease-Back Transaction); provided that if secured by a Lien on the Collateral such Indebtedness shall be secured on a pari passu or junior lien basis to the Secured Obligations, and such Indebtedness shall be subject to an Acceptable Intercreditor Agreement;

(s) Liens of landlords under leases where the Borrower or any of its Subsidiaries is the tenant, securing performance by the tenant under the lease arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business;

(t) other Liens securing obligations of the Borrower and its Subsidiaries not exceeding the greater of (i) $20,000,000 and (ii) 20.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period in aggregate amount outstanding at any time;

(u) Liens securing Indebtedness permitted pursuant to Section 8.02(h) (solely with respect to the permitted refinancing of Indebtedness permitted pursuant to Sections 8.02(f), (g), (m), (o), (s), (w) and (z)); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements, then any refinancing Indebtedness in respect thereof shall be subject to an Acceptable Intercreditor Agreement;

(v) Liens securing insurance premium financing arrangements entered into in the ordinary course of business; provided, that such Liens only encumber the insurance premiums, policies or dividends with respect to the policies that were financed with the funds advanced under such arrangements;

(w) Liens on Cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(x) Liens arising out of conditional sale, title retention, consignment, bailment or similar arrangements for the purchase, sale or shipment of goods entered into in the ordinary course of business;

(y) Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8.05 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 8.04 and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 8.04, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(z) Liens on Capital Stock of joint ventures securing capital contributions to, or obligations of, such Persons and (ii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly Owned Subsidiaries;

(aa) with respect to leasehold Realty, all Liens affecting the interest of the landlord or owner thereof; and

(bb) (i) Liens that are customary contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations or to secure negative cash balances in local accounts of Foreign Subsidiaries incurred in the ordinary course of business of the Borrower or any of its Subsidiaries, (C) purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts and (iv) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of proceeds to finance such transaction.

Section 8.04. Disposition of Assets. No Credit Party will, and will not permit or cause any of its Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose (“Disposition” or “Dispose”) of (whether in one or a series of transactions), with a fair market value in excess of the greater of (i) $5,000,000 and (ii) 5.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period, all or any portion of its assets, business or properties (including any issuance or sale of Capital Stock of any Subsidiary of Holdings to any Person other than the Borrower or any of its Subsidiaries), or enter into any arrangement with any Person providing for the lease by the Borrower or any of its Subsidiaries as lessee of any asset that has been sold or transferred by the Borrower or such Subsidiary to such Person, except for:

(a) the Disposition of inventory, goods held for sale and other immaterial assets and non-exclusive licenses of Intellectual Property (including on an intercompany basis), in each case in the ordinary course of business;

(b) the Disposition of used, obsolete, damaged, worn-out or surplus equipment, or property no longer useful in the conduct of the business or otherwise economically impracticable to maintain, whether now owned or hereafter acquired, in the ordinary course of business;

(c) Dispositions (including of Capital Stock) among the Borrower and/or any Subsidiary (upon voluntary liquidation or otherwise); provided that any such Disposition by a Credit Party to a Person that is a Non-Credit Party shall be (i) for fair market value (as reasonably determined in good faith by such Person) and at least 75.0% of the consideration for such Disposition consists of Cash or Cash Equivalents at the time of such Disposition or (ii) treated as an Investment and otherwise made in compliance with Section 8.05;

(d) any transaction permitted under Section 8.01 or 8.06;

(e) the settlement or write-off of accounts receivable or sale of overdue accounts receivable (including any discount or forgiveness thereof) for collection in the ordinary course of business;

(f) the Disposition of non-core or non-strategic assets acquired in connection with a Permitted Acquisition or similar Investment; provided that (x) to the extent required by Section 2.06(f), such Net Cash Proceeds from any such sale are reinvested or applied in prepayment of the Loans in accordance with the provisions of Section 2.06(f), (y) immediately after giving effect thereto, no Event of Default would exist and (z) the fair market value of such non-core or non-strategic assets so Disposed shall not exceed 10.0% of the purchase price paid for all such assets acquired in such Permitted Acquisition;

(g) the Disposition of Cash or Cash Equivalents in the ordinary course of business;

(h) any Disposition of Realty to a Governmental Authority as a result of eminent domain, casualty, foreclosure or condemnation of such Realty;

(i) the Disposition of other assets outside the ordinary course of business for fair market value; provided that with respect to any such Disposition (in a single transaction or in a series of related transactions), at least 75.0% of the consideration for such Disposition shall consist of Cash or Cash Equivalents (provided that for purposes of the 75.0% Cash consideration requirement, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities (I) that are subordinated to the Obligations, (II) that are unsecured or secured by Liens that are expressly junior to the Liens securing the Secured Obligations or (III) that are owed to Holdings, the Borrower or a Subsidiary) of the Borrower or any Subsidiary (as shown on such Person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets and for which Holdings, the Borrower and its Subsidiaries shall have been validly released by all relevant creditors in writing), (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any securities received by the Borrower or any Subsidiary from such transferee that are converted by such Person into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (z) that is at that time outstanding, not in excess of the greater of (i) $5,000,000 and (ii) 5.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period shall be deemed to be Cash; provided, further, that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment therefor entered into at a time when no Event of Default then existed), no Event of Default shall exist at the time of or would result from such Disposition and (ii) the Net Cash Proceeds of such Disposition shall be applied and/or reinvested as (and to the extent) required by Section 2.06(f);

(j) to the extent constituting or resulting in a Disposition of assets by the Borrower or any of its Subsidiaries, Investments permitted by Section 8.05 (other than Section 8.05(i) or (p)), Permitted Liens and Sale and Lease-Back Transactions permitted by Section 8.12;

(k) the termination of a lease due to the default of the landlord thereunder or pursuant to any right of termination of the tenant under the lease;

(l) Dispositions of equipment or Realty to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property (which replacement property is actually promptly purchased) or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such similar replacement property (which replacement property is actually promptly purchased);

(m) the lease or sub-lease of any real or personal property in the ordinary course of business and the termination or non-renewal of any Realty lease not used or not necessary to the operations of the Borrower or any Subsidiary;

(n) Dispositions in the ordinary course of business consisting of the abandonment of Intellectual Property which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of Holdings and its Subsidiaries, taken as a whole;

(o) Dispositions of Investments in joint ventures or any Subsidiaries that are not Wholly Owned Subsidiaries to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(p) Dispositions in connection with the termination or unwinding of Derivative Transactions;

(q) exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as the exchange or swap is made for fair value (as reasonably determined in good faith by the Borrower) for like property or assets; provided that within 45 days of any such exchange or swap, in the case of any Credit Party and to the extent such property does not constitute an Excluded Asset, the Administrative Agent has a perfected Lien having the same priority as any Lien held on the Realty so exchanged or swapped;

(r) any merger, consolidation, Disposition or conveyance, the sole purpose and effect of which is to reincorporate or reorganize (i) any Domestic Subsidiary in another jurisdiction in the U.S. or (ii) any Foreign Subsidiary in the U.S. or (other than with respect to the Borrower) any other jurisdiction; provided, that any Credit Party involved in such transaction does not become an Excluded Subsidiary as a result of such transaction;

(s) the sale or Disposition of Capital Stock to qualify directors where required by applicable law or to satisfy Requirements of Law with respect to ownership of the Capital Stock;

(t) Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law; and

(u) Dispositions of Permitted Factoring Facility Assets in accordance with the terms of any Permitted Factoring Facility Documents.

To the extent that any Collateral is Disposed of as expressly permitted by this Section 8.04 to any Person other than a Credit Party, such Collateral shall be sold free and clear of the Liens created by the Credit

Documents, which Liens shall be automatically released upon the consummation of such Disposition; it being understood and agreed that the Administrative Agent shall be authorized to take, and shall take, any actions reasonably requested by the Borrower in order to effect the foregoing in accordance with Article 10 hereof; provided, that in the case of a Disposition to a Credit Party, the transferee Credit Party shall cause the relevant assets (other than Excluded Assets) disposed to it to become part of its Collateral).

Notwithstanding anything to the contrary in this Section 8.04, in no event shall Holdings, the Borrower or any other Credit Party Dispose of any Material Asset, to a Non-Credit Party.

Section 8.05. Investments. No Credit Party will, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or security of any Person or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), after the Closing Date, other than:

(a) Cash and Cash Equivalents (or Investments that were Cash Equivalents when made);

(b) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of Intellectual Property and other assets, in each case in the ordinary course of business;

(c) Investments consisting of loans and advances to directors, officers and employees of Holdings or any Intermediate Parent, the Borrower or any Subsidiary (i) for reasonable travel, relocation, entertainment and business expenses in the ordinary course of business, (ii) prepaid expenses incurred in the ordinary course of business and (iii) in connection with the purchase of Capital Stock in Holdings by such directors, employees and officers in an aggregate amount in the case of this clause (iii) not to exceed the greater of (i) $7,500,000 and (ii) 7.5% of Consolidated EBITDA as of the last day of the most recently ended Test Period, outstanding at any time;

(d) Investments existing on, or contractually committed to as of, the Closing Date and described on Schedule 8.05;

(e) Investments of the Borrower and any of its Subsidiaries under Derivative Transactions entered into in the ordinary course of business and not for speculative purposes;

(f) Investments between or among the Borrower and its Subsidiaries, provided that:

(i) in the case of Investments made by the Borrower or its Subsidiary, the Borrower or such Subsidiary, as applicable, complies with Section 6.09, to the extent applicable; and

(ii) in the case of Investments made by Credit Parties, the aggregate amount of Investments made after the Closing Date by Credit Parties in Non-Credit Parties, together with the amount of Permitted Acquisitions by Credit Parties of Persons that do not become Credit Parties, which Permitted Acquisitions are subject to the cap in clause (g) below, shall not collectively exceed an aggregate amount greater than the greater of (i) $10,000,000 and (ii) 10.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period;

(g) any acquisition made by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division or product line (including research and development and related assets in respect of any product) or all or substantially all of the outstanding Capital Stock (including any Investment which serves to increase the Borrower’s respective equity ownership in any Subsidiary or in any joint venture, to the extent such Investment in such Subsidiary or joint venture results in ownership of all or substantially all of the equity ownership of such Person) in, a Person (any such Person referred to herein as the “Acquired Entity”; and any acquisition of an Acquired Entity meeting all the criteria of this Section 8.05(g) being referred to herein as a “Permitted Acquisition”); so long as a result of such Investment, (i) such Person becomes a Subsidiary, (ii) such Person, in one transaction or a series of related transaction, is amalgamated, merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such business line, division, unit or product line (including any applicable memberships)) to, or is liquidated into, the Borrower or any Subsidiary as a result of such Investment, (iii) immediately following the execution of the definitive documentation for, and the consummation of, such Permitted Acquisition, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iv) after giving effect thereto, the Borrower is in compliance with Section 8.08, (v) immediately after giving effect thereto, the Borrower shall be in compliance with the Financial Covenants calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period, (vi) immediately after giving effect thereto, the Financial Covenant set forth in Section 7.01(a) calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period shall be less than 2.75 to 1.00, (vii) each Person so acquired (or the Person owning the assets so acquired) shall become a Guarantor and all Subsidiaries of such Acquired Entity that are required to become Credit Parties pursuant to Section 6.09 shall become Credit Parties hereunder, (viii) all transactions related thereto are consummated in accordance in all material respects with all Requirements of Law and, in the case of any acquisition of a Person and to the extent required, the Board of Directors of such acquired Person or its selling equity-holders shall have approved such purchase or other acquisition, and (ix) the Borrower shall have delivered to the Administrative Agent (1) to the extent available, audited and unaudited financial statements for any Person (or division, business line or product line acquired in any such acquisition) for the last fiscal year of such Person (or division, business line or product line), audited or reviewed by independent certified public accountants, (2) a certificate of a Financial Officer of the Borrower certifying that all the requirements set forth in this Section 8.05(g) have been satisfied with respect to such purchase or other acquisition, together with reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clauses (vi) and (vii) above, and (3) if obtained by or on behalf of any Credit Party and in any event for acquisitions of a Person or business whose Consolidated EBITDA (calculated in a manner consistent with the calculation of Consolidated EBITDA), after giving pro forma effect to such acquisition (other than the acquisition of any additional Capital Stock in Micro Bird Holdings, Inc.), constitutes more than $7,500,000, a quality of earnings report from a third party firm; provided that, the aggregate amount of Permitted Acquisitions by Credit Parties of entities that do not become Credit Parties, together with the amount of Investments in Non-Credit Parties subject to the cap in clause (f)(ii) shall not exceed the greater of (i) $10,000,000 and (ii) 10.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period; it being agreed that such cap shall not apply in case of the acquisition of a target where at least 90.0% of the Consolidated EBITDA of such target is generated by Subsidiaries that become Credit Parties;

(h) Investments (including debt obligations and Capital Stock) (i) received by the Borrower or any of its Subsidiaries as a creditor pursuant to a bankruptcy, insolvency, receivership or plan of reorganization under any Debtor Relief Law of any Person or a composition or readjustment of the debts of such Person, (ii) in settlement of a dispute or delinquent account, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(i) Investments consisting of (i) deposits or prepaid expenses or (ii) endorsements for collection or deposit and customary trade arrangements, in each case made or incurred in the ordinary course of business;

(j) any Investment received as non-cash consideration from any Disposition permitted by Section 8.04 (other than Section 8.04(j));

(k) Investments by the Borrower or any of its Subsidiaries after the Closing Date in joint ventures or non-Wholly Owned Subsidiaries in an aggregate amount, in any fiscal year, not to exceed the greater of (i) $10,000,000 and (ii) 20.0% of the Net Worth of Holdings and its Subsidiaries; provided that, any unused portion for any fiscal year may be carried forward to succeeding fiscal years;

(l) Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at the time of the making thereof and without giving effect to any write-downs or write-offs thereof) equal to the portion, if any, of the Available Amount on the date of such election that the Borrower elects to apply to this Section 8.05(l); provided that as of the date of making thereof in respect of any such Investment, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) immediately after giving effect to any such Investment, the Borrower shall be in compliance with the Financial Covenants calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period and (z) immediately after giving effect to any such Investment, the Total Leverage Ratio as of the last day of the most recently ended Test Period, calculated on a Pro Forma Basis as of such date, shall not exceed 2.75:1.00;

(m) Investments comprised of notes payable, or Capital Stock issued by account debtors to the Borrower or any Subsidiary pursuant to negotiated agreements with respect to settlement of such account debtor’s account in the ordinary course of business;

(n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(o) Investments in the Borrower, any Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities in the ordinary course of business;

(p) Investments consisting of Indebtedness permitted under Section 8.02 (other than Indebtedness permitted under Sections 8.02(d)(i) and (m)(iii)), Permitted Liens, Restricted Junior Payments permitted by Section 8.06 (other than Restricted Junior Payments permitted under Section 8.06(f)), and mergers, consolidations, amalgamations, liquidations, winding up, dissolutions or Dispositions permitted by Section 8.04 (other than Section 8.04(c) (if made in reliance on sub-clause (ii) thereof referring to this Section 8.05) and 8.04(j));

(q) Investments to the extent that payment for such Investments is made solely with Capital Stock of Holdings or any Intermediate Parent and/or, following a Qualifying IPO, the Borrower (if the Borrower is the IPO Entity), in each case, to the extent Not Otherwise Applied and not resulting in a Change in Control;

(r) (i) Investments of any Subsidiary acquired after the Closing Date, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Subsidiary after the Closing Date, in each case pursuant to an Investment otherwise permitted by this Section 8.05 to the extent that such Investments of such Person were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this Section 8.05(r) so long as any such modification, replacement, renewal or extension thereof does not increase the amount of such Investment except as otherwise permitted by this Section 8.05;

(s) (i) Contingent Obligations with respect to leases (other than Capital Leases) or of other obligations not constituting Indebtedness, (ii) Contingent Obligations with respect to the lease obligations (other than from Capital Leases) of suppliers, customers, franchisees and licensees of the Borrower and/or its Subsidiaries and (iii) Contingent Obligations with respect to utility and raw material purchases by the Borrower and/or its Subsidiaries, in each case in the ordinary course of business; and

(t) additional Investments in an aggregate amount not to exceed the greater of (i) $20,000,000 and (ii) 20.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period; provided that no Investment in any non-Credit Party shall be made pursuant to this Section 8.05(t).

Notwithstanding anything herein to the contrary, no Material Asset owned by a Credit Party may be contributed as an Investment by such Credit Party to any non-Credit Party.

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but in each case, net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts (for the avoidance of doubt, other than increases in book value).

Section 8.06. Restricted Junior Payments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a) the Borrower may (i) make Restricted Payments payable solely in the form of common stock or other common Capital Stock and (ii) purchase, redeem, retire, defease or otherwise acquire shares of its Capital Stock (other than Disqualified Capital Stock that is not otherwise permitted by this Agreement) with the proceeds received contemporaneously from the issue of new shares of its Capital Stock (other than Disqualified Capital Stock that is not otherwise permitted by this Agreement);

(b) each Subsidiary of the Borrower may make Restricted Payments (i) ratably to its equity holders and (ii) to the Borrower or any other Subsidiary;

(c) a Credit Party may make Tax Distributions;

(d) the Borrower may make additional Restricted Junior Payments so long as no Default or Event of Default shall have occurred and be continuing, or would result therefrom, and so long as (x) in the case of Restricted Payments, (A) when determined as of the date of declaration thereof, immediately after giving effect to any such Restricted Payment, the Total Leverage Ratio as of the last day of the most recently ended Test Period, calculated on a Pro Forma Basis as of such date, does not exceed 2.75:1.00 and (B) immediately after giving effect to any such Restricted Payment, the Borrower shall be in compliance with the Financial Covenants calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period or (y) in the case of Restricted Debt Payments, (A) when determined as of the date of giving irrevocable notice (which may be conditional) in respect thereof, immediately after giving effect to any such Restricted Debt Payment, the Total Leverage Ratio as of the last day of the most recently ended Test Period, calculated on a Pro Forma Basis as of such date, does not exceed 2.75:1.00 and (B) immediately after giving effect to any such Restricted Debt Payment, the Borrower shall be in compliance with the Financial Covenants calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period;

(e) the Borrower and any of its Subsidiaries may make Restricted Payments in Cash to Holdings or any Intermediate Parent to pay, or the proceeds of which are applied by Holdings or such Intermediate Parent to pay, cash dividends and distributions to Holdings or any Intermediate Parent (i) to the extent necessary to permit Holdings or such Intermediate Parent to pay legal, accounting and reporting expenses, (ii) to the extent necessary to permit Holdings or such Intermediate Parent to pay general administrative costs and expenses and to pay reasonable and customary directors fees and expenses, (iii) to the extent necessary to permit Holdings or such Intermediate Parent to pay franchise fees or similar taxes and fees required to maintain its organizational existence or privilege of doing business, (iv) to the extent necessary to pay (x) fees and expenses related to debt or equity offerings, investments or acquisitions (whether or not consummated), in each case, permitted under this Agreement and (y) after the consummation of an initial public offering or issuance of public debt securities, Public Company Costs, (v) for the payment of insurance premiums relating to the ownership or operations of Holdings or any Intermediate Parent and (vi) so long as no Event of Default shall have occurred or be continuing, to repurchase, redeem, retire or otherwise acquire Capital Stock owned by any Person including any future, present or former employees, officers, directors, members of management, managers or consultants (or any immediate family member, domestic partner, executor, administrator, heir, legatee, estate or tax planning vehicle or permitted transferee of the foregoing) (to the extent the purchase price exceeds the amount of outstanding advances made to such individuals in connection with the purchase of Capital Stock) in an aggregate amount not to exceed, in any fiscal year, the greater of (A) $10,000,000 and (B) 10.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis); provided that, with respect to clause (vi), any unused portion for any fiscal year may be carried forward to succeeding fiscal years;

(f) to the extent constituting a Restricted Junior Payment, the Borrower and any Subsidiary may consummate any transaction permitted by Section 8.01 and Section 8.05 (other than Section 8.05(p));

(g) the Borrower or any Subsidiary may otherwise make any Restricted Junior Payments in an aggregate amount equal to the portion, if any, of the Available Amount on the date of such election that the Borrower elects to apply this Section 8.06(g); provided that as of the date of declaration thereof or giving irrevocable notice (which may be conditional) in respect of any such Restricted Junior Payment, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) immediately after giving effect to any such Restricted Junior Payment, the Borrower shall be in compliance with the Financial Covenants calculated on a Pro Forma Basis as of the last day of the most recently ended Test Period;

(h) the Borrower may make Restricted Payments in Cash to Holdings the proceeds of which shall be used to make cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of Holdings or its Subsidiaries; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 8.06 (as determined in good faith by the Borrower or a Subsidiary of the Borrower);

(i) the Borrower or any of its Subsidiaries may (i) make regularly scheduled payments of interest and fees, expenses and indemnification obligations in respect of any Subordinated Debt in accordance with the terms of, and to the extent permitted by, any subordination provisions contained in, the indenture or other agreement pursuant to which such Indebtedness was issued, (ii) purchase, defease, redeem, repurchase or otherwise acquire or retire any Subordinated Debt in connection with any modification, exchange, refinancing, refunding, renewal, extension, or replacement, thereof permitted under Section 8.02 and (iii) make payments of interest in respect of any Subordinated Debt in the form of payments in kind, accretion or similar payments;

(j) the Borrower or any of its Subsidiaries may make Restricted Debt Payments with respect to intercompany Indebtedness between the Borrower and its Subsidiaries permitted under Section 8.02, subject to the subordination provisions applicable thereto which subordination provisions are reasonably acceptable to the Administrative Agent; and

(k) the Borrower may make Restricted Payments to Holdings (or any Intermediate Parent) to finance any Investment permitted to be made pursuant to Section 8.05 as if such Investment were made by the Borrower or any of its Subsidiaries; provided that (i) such Restricted Payments shall be made substantially concurrently with the closing of such Investment and (ii) Holdings (or such Intermediate Parent) shall, promptly following the closing thereof, cause (A) all property acquired (whether assets or Capital Stock) to be contributed as equity to the Borrower or a Subsidiary thereof or (B) the merger, consolidation or amalgamation (to the extent permitted hereunder) of the Person formed or acquired into the Borrower or a Subsidiary thereof in order to consummate such Investment.

Section 8.07. Transactions with Affiliates. No Credit Party will, or will permit any of its Subsidiaries to, enter into any transaction or series of related transactions (including any purchase, sale, lease, transfer or disposition or exchange of assets or property or the rendering of any service) with any Affiliate of the Borrower, except upon terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person other than an Affiliate of the Borrower; provided, however, that nothing contained in this Section 8.07 shall prohibit:

(a) transactions described on Schedule 8.07, as in existence on the date hereof;

(b) the payment of reasonable and customary fees to members of its board of directors (or similar governing body);

(c) Restricted Junior Payments otherwise permitted by Section 8.06 and any Investment otherwise permitted by Section 8.05;

(d) transactions between or among Credit Parties;

(e) transactions between Credit Parties and Subsidiaries that are Non-Credit Parties and/or any entity that becomes a Subsidiary as a result of such transaction, subject to any limitations set forth herein;

(f) compensation and indemnification of and other employment agreements and arrangements, employee benefit plans and stock incentive plans with, directors, officers and employees of any Credit Party or Subsidiary that is a Non-Credit Party entered in the ordinary course of business;

(g) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor, in each case, entered into in the ordinary course of business, which are fair to the Borrower and/or its applicable Subsidiary in the good faith determination of the Borrower or its senior management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(h) the payment of reasonable out-of-pocket costs and expenses related to registration rights and customary indemnities provided to shareholders under any shareholder agreement; and/or

(i) the Transactions, including payment of the related costs associated therewith.

Section 8.08. Lines of Business. No Credit Party will, and will not permit or cause any Subsidiary to, engage in any business other than the businesses engaged in on the Closing Date and businesses and activities that are complementary, ancillary, supplemental, reasonably related or incidental thereto; provided, that nothing herein shall restrict any business or activities related to the research, development, engineering, regulatory qualification and/or manufacture of school buses, including electric or similar other low emission vehicles, chassis or engines or powertrains, or other vehicles, chassis or engines or powertrains designed to meet emerging emissions standards and requirements.

Section 8.09. Certain Amendments. No Credit Party will, and will not permit or cause any Subsidiary to, without the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), (a) amend, modify or change any provision of their respective Organization Documents in a manner that is not material and adverse to the Lenders, in their capacity as such and (b) amend, modify or change, or permit the amendment, modification or changing of any documents evidencing any Subordinated Debt or any other Indebtedness that is subordinated to any of the Secured Obligations (or secured by Liens that are subordinated to the Liens securing the Secured Obligations) in a manner that violates the subordination or intercreditor terms thereof or, to the extent not covered by the applicable subordination or intercreditor terms, in a manner that is not material and adverse to the Lenders, in their capacity as such; provided that, in the case of clause (a) above, for purposes of clarity, it is understood and agreed that the Borrower and/or any Subsidiary may effect a change to its organizational form and/or consummate any other transaction that is permitted under Section 8.01 or Section 8.04(p); provided, further, that in the case of clause (b) above, for purposes of clarity, it is understood and agreed that the foregoing limitation shall not otherwise prohibit any Refinancing Indebtedness or any other replacement, refinancing, amendment, supplement, modification, extension, renewal, restatement or refunding of any such Indebtedness, in each case, that is permitted under this Agreement in respect thereof.

Section 8.10. Limitation on Restrictions on Subsidiary Distributions; Negative Pledges. Except as provided herein, or in any other Credit Document, no Credit Party shall, and shall not permit its Subsidiaries to, directly or indirectly, create or suffer to exist or become effective any agreement restricting the ability of (i) any Subsidiary of the Borrower to make any dividend payments or other distributions to the Borrower or any other Credit Party, (ii) any Subsidiary to make Cash loans or advances to the Borrower or any other Credit Party, (iii) any Credit Party to guarantee the Secured Obligations or (iv) any Credit Party to create, permit or grant a Lien on any of its properties or assets to secure the Secured Obligations, in each case other than restrictions:

(a) set forth in any agreement evidencing Indebtedness permitted by Section 8.02 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Subsidiaries or the property or assets intended to secure such Indebtedness;

(b) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any property, assets or Capital Stock permitted under this Agreement;

(c) arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit received from an unaffiliated third party;

(d) arising under customary non-assignment provisions with respect to assignments, leases, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements, in each case entered into in the ordinary course of business;

(e) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(f) that are assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(g) set forth in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis;

(h) arising in any agreement relating to any Secured Hedge Obligation or Secured Cash Management Obligation or obligations of the type referred to in Section 8.02(u);

(i) customary restrictions and conditions relating to any asset (or all of the assets) of and/or the Capital Stock of the Borrower and/or any Subsidiary which are imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Capital Stock of the relevant Person that is permitted by this Agreement;

(j) set forth in documents which exist on the Closing Date and were not created in contemplation thereof;

(k) on Cash, other deposits or net worth or similar restrictions imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such Cash, other deposits or net worth or similar restrictions exist; and

(l) set forth in any agreement relating to any Permitted Lien that limit the right of the Borrower or any Subsidiary to Dispose of or encumber the assets subject thereto.

No Credit Party shall, nor shall it permit any Subsidiary to, sell, transfer, assign, mortgage, pledge, lease, grant a security interest in or otherwise encumber (other than Permitted Liens permitted pursuant to Section 8.03) any Realty owned by any Credit Party or Subsidiary thereof with a fair market value, individually or in the aggregate, in excess of $2,000,000 to an unaffiliated third party without the prior written consent of the Required Lenders.

Section 8.11. Fiscal Year. No Credit Party will, and will not permit or cause any of its Subsidiaries to, change its fiscal year-end from the Saturday closest to September 30; provided that, the Borrower may, upon written notice to the Administrative Agent, change the fiscal year-end of the Borrower to another date, in which case the Borrower and the Administrative Agent will, and are hereby authorized to (without the consent of the Required Lenders) and, in the case of the Administrative Agent, is hereby directed to by each Lender, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year-end.

Section 8.12. Sale/Leaseback. No Credit Party will, and will not permit or cause any of its Subsidiaries to, directly or indirectly, after the Closing Date, become liable as lessee or as guarantor or other surety with respect to any lease of property, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which Holdings or any of its Subsidiaries has sold or transferred or is to sell or transfer to a Person which is not Holdings or any Subsidiary of Holdings or (b) which Holdings or any Subsidiary of Holdings intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by

Holdings or any Subsidiary of Holdings to another Person which is not Holdings or any Subsidiary of Holdings in connection with such lease (such a transaction, a “Sale and Lease-Back Transaction”); provided that any Sale and Lease-Back Transaction shall be permitted so long as such Sale and Lease-Back Transaction is (i) permitted by Section 8.05, (ii) made for Cash consideration in an amount not less than the fair market value of such property, (iii) the Credit Party or its applicable Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (iv) the aggregate fair market value of the property sold pursuant to all such Sale and Lease-Back Transactions under this Section 8.12 during the term of this Agreement shall not exceed the greater of (i) $10,000,000 and (ii) 10.0% of Consolidated EBITDA as of the last day of the most recently ended Test Period; provided that, if such Sale and Leaseback Transaction results in purchase money Indebtedness or Indebtedness with respect to Capital Lease, such Indebtedness is permitted by Section 8.02(f) and any Lien made the subject of such Indebtedness is permitted by Section 8.03(f). Notwithstanding anything to the contrary in this Section 8.12, in no event shall any Credit Party or any Subsidiary thereof enter into Sale and Lease-Back Transaction with an Excluded Subsidiary with respect to any Material Asset.

Section 8.13. Business of Holdings and Intermediate Parents.

(a) Neither Holdings nor any Intermediate Parent shall directly operate any material businesses; provided, that for the avoidance of doubt, the following activities shall not constitute the operation of a business and shall in all cases be permitted: (i) owning, directly or indirectly, the Capital Stock of the Borrower, any Subsidiary of the Borrower, any of its other Subsidiaries and/or any other Person; (ii) entry into, and the performance of its obligations with respect to the Credit Documents and any documentation relating to any permitted refinancing of the foregoing; (iii) the consummation of the Transactions and entry into and performance of its obligations related thereto; (iv) the issuance of its own Capital Stock (including, for the avoidance of doubt, the making of any dividend or distribution on account of, or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value of, any shares of any class of its Capital Stock); (v) the payment of dividends and distributions, the making of contributions to the capital of its Subsidiaries and Guarantees of Indebtedness permitted to be incurred hereunder by the Borrower or any of the Subsidiaries; (vi) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its officers, directors, managers and employees and those of its Subsidiaries); (vii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Capital Stock (other than Disqualified Capital Stock) including converting into another type of legal entity; (viii) holding director and shareholder meetings, preparing organizational records and other organizational activities required to maintain its separate organizational structure or to comply with applicable Requirements of Law; (ix) the participation in tax, accounting and other administrative matters as a member of the consolidated group of Holdings or any Intermediate Parent, including compliance with applicable Requirements of Law and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees; (x) the holding of any cash and Cash Equivalents; (xi) the holding of any other property received by it as a distribution from any of its Subsidiaries and the making of further distributions with such property; (xii) the entry into and performance of its obligations with respect to contracts and other arrangements, including the providing of indemnification to officers, managers, directors and employees; (xiii) the filing of Tax reports and paying Taxes and other customary obligations related thereto in the ordinary course (and contesting any Taxes); (xiv) the preparation of reports to Governmental Authorities and to its shareholders; (xv) the making of Investments and acquisitions, as applicable, in the Borrower and its Subsidiaries; (xvi) the performance of obligations under and compliance with its Organization Documents, any demands or requests from or requirements of a Governmental Authority or any applicable Requirement of Law, ordinance, regulation, rule, order, judgment, decree or permit, including as a result of or in connection with the activities of its Subsidiaries; (xvii) any actions taken, or assets held, in connection with an actual or proposed Qualifying IPO; and (xviii) any activities incidental to the foregoing.

(b) Neither Holdings nor any Intermediate Parent shall create, incur, assume or suffer to exist any Lien on any Capital Stock of Holdings, any Intermediate Parent or the Borrower (other than Liens pursuant to any Credit Document, non-consensual Liens arising solely by operation of any Requirement of Law and Liens pursuant to documentation relating to other secured Indebtedness permitted to be incurred by the Credit Parties that is permitted to be secured by the Collateral pursuant to Section 8.03).

(c) Neither Holdings nor any Intermediate Parent shall incur any Indebtedness (other than in respect of any Indebtedness that (a) is not secured by the Capital Stock of Holdings, any Intermediate Parent or the Borrower or any of its Subsidiaries, (b) is not guaranteed by, and does not otherwise have any recourse to, Holdings, any Intermediate Parent or the Borrower or any of its Subsidiaries or their assets or (c) consists of Contingent Obligations relating to Indebtedness incurred by the Borrower and/or its Subsidiaries that is permitted pursuant to Section 8.02).

ARTICLE 9

EVENTS OF DEFAULT

Section 9.01. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) The Borrower shall fail to pay (i) any principal of any Loan or any Reimbursement Obligation when due, or (ii) any interest on any Loan, any fee, or any other Obligation when due, and, in the case of clause (ii) only, such failure shall continue unremedied for a period of five (5) Business Days;

(b) The Borrower shall fail to observe, perform or comply with any condition, covenant or agreement contained in any of Section 6.02(d)(i), Section 6.03(a) (as it applies to the preservation of the existence of any Credit Party or any Subsidiary that is a Material Subsidiary), Section 6.04, Section 6.08, Section 7.01 or Article 8; provided that in the event of a failure, or potential failure, to comply with any Financial Covenant, upon the Administrative Agent’s receipt of written notice from the Borrower that the Borrower intends to exercise the Cure Right, until the Cure Expiration Date, there shall be deemed to be no Event of Default resulting from a breach (or potential breach) of such Financial Covenant and neither the Lenders nor the Administrative Agent shall exercise any rights or remedies under Section 9.02 available during the continuance of any Event of Default based solely upon any actual or purported failure to comply with such Financial Covenant (including to accelerate the Loans or terminate the Commitments or to foreclose on or take possession of the Collateral or any other right or remedy under the Credit Documents); provided that, commencing on the earlier of the day on which financial statements have been delivered or are required to be delivered for the relevant fiscal quarter or fiscal year, as applicable, under Sections 6.01(a) or (b), as applicable, no Revolving Lender, Swingline Lender or Issuing Lender shall be required to make any Revolving Loan or Swingline Loan or issue or amend any Letter of Credit until the Cure Amount is actually received;

(c) Any Credit Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Credit Documents other than those enumerated in subsections (a) and (b) above, and such failure shall continue unremedied for a period of 30 days after the earlier of (i) the Knowledge of any Credit Party and (ii) the date on which written notice thereof is delivered by the Administrative Agent to the Borrower;

(d) Any representation or warranty made or deemed made by or on behalf of any Credit Party in this Agreement, any of the other Credit Documents or in any certificate, instrument, report or other document required to be delivered in connection herewith or therewith shall prove to have been untrue in any material respect (without duplication of other materiality qualifiers contained therein) as of the date made or deemed made;

(e) Any Credit Party or any Subsidiary thereof, shall (i) fail to pay when due (whether by scheduled maturity, acceleration or otherwise and after giving effect to any applicable grace period) (any principal of or interest on any Indebtedness or any other amount in respect of such Indebtedness (other than the Indebtedness incurred pursuant to this Agreement) having an aggregate principal amount exceeding the Threshold Amount or (ii) after giving effect to any applicable grace period, fail to observe, perform or comply with any condition, covenant or agreement contained in any agreement or instrument evidencing or relating to any such Indebtedness under clause (i) (other than, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the applicable Hedge Agreements and which are not as a result of any default thereunder by any Credit Party or any Subsidiary thereof), and, in each case, the effect of such failure is to cause, or permit the holder or holders of such Indebtedness (or a trustee or agent on its or their behalf) to cause (with the giving of notice or otherwise), such Indebtedness to become due, or to be prepaid, redeemed, purchased or defeased, prior to its stated maturity; provided, that clause (ii) of this paragraph (e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property securing such Indebtedness if such sale or transfer is permitted hereunder; provided, further, that any such failure under clauses (i) or (ii) is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 9.02;

(f) Any Credit Party or any Subsidiary that is a Material Subsidiary, shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, moratorium of indebtedness, arrangement, administration, readjustment of debts, suspension of payment or any other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition (other than an administration petition) or case of the type described in subsection (g) below, (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver, interim-receiver, receiver and manager, administrator, administrative receiver, compulsory manager or liquidator or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing, its inability to pay its debts generally as they become due or (v) make a general assignment, composition, compromise or arrangement for the benefit of creditors;

(g) Any involuntary petition or case shall be filed, presented or commenced against any Credit Party or any Subsidiary that is a Material Subsidiary, seeking liquidation, winding-up, reorganization, dissolution, moratorium of any indebtedness, arrangement, readjustment of debts, suspension of payments, the appointment of a custodian, trustee, receiver, interim-receiver, receiver and manager, administrator, administrative receiver, compulsory manager or liquidator or similar official for it or all or a substantial part of its properties, or any other relief under any Debtor Relief Law now or hereafter in effect, and such petition (other than an administration petition) or case shall not be dismissed, vacated, bonded, discharged or stayed for a period of 60 consecutive days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding and such order, judgment or decree is not stayed; or any analogous procedure or step is taken with respect to any Credit Party or any Subsidiary that is a Material Subsidiary in any jurisdiction;

(h) Any one or more final money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (exclusive of amounts fully bonded or covered by insurance as to which a third party insurance company has been notified and not denied coverage) in excess of the Threshold Amount shall be entered or filed against Holdings, any Intermediate Parent, the Borrower or any Subsidiary or any of their respective properties and the same shall not be paid, dismissed, stayed, vacated, bonded or discharged for a period of 60 days;

(i) At any time after the execution and delivery thereof, (i) any Security Document to which any Credit Party is now or hereafter a party shall for any reason cease to be in full force and effect or cease to be effective to give the Administrative Agent a valid and perfected first priority security interest in and Lien upon the Collateral purported to be covered thereby, subject to no Liens other than Permitted Liens, in each case unless by reason of (A) any act or failure to act on the part of the Administrative Agent (including the failure of the Administrative Agent to maintain possession of any Collateral actually delivered to it or the failure of the Administrative Agent to file UCC continuation statements) or any Lender, (B) a release of Collateral that is pursuant to and in accordance with the terms thereof or (C) the occurrence of the Termination Date or any other termination of such Security Document in accordance with the terms thereof; (ii) any Credit Party shall deny or disaffirm in writing such Credit Party’s obligations under the Guaranty (other than as a result of the discharge of such Guarantor in accordance with the terms thereof) or the Guaranty shall cease to be in full force and effect, other than by reason of the occurrence of the Termination Date or unless any such cessation occurs in accordance with the terms thereof, as applicable; or (iii) the Obligations shall cease to constitute senior indebtedness or first lien indebtedness, as applicable, under the subordination provisions of any documents or instruments evidencing any permitted Subordinated Debt, or in any Acceptable Intercreditor Agreement with respect thereto, or such subordination provision shall be invalidated or otherwise cease, for any reason, to be valid, binding and enforceable obligations of the parties thereto;

(j) (i) Any ERISA Event shall have occurred, which individually or in the aggregate, results or could reasonably be expected to result in liability of any Credit Party or any of its Subsidiaries in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to a Multiemployer Plan, any Credit Party or ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability but only to the extent such failure to make such payment could reasonably be expected to result in a Material Adverse Effect; and

(k) A Change in Control shall have occurred.

Section 9.02. Remedies: Termination of Commitments, Acceleration, Etc.. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, take any or all of the following actions at the same or different times:

(a) Except as otherwise set forth in Section 9.02(c) below, declare the Commitments, the Swingline Commitment, and the Issuing Lenders’ obligation to issue Letters of Credit, to be terminated, whereupon the same shall terminate (provided that, upon the occurrence of an Event of Default pursuant to Section 9.01(f) or Section 9.01(g), the Commitments, the Swingline Commitment and the Issuing Lenders’ obligation to issue Letters of Credit shall automatically be terminated);

(b) Except as otherwise set forth in Section 9.02(c) below, declare all or any part of the outstanding principal amount of the Loans to be immediately due and payable, whereupon the principal amount so declared to be immediately due and payable, together with all interest accrued thereon, any premium with respect thereto and all other amounts payable under this Agreement, the Notes and the other Credit Documents (but excluding any amounts owing under any Hedge Agreement or Secured Cash Management Agreements), shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower (provided that, upon the occurrence of an Event of Default pursuant to Section 9.01(f) or Section 9.01(g), all of the outstanding principal amount of the Loans and all other amounts described in this subsection (b) (but excluding, for the avoidance of doubt, any amounts owing under any Hedge Agreement or Secured Cash Management Agreements) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower) (for the avoidance of doubt, acceleration of any amounts owing under any Hedge Agreement or Secured Cash Management Agreement shall be governed by the terms thereof);

(c) Upon the occurrence of an Event of Default arising from a breach of Section 7.01 (subject to the Borrower’s right to exercise its Cure Right in respect of such breach and the other applicable provisions of this Agreement) that has occurred and is continuing, the Required Lenders may take any of the actions specified in Sections 9.02(a) and (b).

(d) Direct the Borrower to deposit (and the Borrower hereby agrees, forthwith upon receipt of notice of such direction from the Administrative Agent, to deposit) with the Administrative Agent from time to time such additional amount of cash as is equal to the aggregate Stated Amount of all Letters of Credit then outstanding (whether or not any beneficiary under any Letter of Credit shall have drawn or be entitled at such time to draw thereunder) (minus the amount then on deposit in the applicable cash collateral account owned by the Administrative Agent), such amount to be held by the Administrative Agent in the applicable cash collateral account owned by the Administrative Agent as security for the Letter of Credit Exposure as described in Section 3.08; and

(e) Exercise all rights and remedies available to it under this Agreement, the other Credit Documents and applicable law.

Section 9.03. Remedies: Set-Off. In addition to all other rights and remedies available under the Credit Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, each Lender may, and each is hereby authorized by the Borrower, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Borrower, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held (including at any branches or agencies, wherever located), and any other indebtedness at any time owing, by such Lender to or for the credit or the account of the Borrower against any or all of the Obligations of the Borrower to such Lender now or hereafter existing, whether or not such Obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.19 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE 10

THE AGENTS

Section 10.01. Appointment and Authorization of Administrative Agent.

Each Lender and each Issuing Lender hereby appoints BMO as Administrative Agent under the Credit Documents and hereby authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Credit Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied

(or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Therefore, the Lenders and Issuing Lender expressly agree that Administrative Agent is not acting as a fiduciary of the Lenders or the Issuing Lenders in respect of the Credit Documents, Borrower or otherwise, and nothing herein or in any of the other Credit Documents shall result in any duties or obligations on Administrative Agent or any of the Lenders or Issuing Lender except as expressly set forth herein. Except as provided in Section 10.07, the provisions of this Article 10 are solely for the benefit of the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.

The Administrative Agent shall also act as the “collateral agent” under the Credit Documents, and each of the Lenders (including in its capacity as a potential obligee of any Hedging Obligations or Cash Management Obligations) and each Issuing Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Credit Documents or supplements to existing Credit Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article 10 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles 10 and 12 (including Sections 12.01 and 12.02, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Credit Documents) as if set forth in full herein with respect thereto.

Section 10.02. Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.03. Action by Administrative Agent.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing,

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Credit Document unless it first receives such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate and any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 10.04. Consultation with Experts.

Administrative Agent may consult with legal counsel (who may be counsel to the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in accordance with the advice of such counsel, accountants or experts.

Section 10.05. Liability of Administrative Agent; Credit Decision.

(a) Neither Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Credit Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by the Borrower, a Lender or the Issuing Lender. Neither Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Credit Document or any Credit Event; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants or agreements of Borrower or any Subsidiary contained herein or in any other Credit Document; (iv) the satisfaction of any condition specified in Article 4, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; or (v) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Credit Document or of any other documents or writing furnished in connection with any Credit Document or of any Collateral (including, for the avoidance of doubt, in connection with the Administrative Agent’s, the Issuing Lender’s or the Swingline Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means); and Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence.

(b) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing

(including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, increase, reinstatement or renewal of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Lenders unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit In particular and without limiting any of the foregoing, Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Credit Documents. Administrative Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with Administrative Agent signed by such payee in form satisfactory to Administrative Agent. Each Lender and Issuing Lender acknowledges that it has independently and without reliance on Administrative Agent or any other Lender or Issuing Lender (or any of their Related Parties), and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to Borrower in the manner set forth in the Credit Documents. It shall be the responsibility of each Lender and Issuing Lender to keep itself informed as to the creditworthiness of Borrower and its Subsidiaries, and Administrative Agent shall have no liability to any Lender or Issuing Lender with respect thereto.

Section 10.06. Indemnity.

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 12.01 or 12.02 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender, any Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s Applicable Percentage at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent an Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), an Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this Section 10.06 shall survive termination of this Agreement. Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to Administrative Agent, any Issuing Lender, or Swingline Lender hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of Administrative Agent to be held by it for its own account and with any amounts offset for the benefit of a Issuing Lender or Swingline Lender to be remitted by Administrative Agent to or for the account of such Issuing Lender or Swingline Lender, as applicable), but shall not be entitled to offset against amounts owed to Administrative Agent, any Issuing Lender or Swingline Lender by any Lender arising outside of this Agreement and the other Credit Documents.

Section 10.07. Resignation of Administrative Agent and Successor Administrative Agent.

Administrative Agent may resign at any time by giving written notice thereof to the Lenders, the Issuing Lender, and Borrower. Upon any such resignation of Administrative Agent, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) (provided that no consent of the Borrower shall be required if an Event of Default under Section 9.01(a),

(b) (solely with respect to the Financial Covenants), (f) or (g) has occurred and is continuing), to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”) then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000; provided, that in no event shall any such successor Administrative Agent be a Defaulting Lender. With effect from the Resignation Effective Date (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lenders directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of its appointment as Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Credit Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10 and all protective provisions of the other Credit Documents shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 10.08. Issuing Lender and Swingline Lender.

Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swingline Lender shall act on behalf of the Lenders with respect to the Swingline Loans made hereunder. Each Issuing Lender and the Swingline Lender shall each have all of the benefits and immunities (i) provided to Administrative Agent in this Article 10 with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swingline Lender in connection with Swingline Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Article 10, included such Issuing Lender and the Swingline Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such Issuing Lender or Swingline Lender, as applicable.

Section 10.09. Hedging Obligations and Cash Management Obligations.

By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 12.07, as the case may be, any Affiliate of such Lender with whom Borrower or any Subsidiary has entered into an agreement creating Hedging Obligations or Cash Management Obligations shall be deemed a Lender party hereto for purposes of any reference in a Credit Document to the parties for whom Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Credit Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties. Without limiting the generality of the foregoing, (i) each such Lender Affiliate shall, for the avoidance of doubt, be deemed to have agreed to the provisions of

Section 10.17 and (ii) no such Lender Affiliate shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral). Notwithstanding any other provision of this Article 10 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to Hedging Obligations or Cash Management Obligations unless the Administrative Agent has received written notice of such Hedging Obligations or Cash Management Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Lender Affiliate.

Section 10.10. Designation of Additional Agents.

Administrative Agent shall have the continuing right, for purposes hereof, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed) (provided that no consent of the Borrower shall be required if an Event of Default under Section 9.01(a), (b) (solely with respect to the Financial Covenants), (f) or (g) has occurred and is continuing), at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.

Section 10.11. Authorization to Release or Subordinate or Limit Liens.

Administrative Agent is hereby irrevocably authorized by each of the Lenders and the Issuing Lenders to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Security Documents (including a sale, transfer, or disposition permitted by the terms of Section 8.04), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capital Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted by Sections 8.02(f) and 8.03(f), (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, and (d) release Liens on the Collateral following termination or expiration of the Commitments and Payment in Full.

Section 10.12. Authorization to Enter into, and Enforcement of, the Security Documents.

(a) Administrative Agent is hereby irrevocably authorized by each of the Lenders and the Issuing Lenders to execute and deliver the Security Documents on behalf of each of the Lenders and their Affiliates and the Issuing Lenders and to take such action and exercise such powers under the Security Documents as Administrative Agent considers appropriate. Each Lender and Issuing Lender acknowledges and agrees that it will be bound by the terms and conditions of the Security Documents upon the execution and delivery thereof by Administrative Agent.

(b) Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 and Article 10 for the benefit of all the Lenders and the Issuing Lender; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (ii) each Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as

Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Credit Documents, (iii) any Lender from exercising setoff rights in accordance with Section 9.03), or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (a) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and Article 10 and (b) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.13. Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credits as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.14. Administrative Agent may File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, each Issuing Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders the Issuing Lenders and the Administrative Agent under Sections 2.14, 12.01 and 12.02 and Article 10) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.14, 12.01 and 12.02 and Article 10.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Lender in any such proceeding.

Section 10.15. Credit Bid. Each of the Lenders and each Issuing Lender hereby irrevocably authorizes (and by entering into a Hedge Agreement with respect to any Secured Hedging Obligation and/or by entering into documentation in connection with any Cash Management Obligation, each of the other Secured Parties hereby authorizes and shall be deemed to authorize) the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Secured Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof, or any equivalent provision of any other Debtor Relief Law;

(b) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof, or any equivalent provision of any other Debtor Relief Law;

(c) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Secured Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Secured Obligations of such Lender or other Secured Party;

it being understood that no Lender shall be required to fund any amount in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Secured Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Secured Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is a Secured Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Secured Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Secured Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Secured Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Secured Obligations that were credit bid in such credit bid or other Disposition.

Section 10.16. Certain ERISA Matters

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Loans, the Letters of Credit, the Commitments or this Agreement;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

Section 10.17. Recovery of Erroneous Payments.

Notwithstanding anything to the contrary in this Agreement, if at any time Administrative Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender, Swingline Lender, Issuing Lender or other Secured Party, whether or not in respect of an Obligation due and owing by Borrower or any Credit Parties at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender, each Swingline Lender, each Issuing Lender and each other Secured Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Lender, Swingline Lender, Issuing Lender or other Secured Party that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section 10.17 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, Swingline Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

ARTICLE 11

GUARANTY

Section 11.01. The Guaranty.

(a) In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by each Guarantor from the extensions of credit hereunder, each Guarantor hereby unconditionally and irrevocably jointly and severally guaranties as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Secured Obligations to the Administrative Agent and the Secured Parties. If any or all of the Secured Obligations to the Administrative Agent and the Secured Parties becomes due and payable hereunder, each Guarantor unconditionally promises to pay such Secured Obligations to the Administrative Agent and the Secured Parties, on order, or demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Secured Parties in

collecting any of the Secured Obligations. The guaranty of each Guarantor contained in this Article 11 is a guaranty of payment and not of collection. Notwithstanding any provision to the contrary contained herein or in any other Credit Document, to the extent the obligations of any Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers, financial assistance or illegal asset distribution) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including any Debtor Relief Law) (the “Maximum Guarantied Amount”).

(b) The Guarantors desire to allocate amongst themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made hereunder on any date by a Guarantor (a “Funding Guarantor”) that exceeds its Fair Share as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Guarantors in the amount of such other Guarantor’s Fair Share Shortfall as of such date, with the result that all contributions will cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. Each Funding Guarantor’s right of contribution under this Section 11.01(b) shall be subject to the provisions of Section 11.07. The allocation among Guarantors of their obligations as set forth in this Section 11.01(b) shall not be construed in any way to limit the liability of any Guarantor hereunder to the Secured Parties.

Section 11.02. Bankruptcy. Additionally, each Guarantor unconditionally and irrevocably guaranties the payment of any and all Secured Obligations of the Borrower (or other relevant Credit Party) to the Secured Parties whether or not due or payable by the Borrower (or such other relevant Credit Party) upon the occurrence of any of the events specified in Section 9.01(f) or 9.01(g), and unconditionally promises to pay such Secured Obligations to the Administrative Agent for the account of the Secured Parties, or order, on demand. Each Credit Party further agrees that to the extent that the Borrower or a Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Secured Party, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Borrower or such Guarantor, the estate of the Borrower or such Guarantor, a trustee, receiver or any other party under any Debtor Relief Law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 11.03. Nature of Liability. The liability of each Guarantor hereunder is exclusive and independent of any security for or other guaranty of the indebtedness or other Secured Obligation of the Borrower (or other relevant Credit Party) and no Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Borrower (or other relevant Credit Party) or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the indebtedness or other Secured Obligation of the Borrower (or other relevant Credit Party), or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower (or other relevant Credit Party), or (e) any payment made to the Administrative Agent or the Secured Parties on the indebtedness or other Secured Obligation which the Administrative Agent or such Secured Parties repay the Borrower (or other relevant Credit Party) pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor hereby waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding. Notwithstanding anything to the contrary in this Agreement, the aggregate liability of the Guarantors and their respective Subsidiaries under the Credit Documents shall not exceed the aggregate amount of the Secured Obligations.

Section 11.04. Independent Obligation. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against any Guarantor whether or not action is brought against any other Guarantor or the Borrower and whether or not any other Guarantor or the Borrower is joined in any such action or actions.

Section 11.05. Authorization. Each Guarantor authorizes the Administrative Agent and each Secured Party without notice or demand (except as shall be required by applicable Requirements of Law that cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Indebtedness or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any guarantor or any other party for the payment of its Guaranty or the Indebtedness and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Secured Parties in their discretion may determine and (d) release or substitute any one or more endorsers, guarantors, the Borrower or other obligors.

Section 11.06. Reliance. It is not necessary for the Administrative Agent or the Secured Parties to inquire into the capacity or powers of the Borrower or any Guarantor or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 11.07. Waiver.

(a) Subject to Section 11.09, each Guarantor waives any right (except as shall be required by applicable Requirements of Law that cannot be waived) to require the Administrative Agent or any Secured Party to (i) proceed against the Borrower (or other relevant Credit Party), any other Guarantor or any other party, (ii) proceed against or exhaust any security held from the Borrower (or other relevant Credit Party), any other Guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Secured Party’s power whatsoever. Each Guarantor waives any defense based on or arising out of any defense of the Borrower (or other relevant Credit Party), any other Guarantor or any other party other than if such Guarantor is released pursuant to Section 11.09 hereof, including any defense based on or arising out of the disability of the Borrower (or other relevant Credit Party), any other Guarantor or any other party, or the unenforceability of the indebtedness or other Secured Obligation or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower (or other relevant Credit Party) other than if such Guarantor is released pursuant to Section 11.09 hereof. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent or a Secured Party by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent and any Secured Party may have against the Borrower (or other relevant Credit Party) or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been paid. Each Guarantor waives any defense arising out of any such election by the Administrative Agent and each of the Secured Parties, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower (or other relevant Credit Party) or any other party or any security. Each Guarantor waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s (or other relevant Credit Party’s) financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the indebtedness or other Secured Obligation and the nature, scope and extent of the risks which each Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Secured Party shall have any duty to advise any Guarantor of information known to it regarding such circumstances or risks.

(b) Each Guarantor hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of Title 11, United States Code, or otherwise) to the claims of the Secured Parties against the Borrower (or other relevant Credit Party) or any other guarantor of the indebtedness or other Secured Obligation of the Borrower (or such other relevant Credit Party) owing to the Secured Parties (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such Guarantor is released pursuant to Section 11.09 hereof. Each Guarantor hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent and the Secured Parties now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the indebtedness or other Secured Obligation of the Borrower (or other relevant Credit Party) and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Secured Parties to secure payment of the indebtedness or other Secured Obligation of the Borrower (or other relevant Credit Party) until such Guarantor is released pursuant to Section 11.09 hereunder.

Section 11.08. Limitation on Enforcement. The Secured Parties agree that this Guaranty may be enforced only by the action of the Administrative Agent (including, without limitation, acting upon the instructions (or with the consent) of the Required Lenders) and that no Secured Party (other than the Administrative Agent) shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Secured Parties under the terms of this Agreement.

Section 11.09. Release of Guarantors. Notwithstanding anything in Section 12.06 to the contrary, a Subsidiary Guarantor shall automatically be released from its obligations hereunder and its Guaranty shall be automatically released (a) upon the consummation of any transaction or related series of transactions permitted hereunder if as a result thereof such Subsidiary Guarantor shall cease to be a Subsidiary (or constitutes an Excluded Subsidiary; provided that, (I) the Borrower, in its sole discretion, may elect to cause (x) such Excluded Subsidiary to remain or become a Subsidiary Guarantor and (y) any Subsidiary Guarantor that is or becomes an Excluded Subsidiary (other than any such Excluded Subsidiary that is made a Subsidiary Guarantor pursuant to clause (x) above) to be released from its guarantee and (II) in the case of a Subsidiary Guarantor that becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof, such release shall only be permitted if at the time such Subsidiary Guarantor becomes an Excluded Subsidiary of such type (i) at the time of such release, after giving effect to such release and the consummation of the transaction that causes such Subsidiary to be an Excluded Subsidiary on a Pro Forma Basis, (x) the Borrower is deemed to have made a new Investment in such Subsidiary in an amount equal to the fair market value of the Investment therein for purposes of Section 8.05 and such Investment is permitted pursuant to Section 8.05 and (y) such release shall constitute the incurrence of any Indebtedness and Liens of such Subsidiary existing at such time, and such Indebtedness and Liens are permitted pursuant to Sections 8.02 and 8.03, as applicable, (ii) such transaction or related series of transactions are with an unaffiliated third party, entered into for a bona fide business purpose and not for entered into for the primary purpose of releasing such Subsidiary Guarantor from its Guaranty and the assets and Capital Stock of such Subsidiary Guarantor are Disposed of for fair market value, (ii) such Subsidiary shall not own or exclusively license Material Asset, (iii) no Default or Event of Default exists or would result therefrom) and (iv) a Responsible Officer of the Borrower certifies to the Administrative Agent compliance with the preceding clauses (i)(x)-(y), (ii) and (iii); provided, further, that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor or provide any other credit support in respect of any Indebtedness (including any Subordinated Debt) or Refinancing Indebtedness in respect thereof, in each case, in an amount in excess of the Threshold Amount or (b) upon the occurrence of the Termination Date.

In connection with any such release, the Administrative Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 11.09 shall be without recourse to or warranty by the Administrative Agent (other than as to the Administrative Agent’s authority to execute and deliver such documents).

The Administrative Agent shall be entitled to and shall rely exclusively on a certificate of a Responsible Officer of the Borrower confirming that such release has occurred, and such certificate shall be conclusive evidence thereof. Each Lender and each other Secured Party irrevocably authorizes the Administrative Agent to take such action and execute any such document and consents to such reliance. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or contained in any certificate prepared or delivered by the Borrower or any Credit Party in connection with the Collateral or compliance with the terms set forth above or in a Credit Document, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral or any action otherwise taken in reliance on the foregoing.

Section 11.10. Keepwell. Each Credit Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty in respect of Swap Obligations upon the occurrence of any Event of Default hereunder (provided, however, that each shall only be liable under this Section 11.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.10, or otherwise under this Guaranty, as it relates to such Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Credit Party under this Section 11.10 shall remain in full force and effect until a discharge of Secured Obligations. Each Credit Party intends that this Section 11.10 constitute, and this Section 11.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Fees and Expenses. The Borrower agrees (a) to pay all reasonable and documented or invoiced out-of-pocket costs and expenses of each Arranger, the Administrative Agent and their respective Affiliates, the Swingline Lender and each Issuing Lender, including the reasonable and documented or invoiced out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if reasonably deemed necessary by the Administrative Agent, of one local counsel in each relevant jurisdiction (which may be a single firm for multiple jurisdictions) to all such Persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest (as reasonably determined by the Administrative Agent, any Issuing Lender, the Swingline Lender or any Arranger subject to such conflict), one additional local counsel in each relevant jurisdiction (which may be a single firm for multiple jurisdictions) to each group of affected Persons similarly situated taken as a whole (in each case, except allocated costs of in-house counsel) in connection with the due diligence investigation in connection with, and the preparation, negotiation, execution, delivery, management, administration and syndication of, this Agreement and the other Credit Documents, and any amendment, modification or waiver hereof or thereof or consent with respect hereto or thereto (whether or not the transactions contemplated thereby shall be consummated), and (b) to pay all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent, each Issuing Lender, the Swingline Lender or the Lenders and each of their respective Affiliates, including the reasonable and documented or invoiced out-of-pocket fees, disbursements and other charges of one firm of outside counsel to all such Persons taken as a whole and, if reasonably deemed necessary by the Administrative Agent, of one local counsel in each relevant jurisdiction (which may be a single firm for multiple jurisdictions) to such Persons, taken as a whole, and, solely in the case of an actual or perceived conflict of interest (as reasonably determined by the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender subject to such conflict), one additional firm of outside legal counsel to all affected Persons taken as a whole and, if reasonably necessary, one additional local counsel in each relevant jurisdiction (which may be a single firm for multiple jurisdictions) to each group of affected Persons similarly situated taken as a whole (in each case, except allocated costs of in-house counsel)) in connection with any refinancing or restructuring of the credit arrangement provided under this Agreement, whether in the nature of a “work-out,” in negotiations, in any proceeding under any Debtor Relief Laws or otherwise and whether or not consummated, or in connection with the enforcement, attempted enforcement, protection or preservation of any rights or remedies under this Agreement or any of the other Credit Documents, whether in any action, suit or proceeding (including any proceeding under any Debtor Relief Laws) or otherwise, including rights under this Section 12.01, or in connection with the Loans made or Letters of Credit issued hereunder, and including, for each of clauses (a) and (b) above, without limitation, the reasonable and documented or invoiced out-of-pocket fees, expenses, charges and disbursements of outside consultants reasonably required by the Administrative Agent, and all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by each Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder. All amounts due under this Section 12.01 shall be payable not later than fifteen (15) Business Days after written demand therefor.

Section 12.02. Indemnification.

(a) The Borrower agrees to indemnify and hold the Administrative Agent, the Arrangers, the Issuing Lenders, the Swingline Lender and each other Lender and each of their respective Related Parties (each, an “Indemnified Person”) harmless from and against any and all actual loss, claim, liability, demand, damage, or reasonable and documented out-of-pocket cost or expense (but limited, in the case of legal fees and expenses, to the reasonable fees and documented or invoiced out-of-pocket fees, disbursements and other charges of one firm of outside counsel to the Indemnified Persons, taken as a whole and, if reasonably necessary, of one local counsel in each relevant jurisdiction (which may be a single firm for multiple jurisdictions) to the Indemnified Persons, taken as a whole, and solely in the case of an actual or perceived conflict of interest (as reasonably determined by the Indemnified Persons subject to such conflict), one additional firm of outside legal counsel to all such affected Indemnified Persons, taken as a whole) and, if reasonably necessary, one additional local counsel in each relevant jurisdiction (which may be a single firm for multiple jurisdictions) to each group of affected Indemnified Persons similarly situated taken as a whole (in each case, excluding allocated costs of in-house counsel) (collectively, “Indemnified Costs”), that may at any time be imposed on, incurred by or asserted against any such Indemnified Person as a result of, arising from or in any way relating to the negotiation, preparation, execution, performance or enforcement of this Agreement or any of the other Credit Documents, the syndication, management and administration of the Credit Facilities, any of the transactions contemplated herein or therein or any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loans or Letters of Credit (including in connection with the actual or alleged generation, presence, discharge or release of any Hazardous Substances on, into or from, or the transportation of Hazardous Substances to or from, any Realty at any time owned, operated or leased by Holdings or any of its Subsidiaries or any of their respective predecessors in interest (the “Covered Real Property”), any Environmental Claims against or relating to Holdings, any of its Subsidiaries or Covered Real Property, and any violation of or liability under any Environmental Law of or relating to Holdings or any of its Subsidiaries or with respect to any Covered Real Property), or any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, related to any of the foregoing, and in any case whether or not the Borrower or such Indemnified Person or their respective affiliates is a party to any such action, proceeding or suit or a subject of any such inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent such Indemnified Costs (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, willful misconduct, bad faith or material breach of the Credit Documents by such Indemnified Person or any of its Related Parties or (y) arise in connection with a dispute, claim, litigation, investigation or proceeding brought by any Indemnified Person (or its Related Parties) against another Indemnified Person (or its Related Parties) (other than any dispute, claim, litigation, investigation or proceeding against the Administrative Agent, an Arranger, an Issuing Lender or the Swingline Lender, in each case acting in its capacity as such under the Credit Facilities) that does not involve any act or omission of Holdings, the Borrower or any of its Affiliates. All amounts due under this Section 12.02(a) shall be payable not later than fifteen (15) Business Days after written demand therefor; provided, however, that any Indemnified Person shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 12.02. This Section 12.02(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim against any other party hereto and their respective Related Parties on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the respective use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that nothing contained in this clause (b) shall limit any Credit Party’s indemnification obligations set forth in clause (a) of this Section 12.02 to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Person is entitled to indemnification hereunder.

Section 12.03. Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS HAVE BEEN EXECUTED, DELIVERED AND ACCEPTED IN, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK; PROVIDED THAT EACH CREDIT DOCUMENT THAT HAS AN EXPRESS GOVERNING LAW PROVISION SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE PROVIDED FOR THEREIN. EACH PARTY HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE COURT WITHIN NEW YORK COUNTY, NEW YORK OR ANY FEDERAL COURT LOCATED WITHIN THE SOUTHERN DISTRICT OF NEW YORK FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY CREDIT PARTY IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY CREDIT PARTY (OTHER THAN WITH RESPECT TO ACTIONS BY THE ADMINISTRATIVE AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY DOCUMENT GOVERNED BY A LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK OR WITH

RESPECT TO ANY COLLATERAL SUBJECT THERETO). EACH PARTY HERETO IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING. EACH PARTY HERETO CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN SECTION 12.05 BELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR FIVE DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

Section 12.04. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR ANY PROCEEDING TO WHICH THE ADMINISTRATIVE AGENT, THE BORROWER, ANY OTHER CREDIT PARTY OR ANY LENDER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF HOLDINGS, THE BORROWER OR ANY LENDER. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that it has relied on this waiver in entering into this Agreement, and that it will continue to rely on this waiver in its related future dealings with the other parties hereto, and (ii) further warrants and represents that it has reviewed this waiver with its legal counsel and that, based upon such review, it knowingly and voluntarily waives its jury trial rights to the extent permitted by applicable law. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS OR SUPPLEMENTS TO OR RESTATEMENTS OF THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 12.05. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for hereunder shall be in writing. Subject to Section 12.05(c), any notice or communication required to be delivered in writing may be delivered by hand, mail, facsimile or email (including as a “.pdf”, “.tif” or similar attachment) to the party to be notified as follows:

(i) if to any Credit Party, unless otherwise notified to the Administrative Agent by the Borrower or the Sponsor, to such Credit Party in care of the Borrower at:

Blue Bird Body Company

3920 Arkwright Road, 2nd Floor

Macon, Georgia 31210

Attention: Razvan Radulescu, Chief Financial Officer

Tel: [Reserved]

Fax: [Reserved]

Email: [Reserved]

with copies to (which shall not constitute notice to any Credit Party and for so long as American Securities LLC owns any Capital Stock of any

Credit Party):

American Securities LLC

299 Park Avenue, 34th Floor

New York, NY 10171

Attention: Eric Schondorf

Tel: [Reserved]

Fax: [Reserved]

Email: [Reserved]

and with copies to (which shall not constitute notice to any Credit Party):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention: Andrew J. Colao

Email: [Reserved]

Fax: [Reserved]

if to the Administrative Agent, to:

Bank of Montreal

320 South Canal Street

Chicago, Illinois 60606

Attention: Jonathan Sarmini

Telephone: [Reserved]

Email: [Reserved]

(ii) if to any other Lender or Issuing Lender, to it at its addresses, facsimile number or email address set forth in its administrative questionnaire;

or in each case, to such other address as any party may designate for itself by like notice to the Administrative Agent and the Borrower. All such notices and communications shall be deemed to have been given (w) if mailed as provided above by any method other than overnight delivery service, on the fourth Business Day after deposit in the mails, (x) if mailed by overnight delivery service or facsimile transmission, when delivered for overnight delivery or transmitted by facsimile, respectively, (y) if delivered by hand, upon delivery; provided that notices and communications to the Administrative Agent under Article 2 shall not be effective until received by the Administrative Agent or (z) if sent to an email address, upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement) or as otherwise set forth in clause (b) below.

(b) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public Side Information” portion of the Platform and that may contain Non-Public Information with respect to Holdings, its Subsidiaries or their securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) none of the Borrower nor any of its Affiliates nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Credit Documents.

(c) (i) Notices and other communications to any Agent, the Lenders, the Swingline Lender and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including email and secured Internet or intranet websites, including the Platform) pursuant to procedures set forth herein or approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Agent, any Lender, the Swingline Lender or any Issuing Lender pursuant to Article 2 if such Person has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures other than as set forth herein, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in clause (a) above or notification that such notice or communication is available and identifying the website address therefor.

(ii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Administrative Agent, as determined by a final, nonappealable judgment of a court of competent jurisdiction.

(iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Administrative Agent nor any of its respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv) Each Credit Party, each Lender, each Issuing Lender and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies and subject to Section 12.13.

(v) Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

Section 12.06. Amendments, Waivers, Etc. Subject to clauses (i) and (ii) of this Section 12.06 and except as otherwise provided for in this Agreement, no amendment, modification, waiver or discharge or termination of, or consent to any departure by the Borrower or any other Credit Party from, any provision of this Agreement or any other Credit Document, shall be effective unless in a writing signed by the Credit Parties party thereto and the Required Lenders (or by the Administrative Agent at the direction or with the consent of the Required Lenders), and then the same shall be effective only in the specific instance and for the specific purpose for which given; provided, however, notwithstanding the foregoing:

(i) unless agreed to by each of the Lenders directly and adversely affected thereby (but without requiring the consent of the Required Lenders) no such amendment, modification, waiver, discharge, termination or consent shall:

(A) increase any Commitment (other than with respect to any Incremental Facility pursuant to Section 2.22 in respect of which such Lender has agreed to be an Incremental Lender) or extend any Commitment, in each case, of any Lender (it being understood that any amendment, modification or waiver of, or consent to departure from, any condition precedent, representation, warranty, covenant, Event of Default, Default, mandatory prepayment (other than with respect to mandatory prepayments made pursuant to Section 2.06(a)) or mandatory reduction of the Commitments, shall not constitute such an increase or extension),

(B) change the definition of “Required Revolving Lenders” without the prior written consent of each Revolving Lender (it being understood that neither the consent of the Required Lenders nor the consent of any other Lender shall be required in connection with any change to the definition of “Required Revolving Lenders”);

(C) waive, amend or modify the provisions of (i) Section 2.14, Section 2.15 or the definition of “Applicable Percentage” in a manner that would by its terms alter the pro rata sharing of payments required thereby or any “waterfall” provision (except in connection with any transaction permitted under Section 2.22) or (ii) Section 10 of the Security Agreement;

(D) reduce the rate of interest (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.08(b), which shall only require the consent of the Required Lenders) or any fee or premium payable hereunder (or otherwise change the form of payment of premium, interest or fees from cash); it being understood that no change in the definition of “Total Leverage Ratio” or any other ratio used in the calculation of the Applicable Margin Percentage or the Commitment Fee Rate, or in the calculation of any other interest or fee due hereunder (including any component definition thereof) shall constitute a reduction in any rate of interest or fee hereunder,

(E) extend (i) the time for payment of any principal or interest hereunder with respect to any Loan held by such Lender or (ii) the scheduled final maturity of any Loan or the date of any scheduled payment of any fee payable to such Lender hereunder,

(F) reduce the principal amount of any Loan owed to such Lender or waive, reduce or postpone any scheduled repayment (but not prepayment) of principal of any Loan, or

(G) (i) waive, amend or modify the conditions to extension of Revolving Loans, or (ii) waive any Default or Event of Default resulting from the material inaccuracy of any representation or warranty in connection with any Borrowing of Revolving Loans, in each case without the written consent of the Required Revolving Lenders (but not the Required Lenders),

(ii) unless agreed to by each of the Lenders, no such amendment, modification, waiver, discharge, termination or consent shall effect:

(A) a change to any provision of Section 12.06(i) or this Section 12.06(ii), the definition of “Required Lenders” or a reduction in any voting percentage required to waive, amend or modify any right hereunder or make any determination or grant any consent hereunder, and

(B) (i) any release of all or substantially all of the Collateral, (ii) any amendment, modification, waiver or consent which subordinates (including any amendment, modification, waiver or consent that has the effect of subordinating or permitting the subordination of) the Liens on the Collateral securing the Secured Obligations to any other Indebtedness or any amendment, modification, waiver or consent which subordinates (including any amendment modification, waiver or consent that has the effect of subordinating or permitting the subordination of) the right of payment of all or any portion of the Obligations to the right of payment of any other Indebtedness, (iii) any release of Holdings or the Borrower from the Guaranty or (iv) any release of all or substantially all of the value of the Guaranty (in each case, except as otherwise expressly provided herein or in any other Credit Document, including pursuant to Sections 10.12 or 11.09) (for the avoidance of doubt, each of the Lenders shall be deemed to be directly and adversely affected by any such release) (it being understood that this clause (B) shall not (A) override the permission for (x) Liens expressly permitted by this Agreement as in effect on the Closing Date or (y) Indebtedness expressly permitted by this Agreement as in effect on the Closing Date or (B) restrict an amendment to increase the maximum permitted amount of Indebtedness under Section 8.02(f) and related Liens pursuant to Section 8.03(f), in each case of this Agreement as in effect on the Closing Date,

(iii) unless agreed to by each Issuing Lender, the Swingline Lender, or the Administrative Agent, as applicable, in addition to the Lenders required as provided hereinabove to take such action (including the amendment of this Section 12.06(iii)), affect the respective rights or obligations of such Issuing Lender, the Swingline Lender, or the Administrative Agent, respectively, hereunder or under any of the other Credit Documents.

Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement or any provision of any other Credit Document:

(i) if the Administrative Agent and the Borrower have jointly identified (x) any ambiguity, mistake, defect, inconsistency, obvious error or any error or omission of a technical nature or any necessary or desirable technical change, in each case, in any provision of this Agreement or the other Credit Documents and/or (y) a provision that is more favorable to the Lenders, in their capacity as such, in connection with an Incremental Facility or as otherwise contemplated in this Agreement, then the Administrative Agent and the Borrower shall be permitted to amend and/or add, as applicable, such provision without the input or need to obtain the consent of any Lender, and the Administrative Agent shall provide notice of such amendments to the Lenders, provided that in the case of clause (x), the applicable amendment or modification to this Agreement or such other Credit Document shall be posted to the Platform for a period of five (5) Business Days prior to effectiveness thereof (and the Required Lenders shall not have objected to such amendment or modification during such five (5) Business Day period),

(ii) the Administrative Agent may, with the consent of the Borrower and the Issuing Lenders, amend, modify or supplement Article 3 hereof pertaining to Letters of Credit to make such technical amendments as may be necessary or appropriate in the reasonable opinion of Issuing Lenders relating to Letters of Credit and, solely with the consent of the relevant Issuing Lender, waive, amend or modify any condition precedent set forth in Section 4.02 as it pertains to the issuance of any Letter of Credit,

(iii) the Borrower and the Administrative Agent may, without the input or consent of any Lender, amend, supplement and/or waive any guaranty, collateral security agreement, pledge agreement and/or related document (if any) executed in connection with this Agreement to (A) comply with any Requirement of Law or the advice of counsel or (B) cause any such guaranty, collateral security agreement, pledge agreement or other document to be consistent with this Agreement and/or the relevant other Credit Documents; it being agreed that in the case of any conflict (x) between this Agreement and the other Credit Documents (other than any Acceptable Intercreditor Agreement), this Agreement shall control and (y) between this Agreement and any Acceptable Intercreditor Agreement, such Acceptable Intercreditor Agreement shall control,

(iv) no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, waiver or consent hereunder, except that (i) any such amendment, modification, waiver or consent to the extent that it relates to any matter that disproportionately affects any Defaulting Lender, (ii) the Commitment of any Defaulting Lender may not be increased or extended or (iii) any decrease, forgiveness or postponement in the payment of principal or interest of any Loan of any Defaulting Lender shall require the consent of such Defaulting Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from any vote hereunder that requires the consent of any Lender),

(v) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit any extension of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the relevant benefits of this Agreement and the other Credit Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion,

(vi) the Borrower and the Administrative Agent may, without the input or consent of any other Lender (other than the relevant Lenders (including additional Lenders) providing Loans under Section 2.22), effect amendments to this Agreement and the other Credit Documents (x) as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Section 2.22 (or any other provision specifying that any waiver, amendment or modification may be made with only the consent or approval of the Administrative Agent) or as otherwise permitted pursuant to Section 2.22(a), 2.22(b), 2.22(f), 2.22(g) or 2.22(h) or (y) to add terms (including representations and warranties, conditions, prepayments, covenants or events of default), in connection with the addition of any additional facility hereunder or otherwise, that are favorable to the then-existing Lenders, as reasonably determined by the Administrative Agent, and

(vii) the Borrower and the applicable Issuing Lender may, without the input or consent of any Lender or the Administrative Agent, amend or otherwise modify any Letter of Credit or waive any rights thereunder (other than extensions of the stated expiration date of any Letter of Credit beyond the Initial Revolving Credit Maturity Date).

Section 12.07. Assignments, Participations. (a) No Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.07 (any attempted assignment or transfer not complying with the terms of this Section shall be null and void). Each Lender may assign to one or more other Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the outstanding Loans made by it, the Note or Notes held by it and its participations in Letters of Credit) on a pro rata or non-pro rata basis; provided, however, that:

(i) no assignment shall be made without the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) (except (I) no such consent shall be required during the existence of an Event of Default under Section 9.01(a), (f) or (g), and (II) for an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender (provided that the consent of the Borrower shall be deemed to have been given to any such assignment (other than any such assignment to a Disqualified Institution (unless either an Event of Default exists under Section 9.01(a), (b) (solely with respect to the Financial Covenants), (f) or (g) or the Borrower otherwise agrees in writing in its sole discretion), a natural Person or, except as otherwise provided herein, the Borrower or any Affiliate thereof) if the Borrower has not objected to such assignment by written notice to the Administrative Agent within 5 Business Days after receiving a written notice from the Administrative Agent for its consent to such assignment);

(B) the Administrative Agent (such consent not to be unreasonably withheld or delayed and to be evidenced by its counter execution of the relevant Assignment and Assumption), except no such consent shall be required, for an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender; and

(C) solely in the case of an assignment of any Revolving Credit Commitments or Revolving Loans, each Issuing Lender and the Swingline Lender (such consent not to be unreasonably withheld or delayed and to be evidenced by its counter execution of the relevant Assignment and Assumption), except no such consent shall be required, for an assignment to another Revolving Lender or an Affiliate of a Revolving Lender; and,

(ii) each such assignment shall be of a uniform, and not varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, and with respect to each Class of Loans, each such assignment by a Lender of any of its interests relating to Loans of a particular Class shall be made in such manner so that the same portion of its Commitment, Loans, Note or Notes and other interests under and with respect to such Class is assigned to the relevant Eligible Assignee,

(iii) except in the case of an assignment of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund or as part of the primary syndication of the Loans to the extent approved in writing by the Borrower, no such assignment shall be in an aggregate principal amount of Loans or Commitments of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) less than (x) in the case of Term Loans, $1,000,000 (or, if less, the full amount of the assigning Lender’s outstanding Term Loans of the applicable Class) (provided that a series of assignments by or to any Eligible Assignee, its Affiliates and its Approved Funds on the same day shall be deemed to be one assignment for purposes of this clause (x)), (y) in the case of Revolving Credit Commitments and Revolving Loans, $5,000,000 (or, if less, the entire Revolving Credit Commitment or Revolving Loan of the assigning Lender) or (z) in the case of Swingline Loans, the entire Swingline Commitment and the full amount of the outstanding Swingline Loans, and

(iv) the parties to each such assignment will execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes subject to such assignment, and will pay a nonrefundable processing fee of $3,500 to the Administrative Agent for its own account; provided, however, the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing fee in the case of any assignment. Upon such execution, delivery, acceptance and recording of the Assignment and Assumption, from and after the effective date specified therein, (A) the Eligible Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, shall have the rights and obligations of the assigning Lender hereunder with respect thereto and (B) the assigning Lender shall, (I) to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than rights under the provisions of this Agreement and the other Credit Documents relating to indemnification or payment of fees, costs and expenses, to the extent such rights relate to the time prior to the date of such Assignment and Assumption and subject to its obligations thereunder and under Section 12.13) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of such assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The terms and provisions of each Assignment and Assumption shall, upon the effectiveness thereof, be incorporated into and made a part of this Agreement, and the covenants, agreements and obligations of each Lender set forth therein shall be deemed made to and for the benefit of the Administrative Agent and the other parties hereto as if set forth at length herein.

(b) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address for notices referred to herein a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of and stated interest on the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each Lender and the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(c) Upon its receipt of (I) a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, (II) any written consent to such assignment required by paragraph (a) of this Section 12.07, (III) any surrendered Note or Notes subject to such assignment and (IV) the processing fee referred to in subsection (a) above, if applicable and not otherwise waived, the Administrative Agent will (i) accept such Assignment and Assumption, (ii) on the effective date thereof, record the information contained therein in the Register and (iii) give notice thereof to the Borrower. Promptly after the Borrower’s receipt of such notice, the Borrower, at its own expense, if requested by any Eligible Assignee in writing, will execute and deliver to the Administrative Agent, in exchange for the surrendered Note or Notes, a new Note or Notes to such Eligible Assignee (and, if the assigning Lender has retained any portion of its rights and obligations hereunder, to the assigning Lender), prepared in accordance with the applicable provisions of Section 2.04 as necessary to reflect, after giving effect to the assignment, the Commitments (or outstanding Term Loans) of such Eligible Assignee and (to the extent of any retained interests) the assigning Lender, dated the date of the replaced Note or Notes and otherwise in substantially the form of Exhibits A-1 and A-2, as applicable.

(d) By executing and delivering an Assignment and Assumption, the assigning Lender and the Eligible Assignee thereunder shall be deemed to confirm and agree with each other and the other parties hereto as follows: (A) the assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that the amount of its commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth in such Assignment and Assumption; (B) except as set forth in clause (A) above, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (C) the Eligible Assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (D) the Eligible Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (E) the Eligible Assignee will independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) the assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) the Eligible Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the Applicable Percentage of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Applicable Percentage of all Loans and participations in Letters of Credit and Swingline Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) Each Lender may, without the consent of the Borrower, the Administrative Agent or any other Lender, sell to one or more other Persons (other than to Disqualified Institutions (unless either an Event of Default exists under Section 9.01(a), (b) (solely with respect to the Financial Covenants), (f) or (g) or the Borrower otherwise agrees in writing in its sole discretion), any natural person, or Holdings or any of its Subsidiaries) (each, a “Participant”) participations in any portion comprising less than all of its rights and obligations under this Agreement (including a portion of its Commitments, the outstanding Loans made by it, the Note or Notes held by it and its participations in Letters of Credit); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged and such Lender shall remain solely responsible for the performance of such obligations, (ii) no Lender shall sell any participation that, when taken together with all other participations, if any, sold by such Lender, covers all of such Lender’s rights and obligations under this Agreement, (iii) the Borrower, the Administrative Agent and the other

Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and no Lender shall permit any Participant to have any voting rights or any right to control the vote of such Lender with respect to any amendment, modification, waiver, consent or other action hereunder or under any other Credit Document (except as to actions that would (x) reduce or forgive the principal amount of any Loan, reduce the rate of or forgive any interest or premium thereon, or reduce or forgive any fees or other Obligations, (y) extend the Initial Term Loan Maturity Date, the maturity date on the Incremental Loans, the Initial Revolving Credit Maturity Date or any other date fixed for the payment of any principal of or interest on any Loan, any fees or any other Obligation or (z) increase or extend any commitment of any Lender), and (iv) no Participant shall have any rights under this Agreement or any of the other Credit Documents, each Participant’s rights against the granting Lender in respect of any participation shall be limited to those set forth in the participation agreement (which shall not be in contravention of this Agreement), and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not granted such participation. Notwithstanding the foregoing, each Participant shall have the rights of a Lender for purposes of Sections 2.16, 2.17, 2.18, and 9.02, and shall be entitled to the benefits thereof (it being understood that the provision of any tax forms by the Participant under Section 2.17 shall be to the participating Lender and not to the Borrower and the Administrative Agent); provided that no Participant shall be entitled to receive any greater amount pursuant to any of such Sections than the Lender granting such participation would have been entitled to receive in respect of the amount of the participation made by such Lender to such Participant had such participation not been made.

(g) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the Loans) except to the extent that such disclosure is necessary to establish that such Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the United States Proposed Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) (i) Nothing in this Agreement shall be construed to prohibit any Lender from pledging or assigning all or any portion of its rights and interest hereunder or under any Note to (i) any Federal Reserve Bank (or any central bank having jurisdiction over such Lender) as security for borrowings therefrom or (ii) in the case of any portion of the Term Loans that is held by an investment fund, (A) to the trustee under the indenture to which such fund is a party in support of its obligations to the trustee for the benefit of the applicable trust beneficiaries, or (B) to any unaffiliated lender of such investment fund; provided, however, that (1) no such pledge or assignment shall release a Lender from any of its obligations hereunder and (2) in the case of the preceding clause (ii), such trustee or unaffiliated lender shall have no voting rights with respect to its interest in the Term Loans, as applicable; provided, further that, unless an Event of Default exists under Section 9.01(a), (b) (solely with respect to the Financial Covenants), (f) or (g), no such pledge or assignment shall be made to a Disqualified Institution. (ii) Unless an Event of Default exists under Section 9.01(a), (b) (solely with respect to the Financial Covenants), (f) or (g), no Lender (other than Revolving Lenders or Regulated Banks), acting in its capacity as a Lender (or any Affiliate or other Person acting on such Lender’s behalf) may at any time enter into a total return swap, total rate of return swap, credit default swap or other derivative instrument under which any Secured Obligation is a sole reference obligation (or a reference obligation constituting at least 5% of the weight in any bucket of such derivative instruments) (any such swap or other derivative instrument, an “Obligations Derivative Instrument”) with any counterparty that is a Disqualified Institution solely to the extent that under such swap or derivative instrument, such Disqualified Institution is granted voting rights in respect of any amendment, modification or waiver hereunder or under any other Credit Document.

(i) Any Lender or Participant may, in connection with any permitted assignment, participation or pledge or proposed permitted assignment, participation or pledge pursuant to this Section, disclose to the Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee any information relating to Holdings and its Subsidiaries furnished to it by or on behalf of any other party hereto; provided that such Eligible Assignee, Participant or pledgee or proposed Eligible Assignee, Participant or pledgee is informed of the confidential nature of such information and instructed to keep such information confidential to the same extent required of the Lenders under Section 12.13 and in no event shall such information be disclosed to a Disqualified Institution.

(j) Notwithstanding anything to the contrary in this Agreement or in any other Credit Document, in the event of any assignment or participation made by a Lender in violation of the provisions of this Section 12.07 (including as a result of the making of any such assignment or the sale of any such participation (i) to a Disqualified Institution (unless either an Event of Default exists under Section 9.01(a), (b) (solely with respect to the Financial Covenants), (f) or (g) or the Borrower has expressly consented thereto in writing) or (ii) without any other required consent of the Borrower) (each such Person under the foregoing clauses (i) and (ii), a “Prohibited Person”), and except to the extent that such Prohibited Person has assigned its Loans to an Eligible Assignee (which is not an Affiliate of such Prohibited Person), the Borrower may, upon notice to the applicable Prohibited Person and the Administrative Agent, (I) terminate any Commitment of such Prohibited Person and repay all Obligations of the Borrower owing to such Prohibited Person, (II) in the case of any outstanding Term Loans held by such Prohibited Person, purchase such Term Loans and/or (III) require that such Prohibited Person assign, without recourse (in accordance with and subject to the restrictions contained in this Section 12.07), all of its interests, rights and obligations under this Agreement to one or more Eligible Assignees; provided that (A) in the case of clause (II), the applicable Prohibited Person has received payment of an amount equal to (X) the lesser of (1) par and (2) the amount that such Prohibited Person paid for the applicable Loans plus (Y) accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the Borrower and (B) in the case of clause (III), the relevant assignment shall otherwise comply with this Section 12.07 (except that no processing fee required under this Section 12.07 shall be required with any assignment pursuant to this paragraph); it being agreed by such Prohibited Person that, the Borrower and its Affiliates shall have no further liability or obligation to such Prohibited Person other than amounts due and payable as contemplated by this clause (k). Nothing in this Section 12.07(j) shall be deemed to prejudice any right or remedy that the Borrower may otherwise have at law or in equity. Upon the specific request of any Lender or any prospective assignee, participant or contractual counterparty to any credit default swap or similar derivative product, the Administrative Agent shall (and the Borrower hereby authorizes the Administrative Agent to) make available to such Person the list of Disqualified Institutions.

(k) Notwithstanding anything to the contrary, the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not be (x) obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution, and none of the Borrower, any Lender or any of their respective Affiliates shall bring any claim to that effect.

Section 12.08. No Waiver. The rights and remedies of the Administrative Agent and the Secured Parties expressly set forth in this Agreement and the other Credit Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of either Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any of Holdings, the Borrower and the Administrative Agent or the Secured Parties or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Credit Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Administrative Agent or any Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

Section 12.09. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto, and all references herein to any party shall be deemed to include its successors and assigns; provided, however, that (i) except as provided under Sections 8.01 and 8.13, no Credit Party shall sell, assign or transfer any of its rights, interests, duties or obligations under this Agreement without the prior written consent of all of the Lenders (and any assignment or transfer without such consent shall be void) and (ii) any Eligible Assignees and Participants shall have such rights and obligations with respect to this Agreement and the other Credit Documents as are provided for under and pursuant to the provisions of Section 12.07.

Section 12.10. Survival. All representations, warranties and agreements made by the Credit Parties in this Agreement and in the other Credit Documents shall survive the execution and delivery hereof or thereof, the making and repayment of the Loans and the issuance and cancellation and/or retirement of the Letters of Credit. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Credit Documents relating to indemnification including, the provisions of Sections 2.16(a) and (c), 2.17, 2.18, 10.07, 12.01 and 12.02, shall survive the payment in full of all Loans and Letters of Credit, the termination of the Commitments and all Letters of Credit, and any termination of this Agreement or any of the other Credit Documents.

Section 12.11. Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

Section 12.12. Construction. The headings of the various articles, sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

Section 12.13. Confidentiality. The Administrative Agent, each Lender, each Issuing Lender and each Arranger, and each of their respective Affiliates, agree to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to such Person and its officers, directors, partners, employees, legal counsel, independent auditors and other experts or agents (collectively, the “Representatives”) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such Confidential Information and are or have been advised of their obligation to keep the Confidential Information confidential, (b) to any of such Person’s Affiliates and their respective Representatives (other than any Affiliate or Representative that is a Disqualified Institution) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of the Confidential Information and are or have been advised of their obligation to keep the Confidential Information confidential; provided that such Person shall be responsible for its Affiliates’ and their

Representatives’ compliance with this Section 12.13, (c) to the extent compelled by order of any court or administrative agency in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable Requirements of Law, rule or regulations or compulsory legal process (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority, to the extent practicable and not prohibited by law, (i) notify the Borrower in advance thereof, and, if unable to notify the Borrower in advance of such disclosure, promptly thereafter to the extent permitted by law and (ii) use commercially reasonable efforts to ensure that any such Confidential Information so disclosed is accorded confidential treatment), (d) upon the demand or request of any regulatory, self-regulatory or governmental authority having jurisdiction over such Person or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority, to the extent practical and permitted by law, (i) notify the Borrower promptly in advance thereof and (ii) use commercially reasonable efforts to ensure that any such Confidential Information so disclosed is accorded confidential treatment), (e) to the extent that such Confidential Information was, is, or becomes publicly available other than by reason of disclosure by such Person, any of its Affiliates or its or their respective Representatives in violation of any confidentiality obligations owed to Holdings, any Intermediate Parent, the Borrower, or the Borrower’s Subsidiaries (including as a result of a breach of this Section 12.13), (f)(i) is received by such Person from a source other than a Credit Party that is not to such Person’s knowledge, subject to confidentiality obligations owing to Holdings, any Intermediate Parent , the Borrower or the Borrower’s Subsidiaries, or (ii) was already in such Person’s possession (except to the extent received in a manner that would be restricted by the immediately preceding clause (i)) or is independently developed by such Person based exclusively on information the disclosure of which would not otherwise be restricted by this Section 12.13, (g) subject to customary confidentiality obligations of ratings agencies, to Moody’s or S&P in connection with obtaining a rating required pursuant to this Agreement, as applicable, (h) to any direct or indirect contractual counterparty to any Derivative Transaction (other than, unless an Event of Default exists under Section 9.01(a), (b) (solely with respect to the Financial Covenants), (f) or (g), a Disqualified Institution), (i) to potential or prospective Lenders, Participants or Eligible Assignees (in each case, other than, unless an Event of Default exists under Section 9.01(a), (b) (solely with respect to the Financial Covenants), (f) or (g), a Disqualified Institution); provided, further, that the disclosure of any such Confidential Information pursuant to clauses (h) and (i) above shall be made subject to the acknowledgment and acceptance by such recipient that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section or as is otherwise reasonably acceptable to the Borrower and the Administrative Agent) in accordance with the standard syndication processes of the Arrangers or market standards for dissemination of such type of Confidential Information, (j) by the Administrative Agent and the Arrangers only, to the CUSIP Service Bureau in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities or to market data collectors and similar service providers to the Administrative Agent and the Arrangers customarily used in the lending industry in connection with the administration and management of this Agreement and the other Credit Documents in accordance with its customary practice or (k) in connection with exercising any remedies hereunder or under any Credit Documents, any action or proceeding relating to this Agreement or any other Credit Document, or the enforcement of rights hereunder or thereunder. For the purposes of this Section 12.13, “Confidential Information” shall mean all information relating to the Credit Parties and/or any of their Subsidiaries and their respective businesses, the Sponsor or the Transactions (including any information obtained by the Administrative Agent, any Lender, any Issuing Lender or any Arranger, or any of their respective Affiliates or Representatives, based on a review of the books and records relating to Holdings and/or any of its Subsidiaries and their respective Affiliates from time to time, including prior to the date hereof). For the avoidance of doubt, unless an Event of Default exists under Section 9.01(a), (b) (solely with respect to the Financial Covenants), (f) or (g), in no event shall any disclosure of such Confidential Information referred to above be made to any Disqualified Institution; provided that the list of Disqualified Institutions shall be permitted to be disclosed by the Administrative Agent to any Lender or any prospective assignee, participant or contractual counterparty to any credit default swap or similar derivative product that specifically requests a copy thereof.

Section 12.14. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic (“.pdf” or “.tiff”) format shall be effective as delivery of a manually executed counterpart to this Agreement. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Administrative Agent and the Borrower of written or telephonic notification of such execution and authorization of delivery thereof.

Section 12.15. Appointment for Perfection. Each Lender hereby appoints each other Lender and each Issuing Lender as its agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable Requirement of Law can be perfected only by possession. If any Lender or Issuing Lender (other than the Administrative Agent) obtains possession of any Collateral, such Lender or Issuing Lender shall notify the Administrative Agent thereof and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 12.16. Entire Agreement. THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS AND THE MANDATE LETTER EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO AND THERETO RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF.

Section 12.17. PATRIOT Act. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

Section 12.18. Electronic Execution of Assignments. This Agreement, any Credit Document, and any document, amendment, waiver, forbearance, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Credit Document (including any Assignment and Assumption) (“Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Credit Parties, the Administrative Agent, each Issuing Lender and each Lender agrees that any Electronic Signature of such Person on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent, each Issuing

Lender and each Lender may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, none of the Administrative Agent, any Issuing Lender nor any Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, Issuing Lender and/or Swingline Lender has agreed to accept such Electronic Signature, the Administrative Agent, each Issuing Lender and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Credit Party and/or any Lender without further verification and (b) upon the request of the Administrative Agent, any Issuing Lender or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.

Each of the Credit Parties and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document or any Communication based solely on the lack of paper original copies of this Agreement, such other Credit Document or such Communication, and (ii) waives any claim against the Administrative Agent, each Lender and each of their Related Parties for any liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Credit Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

For the avoidance of doubt, each use of the term “Lender” in this Section 12.18 shall include the Issuing Lender.

Section 12.19. No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and other advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party hereby waives and releases any claims that such Credit Party may have against the Lenders (in its capacity as such) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Agreement.

Section 12.20. Intercreditor Agreements. Each Lender (and, by its acceptance of the benefits of any Security Document, each other Secured Party) hereunder (a) agrees that it will be bound by and will take no actions contrary to the provisions of any Acceptable Intercreditor Agreement and (b) authorizes and instructs the Collateral Agent to enter into any Acceptable Intercreditor Agreement, in each case, as Collateral Agent and on behalf of such Lender or other Secured Party. The foregoing provisions are intended as an inducement to the lenders or noteholders (or any agent, trustee or other representative thereof) party to such Acceptable Intercreditor Agreement to extend credit to the Borrower and such Persons are intended third party beneficiaries of such provisions.

Section 12.21. Conflicts. Notwithstanding anything to the contrary contained herein or in any other Credit Document, in the event of any conflict or inconsistency between this Agreement and any other Credit Document, the terms of this Agreement shall govern and control.

Section 12.22. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.23. Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support

(and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 12.23, the following terms have the following meanings:

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” shall mean any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

BLUE BIRD BODY COMPANY

By:	/s/ Razvan Radulescu
Name: Razvan Radulescu
Title: Chief Financial Officer

SIGNATURE PAGE TO CREDIT AGREEMENT

HOLDINGS:

BLUE BIRD CORPORATION

By:	/s/ Razvan Radulescu
Name: Razvan Radulescu
Title: Chief Financial Officer

SIGNATURE PAGE TO CREDIT AGREEMENT

INTERMEDIATE PARENTS:

SCHOOL BUS HOLDINGS INC.
PEACH COUNTY HOLDINGS, INC.
BLUE BIRD GLOBAL CORPORATION

By:	/s/ Razvan Radulescu
Name: Razvan Radulescu
Title: Chief Financial Officer

SIGNATURE PAGE TO CREDIT AGREEMENT

BANK OF MONTREAL,
as Administrative Agent, an Issuing Lender, the Swingline Lender, an Initial Revolving Lender and an Initial Term Lender

By:	/s/ Jonathan Sarmini
Authorized Signatory

SIGNATURE PAGE TO CREDIT AGREEMENT

BANK OF AMERICA, N.A.,
an Initial Revolving Lender, an Initial Term Lender and an Issuing Lender

By:	/s/ Charles Hart
	Name:	Charles Hart
	Title:	Senior Vice President

Lending Office:
Bank of America, N.A.
3455 Peachtree Road NE, 12th Floor
Atlanta, GA 30326

SIGNATURE PAGE TO CREDIT AGREEMENT

CIBC BANK USA,
as an Initial Revolving Lender and an Initial Term Lender

By:	/s/ Tim Roberts
	Name:	Tim Roberts
	Title:	Managing Director

Lending Office:
CIBC Bank USA
3290 Northside Parkway NW
7th Floor
Atlanta, GA 30327

SIGNATURE PAGE TO CREDIT AGREEMENT

FIFTH THIRD BANK, NATIONAL ASSOCIATION,
as an Initial Revolving Lender and an Initial Term Lender

By:	/s/ Mark Curtin
Name: Mark Curtin
Title: Vice President

Lending Office:
Fifth Third Bank, National Association
3344 Peachtree Road, NE
Suite 1000
Atlanta, GA 30326
Attn: Mark Curtin

SIGNATURE PAGE TO CREDIT AGREEMENT

FIRST FINANCIAL BANK,
as an Initial Revolving Lender and an Initial Term Lender

By:	/s/ Brian Lowe
	Name:	Brian Lowe
	Title:	Corporate Relationship Manager

Lending Office:
225 E. Fifth Street, Suite 800
Cincinnati, OH 45255

SIGNATURE PAGE TO CREDIT AGREEMENT

REGIONS BANK,
as an Initial Revolving Lender and an Initial Term Lender

By:	/s/ Ryan Garrey
	Name:	Ryan Garrey
	Title:	Vice President

Lending Office:
1180 West Peachtree Street NW, Suite 1200
Atlanta, GA 30309

SIGNATURE PAGE TO CREDIT AGREEMENT

TD BANK, N.A.,
as an Initial Revolving Lender and an Initial Term Lender

By:	/s/ Nate Barrett
	Name:	Nate Barrett
	Title:	Vice President

Lending Office:
104 S. Main Street, 10th Floor
Greenville, SC 29601

SIGNATURE PAGE TO CREDIT AGREEMENT

EXHIBIT A-1 TO

CREDIT AGREEMENT

FORM OF TERM NOTE

$[___,___,___]

[•], 2023	New York, New York

FOR VALUE RECEIVED, BLUE BIRD BODY COMPANY, a Georgia corporation (the “Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of $[___,___,___] in the installments referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of November 17, 2023 (as it may be amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among, inter alios, the Borrower, Blue Bird Corporation, a Delaware corporation, as Holdings, certain Intermediate Parents from time to time party thereto, as Guarantors, certain Subsidiaries from time to time party thereto, as Subsidiary Guarantors, the banks and financial institutions listed on the signature pages thereto or that become parties thereto after the Closing Date, as Lenders and Bank of Montreal, as Administrative Agent.

The Borrower shall make scheduled principal payments on this Term Note (this “Note”) as set forth in Section 2.06(a) of the Credit Agreement.

This Note is one of the “Term Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the applicable Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in accordance with Section 2.12 of the Credit Agreement in Dollars in immediately available funds at the Lending Office of the Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the Borrower, the Administrative Agent and the Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

EXHIBIT A-1-1

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF).

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees and expenses incurred in the collection and enforcement of this Note, in all cases as and to the extent provided in the Credit Agreement. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive presentment, demand, protest or other notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT A-2-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the date and at the place first written above.

Blue Bird Body Company

By:
Name:
Title:

EXHIBIT A-2-3

EXHIBIT A-2 TO

CREDIT AGREEMENT

FORM OF REVOLVING NOTE

$[___,___,___]

[•], 2023	New York, New York

FOR VALUE RECEIVED, BLUE BIRD BODY COMPANY, a Georgia corporation (following the consummation of the Acquisition, the “Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns, on or before the applicable Maturity Date, the lesser of (a) $[___,___,___] and (b) the unpaid principal amount of all advances made by Payee to the Borrower as Revolving Loans under the Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of November 17, 2023 (as it may be amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among, inter alios, the Borrower, Blue Bird Corporation, a Delaware corporation, as Holdings, certain Intermediate Parents from time to time party thereto, as Guarantors, certain Subsidiaries from time to time party thereto, as Subsidiary Guarantors, the banks and financial institutions listed on the signature pages thereto or that become parties thereto after the Closing Date, as Lenders and Bank of Montreal, as Administrative Agent.

This Note is one of the “Revolving Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in accordance with Section 2.12 of the Credit Agreement in Dollars in immediately available funds at the Lending Office of the Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment and Assumption effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the Borrower, the Administrative Agent and the Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

EXHIBIT A-2-1

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF).

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein and therein prescribed.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees and expenses incurred in the collection and enforcement of this Note, in all cases as and to the extent provided in the Credit Agreement. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive presentment, demand, protest or other notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT A-2-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the date and at the place first written above.

Blue Bird Body Company

By:
Name:
Title:

EXHIBIT A-2-3

TRANSACTIONS ON

REVOLVING NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT A-2-4

EXHIBIT A-3 TO

CREDIT AGREEMENT

FORM OF SWINGLINE NOTE

$[___,___,___]

[___] [____], 20[__]	New York, New York

FOR VALUE RECEIVED, BLUE BIRD BODY COMPANY, a Georgia corporation (the “Borrower”), promises to pay [NAME OF LENDER], as Swingline Lender (“Payee”) or its registered assigns, on or before the Latest Revolving Credit Maturity Date, the lesser of (a) $[___,___,___] and (b) the unpaid principal amount of all advances made by Payee to the Borrower as Swingline Loans under the Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement, dated as of November 17, 2023 (as it may be amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among, inter alios, the Borrower, Blue Bird Corporation, a Delaware corporation, as Holdings, certain Intermediate Parents from time to time party thereto, as Guarantors, certain Subsidiaries from time to time party thereto, as Subsidiary Guarantors, the banks and financial institutions listed on the signature pages thereto or that become parties thereto after the Closing Date, as Lenders and Bank of Montreal, as Administrative Agent.

This Note is one of the “Swingline Notes” issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swingline Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in accordance with Section 2.12 of the Credit Agreement in Dollars in immediately available funds at the Lending Office of the Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF).

EXHIBIT A-3-1

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein and therein prescribed.

The Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees and expenses incurred in the collection and enforcement of this Note, in all cases as and to the extent provided in the Credit Agreement. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive presentment, demand, protest or other notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT A-3-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the date and at the place first written above.

Blue Bird Body Company

By:
Name:
Title:

EXHIBIT A-3-3

TRANSACTIONS ON

SWINGLINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT A-3-4

EXHIBIT B-1 TO

CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

[_____] [__], 20[__]

Reference is made to the Credit Agreement, dated as of November 17, 2023 (as it may be amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among, inter alios, Blue Bird Body Company, a Georgia corporation (the “Borrower”), Blue Bird Corporation, a Delaware corporation (“Holdings”), certain Intermediate Parents from time to time party thereto, as Guarantors, certain Subsidiaries from time to time party thereto, as Subsidiary Guarantors, the banks and financial institutions listed on the signature pages thereto or that become parties thereto after the Closing Date, as Lenders and Bank of Montreal, as Administrative Agent.

Pursuant to Section 2.02(a) and (b) of the Credit Agreement, the Borrower hereby requests that the Lenders make the following Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [_______] [__], 20[__] (the “Borrowing Date”), which shall be on a Business Day:1

(1)	Borrower:	Blue Bird Body Company

(2)	Principal Amount of Borrowing:	$[___,___,___][2]

(3)	Type of Borrowing:	[Base Rate Loans][SOFR Loans]

(4)	Class of Borrowing:	[___________][3]

[1]

The Borrower must give the Administrative Agent written notice not later than 1:00 p.m., three (3) Business Days prior to each Borrowing of SOFR Loans (or, in the case of (x) any Borrowing of Base Rate Loans that are Term Loans, 11:00 a.m. on the Business Day of such Borrowing or (y) any Borrowing of Base Rate Loans that are Revolving Loans, 2:00 p.m. on the Business Day of such Borrowing); provided, however, that notwithstanding the foregoing, the Loans borrowed in Dollars on the Closing Date may, at the election of the Borrower, be borrowed as SOFR Loans on written notice to the Administrative Agent no later than 1:00 p.m., (x) one (1) Business Day prior to the Closing Date in the case of Term Loans or (y) two (2) Business Days prior to the Closing Date in the case of Revolving Loans.

[2]

Except as otherwise permitted by the Credit Agreement, the aggregate principal amount of each Borrowing (x) comprised of Base Rate Loans shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) comprised of Revolving Loans may not be more than the amount of the aggregate Unutilized Revolving Credit Commitments and (z) comprised of SOFR Loans shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof.

[3]	Specify Class of Loan as a Term Loan or a Revolving Loan, as applicable.

EXHIBIT B-1-1

(5)	Interest Period (in the case of
	a SOFR Borrowing)[4]:	[________] month(s)

[The Borrower hereby certifies that:

(i) each of the representations and warranties contained in Article 5 of the Credit Agreement and in the other Credit Documents are true and correct in all material respects on and as of the Borrowing Date with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made on such date (other than any such representations or warranties that are made as of a specific date, which shall be true and correct in all material respects as of such date) (without duplication of any materiality qualifiers with respect to any such representation or warranty already qualified by materiality or Material Adverse Effect); and

(ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the Loans to be made on the Borrowing Date.]5

The account of the Borrower to which the proceeds of the Loans requested on the Borrowing Date are to be made available by the Administrative Agent to the Borrower is as follows:

Amount	[_______________________]
Bank Name:	[_______________________]
ABA Number:	[_______________________]
Account Number:	[_______________________]
Account Name:	[_______________________]

[Remainder of page intentionally left blank]

[4]	Must be a period contemplated by the definition of “Interest Period.” If no Interest Period is specified then the Interest Period shall be a duration of three months.
[5]	Include bracketed language only for Borrowings after the Closing Date to the extent required under Section 4.02 of the Credit Agreement.

EXHIBIT B-1-2

IN WITNESS WHEREOF, the Borrower has caused this Notice of Borrowing to be duly executed and delivered as of the date and at the place first written above.

BLUE BIRD BODY COMPANY, as the Borrower

By:
Name:
Title:

EXHIBIT B-1-3

EXHIBIT B-2 TO

CREDIT AGREEMENT

FORM OF SWINGLINE NOTICE OF BORROWING

[_____] [__], 20[__]

Reference is made to the Credit Agreement, dated as of November 17, 2023 (as it may be amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among, inter alios, Blue Bird Body Company, a Georgia corporation (the “Borrower”), Blue Bird Corporation, a Delaware corporation (“Holdings”), certain Intermediate Parents from time to time party thereto, as Guarantors, certain Subsidiaries from time to time party thereto, as Subsidiary Guarantors, the banks and financial institutions listed on the signature pages thereto or that become parties thereto after the Closing Date, as Lenders and Bank of Montreal, as Administrative Agent.

Pursuant to Section 2.02(c) of the Credit Agreement, the Borrower hereby requests that the Swingline Lender make the following Swingline Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [_______] [__], 20[__] (the “Borrowing Date”), which shall be on a Business Day:6

(1)	Borrower:	Blue Bird Body Company
(2)	Principal Amount of Borrowing:	$[___,___,___][7]

[The Borrower hereby certifies that:

(i) each of the representations and warranties contained in Article 5 of the Credit Agreement and in the other Credit Documents are true and correct in all material respects on and as of the Borrowing Date with the same effect as if made on and as of such date, both immediately before and after giving effect to the Loans to be made on such date (other than any such representations or warranties that are made as of a specific date, which shall be true and correct in all material respects as of such date) (without duplication of any materiality qualifiers with respect to any such representation or warranty already qualified by materiality or Material Adverse Effect); and

[6]	The Borrower must give the Administrative Agent and the Swingline Lender written notice (or telephonic notice followed by written confirmation) not later than 11:00 a.m. on the date of such Borrowing.
[7]

Except as otherwise permitted by the Credit Agreement, the principal amount of the Swingline Loan to be made pursuant to such Borrowing (which shall not be less than $250,000 and, if greater, shall be in an integral multiple of $100,000 in excess thereof (or, if less, in the amount of the Unutilized Swingline Commitment)).

EXHIBIT B-2-1

(ii) no Default or Event of Default has occurred and is continuing, both immediately before and after giving effect to the Loans to be made on the Borrowing Date.]8

The account of the Borrower to which the proceeds of the Swingline Loans requested on the Borrowing Date are to be made available by the Administrative Agent to the Borrower is as follows:

Amount	[_______________________]
Bank Name:	[_______________________]
ABA Number:	[_______________________]
Account Number:	[_______________________]
Account Name:	[_______________________]

[Remainder of page intentionally left blank]

[8]	Include bracketed language only for Borrowings after the Closing Date to the extent required under Section 4.02 of the Credit Agreement.

EXHIBIT B-2-2

IN WITNESS WHEREOF, the Borrower has caused this Notice of Swingline Borrowing to be duly executed and delivered as of the date first written above.

BLUE BIRD BODY COMPANY, as the Borrower

By:
Name:
Title:

EXHIBIT B-2-3

EXHIBIT B-3 TO

CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION/CONTINUATION

[_____] [__], 20[__]

Reference is made to the Credit Agreement, dated as of November 17, 2023 (as it may be amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among, inter alios, Blue Bird Body Company, a Georgia corporation (the “Borrower”), Blue Bird Corporation, a Delaware corporation (“Holdings”), certain Intermediate Parents from time to time party thereto, as Guarantors, certain Subsidiaries from time to time party thereto, as Subsidiary Guarantors, the banks and financial institutions listed on the signature pages thereto or that become parties thereto after the Closing Date, as Lenders and Bank of Montreal, as Administrative Agent.

Pursuant to Section 2.11 of the Credit Agreement, the Borrower hereby requests the conversion or continuation of the following Loans in accordance with the terms and conditions of the Credit Agreement, each such conversion and/or continuation to be effective as of [_______] [__], 20[__] (the “Conversion/Continuation Date”), which shall be a Business Day:1

(1)	Borrower:	Blue Bird Body Company

(2)	Principal Amount of Loans to be converted or continued:	$ [___,___,___][2]

(3)	Type of Loans:	[Base Rate Loans][SOFR Loans]

(4)	Class of Borrowing:	[___________][3]

[1]

The Borrower must make each election by giving the Administrative Agent written notice not later than 2:00 p.m., three Business Days prior to the intended effective date of any such conversion or continuation (or in the case of a conversion of any SOFR Loan into a Base Rate Loan, on the date of such conversion).

[2]

Any conversion of SOFR Loans into Base Rate Loans shall involve an aggregate principal amount of not less than $1,000,000 (or, if less, the aggregate outstanding amount of such SOFR Loan) and, if greater, an integral multiple of $500,000 in excess thereof; any conversion of Base Rate Loans into, or continuation of, SOFR Loans shall involve an aggregate principal amount of not less than $1,000,000 (or, if less, the aggregate outstanding amount of such Base Rate Loan) or, if greater, an integral multiple of $500,000 in excess thereof (or, if such excess amount is less than $500,000, the remainder of such excess amount).

[3]	Specify Class of Loan as a Term Loan or Revolving Loan, as applicable.

EXHIBIT B-3-1

(5)	Interest Period (in the case of a conversion
of Base Rate Loans into SOFR Loans
	or continuation of SOFR Loans)[4]:	[________] month(s)

[The Borrower hereby certifies that as of the Continuation/Conversion Date, no Event of Default has occurred and is continuing, both immediately before and after giving effect to the conversion and/or continuation of the Loans to be made on the Conversion/Continuation Date.]5

[Remainder of page intentionally left blank]

[4]	Must be a period contemplated by the definition of “Interest Period.” If no Interest Period is specified then the Interest Period shall be a duration of three months.
[5]

To be included only in the case of a conversion of Base Rate Loans into SOFR Loans or continuation of SOFR Loans. No such conversion or continuation shall be permitted with regard to any Base Rate Loans that are Swingline Loans.

EXHIBIT B-3-2

IN WITNESS WHEREOF, the Borrower has caused this Notice of Conversion/Continuation to be duly executed and delivered as of the date first written above.

BLUE BIRD BODY COMPANY, as the Borrower

By:
Name:
Title:

EXHIBIT B-3-3

EXHIBIT C TO

CREDIT AGREEMENT

[FORM OF] COMPLIANCE CERTIFICATE

[_____] [__], 20[__]

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am a [Financial Officer] of Blue Bird Body Company, a Georgia corporation (the “Borrower”).

2. I have reviewed the terms of that certain Credit Agreement, dated as of November 17, 2023 (as it may be amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among, inter alios, the Borrower, Blue Bird Corporation (“Holdings”), certain Intermediate Parents from time to time party thereto, as Guarantors, certain Subsidiaries from time to time party thereto, as Subsidiary Guarantors, the banks and financial institutions listed on the signature pages thereto or that become parties thereto after the Closing Date, as Lenders and Bank of Montreal, as Administrative Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings, each Intermediate Parent, the Borrower and its Subsidiaries, on a consolidated basis, during the accounting period covered by the attached financial statements.

3. I have no knowledge of the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate[, except as set forth in the separate attachment to this Compliance Certificate, describing in reasonable detail, the nature of the condition or event and any action taken or proposed to be taken with respect to each such condition or event]1.

4. [Attached hereto as Annex A are the audited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal year of Holdings ending [ ], 20[ ], certified by an independent certified public accounting firm of recognized national standing, together with a customary management’s discussion and analysis describing results of operations and report thereon by such accountants. Such financial statements present fairly the consolidated financial condition and results of operations and cash flows of Holdings and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP.]2[Attached hereto as Annex A are the unaudited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal quarter of Holdings ending [ ], 20[ ], setting forth comparative consolidated figures for the corresponding period in the preceding fiscal year. Such financial statements fairly present in all material respects the consolidated financial condition of Holdings as of [ ], 20[ ] and the consolidated results of operations and cash flows, as the case may be, of Holdings for the period covered thereby in accordance with GAAP consistently applied, subject to the absence of notes required by GAAP and to normal year-end adjustments.]3

[1]	Include the bracketed language as well as the applicable separate attachment in the event that there is an Event of Default or Default during or at the end of the applicable accounting period.
[2]	Use for fiscal year-end financial statements.
[3]	Use for fiscal quarter-end financial statements.

EXHIBIT C-1-1

5. Attached hereto as Annex B is a reconciliation of consolidated net income on an GAAP basis to Consolidated EBITDA.

6. The Total Leverage Ratio as of the Test Period ended [insert applicable Test Period end date] is: [ ___ ]. Attached hereto as Annex C is the reconciliation of Total Leverage Ratio demonstrating compliance with the covenant set forth in Section 7.01(a) of the Credit Agreement.

7. The Fixed Charge Coverage Ratio as of the Test Period ended [insert applicable Test Period end date] is: [ ___ ]. Attached hereto as Annex D is the reconciliation of Fixed Charge Coverage Ratio demonstrating compliance with the covenant set forth in Section 7.01(b) of the Credit Agreement.

EXHIBIT C-1-2

The foregoing certifications, together with the calculation of the Total Leverage Ratio set forth in Annex C hereto, the calculation of Fixed Charge Coverage Ratio set forth in Annex D hereto, the reconciliation of consolidated net income on a GAAP basis to Consolidated EBITDA set forth on Annex B hereto, the Financial Statements delivered with this Compliance Certificate in support hereof (attached as Annex A hereto), and any agreements required to be delivered pursuant to Section 5(b) of the Security Agreement or any equivalent provision under any other applicable Security Document, are made and delivered as of the date first written above4 pursuant to Section 6.02(a) of the Credit Agreement.

Blue Bird Body Company, as the Borrower

By:
Name:
Title:

[4]	Please note the deadlines for satisfaction of the following requirements correspond with the delivery of each Compliance Certificate (unless otherwise indicated):

1.

The delivery of the documents and deliverables required under Section 5(b) of the Security Agreement relating to any registration (or any application for registration of) any owned material Recordable Intellectual Property that, in each case, is not covered by any then-effective Intellectual Property Security Agreement (as defined in the Security Agreement) previously executed and delivered by the relevant Credit Party.

2.

The delivery of the documents and deliverables required under Section 6(a) of the Security Agreement, within 60 days (or such longer period as the Collateral Agent (as defined in the Security Agreement) may reasonably agree) after acquisition, relating to any certificate representing any Pledged Collateral (as defined in the Security Agreement).

3.

The delivery of the documents required to be delivered under Section 6.09 of the Credit Agreement within 60 days following the date of the relevant formation or acquisition (or such later date as the Administrative Agent may reasonably agree) of (A) the creation or direct or indirect acquisition of any new Subsidiary that is a Domestic Subsidiary (other than any Excluded Subsidiary), or (B) in Borrower’s sole discretion, the designation of any Excluded Subsidiary as a Subsidiary Guarantor.

4.	The delivery of written notice of any material application or registration for material Recordable Intellectual Property.

EXHIBIT C-1-3

ANNEX A TO

COMPLIANCE CERTIFICATE

[Annual Financial Statements delivered pursuant to Section 6.01(b) of the Credit Agreement][Quarterly Financial Statements delivered pursuant to Section 6.01(a) of the Credit Agreement]

[See attached.]

EXHIBIT C-1-4

ANNEX B TO

COMPLIANCE CERTIFICATE

Reconciliation of Consolidated Net Income on an GAAP Basis to Consolidated EBITDA1

[1]	To separately show Consolidated EBITDA for purposes of testing the Financial Covenants and for all other purposes.

EXHIBIT C-1-5

ANNEX C TO

COMPLIANCE CERTIFICATE

Calculation of Total Leverage Ratio

EXHIBIT C-1-6

ANNEX D TO

COMPLIANCE CERTIFICATE

Calculation of Fixed Charge Coverage Ratio

EXHIBIT C-1-7

EXHIBIT D TO

CREDIT AGREEMENT

[FORM OF]

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Documents, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and Swingline Loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:	______________________ [Assignor is not a Defaulting Lender]

2.	Assignee:	______________________ [and is an Affiliate/Approved Fund[1] of [identify Lender]]

3.	Borrower:	Blue Bird Body Company

[1]	Select as applicable

EXHIBIT D-1

4.	Administrative Agent:	Bank of Montreal, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of November 17, 2023, by and among, inter alios, Blue Bird Body Company, a Georgia corporation (the “Borrower”), Blue Bird Corporation, a Delaware corporation (“Holdings”), certain Intermediate Parents from time to time party thereto, as Guarantors, certain Subsidiaries from time to time party thereto, as Subsidiary Guarantors, the banks and financial institutions listed on the signature pages thereto or that become parties thereto after the Closing Date, as Lenders and Bank of Montreal, as Administrative Agent.

6.	Assigned Interest[s]:

Credit Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders		Amount of Commitment/Loans Assigned[2]		Percentage Assigned of Commitment/Loans[3]
_________ [4]	$	_________	$	_________	_________	%
_________	$	_________	$	_________	_________	%
_________	$	_________	$	_________	_________	%

Effective Date: ______________, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]

Except as otherwise permitted by the Credit Agreement, not to be less than (x) $1,000,000 in the case of Term Loans (or, if less, the full amount of the assigning Lender’s outstanding Term Loans), (y) $5,000,000 in the case of Revolving Credit Commitments and Revolving Loans (or, if less, the entire Revolving Credit Commitment or Revolving Loan of the assigning Lender) and (z) in the case of Swingline Loans, the entire Swingline Commitment and the full amount of the outstanding Swingline Loans.

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]

Fill in the appropriate terminology for the Type (e.g., Base Rate Loan or SOFR Loan) and Class (e.g. “Initial Revolving Credit Commitment”, “Incremental Term Loan”, etc.) of facilities under the Credit Agreement that are being assigned under this Assignment

EXHIBIT D-2

7. Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention: Telecopier:	Attention: Telecopier:

with a copy to:	with a copy to:

Attention: Telecopier:	Attention: Telecopier:

Wire Instructions:	Wire Instructions:

8. EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES THAT IN THE EVENT OF ANY ASSIGNMENT MADE BY A LENDER IN VIOLATION OF SECTION 12.07 OF THE CREDIT AGREEMENT (INCLUDING, WITHOUT LIMITATION, AS A RESULT OF THE MAKING OF ANY SUCH ASSIGNMENT (I) TO A DISQUALIFIED INSTITUTION (UNLESS AN EVENT OF DEFAULT EXISTS UNDER SECTION 9.01(A), (B) (SOLELY WITH RESPECT TO THE FINANCIAL COVENANTS), (F) OR (G) OF THE CREDIT AGREEMENT) OR (II) WITHOUT ANY OTHER REQUIRED CONSENT OF THE BORROWER), THE BORROWER SHALL BE ENTITLED, IN ACCORDANCE WITH THE TERMS OF THE CREDIT AGREEMENT, TO PURSUE ALL OF THE REMEDIES DESCRIBED IN SECTION 12.07 OF THE CREDIT AGREEMENT.

9. EACH OF THE ASSIGNOR AND THE ASSIGNEE HEREBY AUTHORIZES, DIRECTS AND INSTRUCTS THE ADMINISTRATIVE AGENT TO REGISTER FOR RECORDATION IN THE REGISTER THIS ASSIGNMENT, WHICH EACH OF THE ASSIGNOR AND THE ASSIGNEE HEREBY ACKNOWLEDGES, AGREES, CERTIFIES, CONFIRMS, REPRESENTS AND WARRANTS IS MADE IN ACCORDANCE WITH SECTION 12.07 OF THE CREDIT AGREEMENT.

EXHIBIT D-3

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name: Title:

ASSIGNEE CONFIRMS THAT IT HAS EXAMINED THE LIST OF DISQUALIFIED INSTITUTIONS AND REPRESENTS AND WARRANTS THAT (A) IT IS NOT IDENTIFIED ON SUCH LIST AND (B) IT IS NOT AN AFFILIATE OF ANY INSTITUTION IDENTIFIED ON SUCH LIST [(OTHER THAN, IN THE CASE OF THIS CLAUSE (B), A BONA FIDE DEBT FUND AFFILIATE)]5.

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name: Title:

[Consented to and]6 Accepted:

[•], as Administrative Agent

By:
Authorized Signatory

[Consented to:

[•], as Issuing Lender

By:
Authorized Signatory

[•], as Issuing Lender

By:
Authorized Signatory

[5]	Insert bracketed language if Assignee is a Bona Fide Debt Fund Affiliate.
[6]	To be added only if the consent of the Administrative Agent is required by Section 12.07(a)(i)(B) of the Credit Agreement.

EXHIBIT D-4

[Consented to:

[•], as Swingline Lender

By:
Authorized Signatory][7]

[Consented to:

[•], as the Borrower

By:
Name:
Title:][8]

[7]	To be added only in the case of an assignment of any Revolving Credit Commitments or Revolving Loans.
[8]	To be added only if the consent of the Borrower is required by Section 12.07(a)(i)(A) of the Credit Agreement.

EXHIBIT D-5

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.	Representations and Warranties.

1.1

Assignor. The Assignor (a) represents and warrants that (i) it is not a Defaulting Lender, (ii) it is the legal and beneficial owner of the Assigned Interest, (iii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iv) its Commitments, and the outstanding balances of its Loans, in each case without giving effect to any assignment thereof which has not become effective, are as set forth herein, and (v) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto (other than this Assignment) or any collateral thereunder, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents, any other instrument or document furnished in connection therewith (other than as set forth above in this Assignment) or any collateral thereunder, (iii) the financial condition of the Borrower, any Restricted Subsidiary or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower or any Restricted Subsidiary of any of its respective obligations under any Credit Document or any other instrument or document furnished in connection therewith.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Documents that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Documents as a Lender thereunder and, to the extent of the Assigned Interest, shall have the rights and obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement and has received copies of the financial statements referred to in Section 5.11(a) of the Credit Agreement or the most recent financial statements delivered pursuant to Section 6.01 of the Credit Agreement, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the

EXHIBIT D-6

Administrative Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) attached to the Assignment is any documentation required to be delivered by it pursuant to Section 2.17 of the Credit Agreement, duly completed and (if applicable) executed by the Assignee and (vii) if it is a Foreign Lender, attached to this Agreement is any documentation required to be delivered by it, pursuant to the terms of the Credit Agreement duly completed and executed by the Assignee; (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, (ii) it appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender; and (c) it has examined the list of Disqualified Institutions and it is not (i) a Disqualified Institution or (ii) an Affiliate of a Disqualified Institution [(other than, in the case of this clause (ii), a Bona Fide Debt Fund Affiliate)][1].

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

2.1

From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, and all references herein to any party shall be deemed to include its successors and assigns. This Assignment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopier or electronic (“pdf” or “tiff”) format shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by and construed and enforced in accordance with the laws of the State of New York (without regard to the conflict of laws principles thereof).

[1]	Insert bracketed language if Assignee is a Bona Fide Debt Fund Affiliate and not otherwise identified on the list of Disqualified Institutions.

EXHIBIT D-7

EXHIBIT E TO

CREDIT AGREEMENT

[FORM OF] SOLVENCY CERTIFICATE

[_____] [__], 20[__]

This Solvency Certificate is being executed and delivered pursuant to Section 4.01(o) of that certain Credit Agreement, dated as of November 17, 2023 (as it may be amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among, inter alios, Blue Bird Body Company, a Georgia corporation (the “Borrower”), Blue Bird Corporation, a Delaware corporation (“Holdings”), certain Intermediate Parents from time to time party thereto, as Guarantors, certain Subsidiaries from time to time party thereto, as Subsidiary Guarantors, the banks and financial institutions listed on the signature pages thereto or that become parties thereto after the Closing Date, as Lenders and Bank of Montreal, as administrative agent for the Lenders and collateral agent for the Secured Parties, an Issuing Lender and as Swingline Lender.

I, _______________, a Financial Officer of Holdings, solely in such capacity and not in an individual capacity, hereby certify that I am the [specify title]1 of Holdings and that I am generally familiar with the businesses and assets of Holdings and its Subsidiaries (taken as a whole), and I am duly authorized to execute this Solvency Certificate on behalf of Holdings pursuant to the Credit Agreement.

I further certify, solely in my capacity as [specify title]2 of Holdings, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement and the Transactions on the date hereof, that, (i) the sum of the debt (including contingent liabilities) of Holdings and its Subsidiaries, taken as a whole, does not exceed the fair saleable value of the assets of Holdings and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of Holdings and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) Holdings and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

[1]	A Financial Officer
[2]	A Financial Officer

EXHIBIT E-1

IN WITNESS WHEREOF, I have executed and delivered this Solvency Certificate on the date first written above.

Blue Bird Body Company, as the Borrower

By:
Name:
Title:

EXHIBIT E-2

EXHIBIT F TO

CREDIT AGREEMENT

[FORM OF] JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [_____] [__], 20[__] , is entered into among ________________________________, a ________________ (the “New Subsidiary”), and Bank of Montreal, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for the Secured Parties, an Issuing Lender and as the Swingline Lender under that certain Credit Agreement, dated as of November 17, 2023 (as it may be amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among, inter alios, Blue Bird Body Company, a Georgia corporation (the “Borrower”), Blue Bird Corporation, a Delaware corporation (“Holdings”), certain Intermediate Parents from time to time party thereto, as Guarantors, certain Subsidiaries from time to time party thereto, as Subsidiary Guarantors, the banks and financial institutions listed on the signature pages thereto or that become parties thereto after the Closing Date, as Lenders and the Administrative Agent.

The New Subsidiary and the Administrative Agent, for the benefit of the Lenders, the Issuing Lenders and the other Secured Parties, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will become, and be deemed to be a Subsidiary Guarantor and a Credit Party for all purposes of the Credit Agreement (including for all purposes of Article 11 thereof) and shall have all of the rights, benefits, duties and obligations of a Subsidiary Guarantor and a Credit Party thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement. Each reference to a “Credit Party” and “Subsidiary Guarantor” in the Credit Agreement shall be deemed to include the New Subsidiary.

2. The New Subsidiary, on behalf of itself and its Subsidiaries, represents and warrants to the Administrative Agent, the Lenders, the Swingline Lender and the Issuing Lenders that as of the date hereof:

(A) Corporate Organization and Power. The New Subsidiary and each of its Subsidiaries (i) is (x) duly organized or incorporated, (y) validly existing and (z) in good standing (where such concept is applicable) under the laws of the jurisdiction of its organization or incorporation, (ii) has the full power and authority to execute, deliver and perform the Credit Documents to which it will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation (or equivalent thereof) and is in good standing (where such concept is applicable) in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except, in each case, where the failure to do so would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

EXHIBIT F-1

(B) Authorization; Enforceability. The New Subsidiary has taken, or on the date hereof will have taken, all necessary corporate or other organizational action to execute, deliver and perform this Agreement and the other Credit Documents to which it is or will be a party, and has validly executed and delivered this Agreement and each of the other Credit Documents to which it is or will be a party. This Agreement and the other Credit Documents to which the New Subsidiary is a party each constitutes the legal, valid and binding obligation of the New Subsidiary that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by equitable principles or by general principles of good faith and fair dealing.

(C) No Conflict with Organizational Documents; Governing Law. The execution, delivery and performance by the New Subsidiary of this Agreement and of the other Credit Documents to which it is or will be a party, and compliance by it with the terms hereof, do not and will not (i) violate any provision of the Organization Documents of the New Subsidiary, (ii) contravene any Requirement of Law applicable to it (except to the extent such contravention would not reasonably be expected to have a Material Adverse Effect), (iii) conflict with, result in a breach or violation of or constitute (with due notice, lapse of time or both) a default under any indenture or other material agreement or instrument to which it is a party (except, in the case of this clause (iii), to the extent such conflict, breach, violation or default would not reasonably be expected to have a Material Adverse Effect) or (iv) result in the creation or imposition of any Lien on any asset of the New Subsidiary, except Liens created under the Credit Documents or constituting other Permitted Liens.

3. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, and all references herein to any party shall be deemed to include its successors and assigns. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or electronic (“pdf” or “tiff”) format shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall constitute a “Credit Document” for all purposes under the Credit Agreement.

4. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows]

EXHIBIT F-2

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed and delivered by its Responsible Officer in favor of the Administrative Agent, for the benefit of the Secured Parties, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

Bank of Montreal, as Administrative Agent

By:
Authorized Signatory

EXHIBIT F-3

EXHIBIT H-1 TO

CREDIT AGREEMENT

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of November 17, 2023 (as it may be amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, Blue Bird Body Company, a Georgia corporation (the “Borrower”), Blue Bird Corporation, a Delaware corporation (“Holdings”), certain Intermediate Parents from time to time party thereto, as Guarantors, certain Subsidiaries from time to time party thereto, as Subsidiary Guarantors, the banks and financial institutions listed on the signature pages thereto or that become parties thereto after the Closing Date, as Lenders and Bank of Montreal, as Administrative Agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

EXHIBIT H-1-1

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT H-1-2

EXHIBIT H-2 TO

CREDIT AGREEMENT

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of November 17, 2023 (as it may be amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, Blue Bird Body Company, a Georgia corporation (the “Borrower”), Blue Bird Corporation, a Delaware corporation (“Holdings”), certain Intermediate Parents from time to time party thereto, as Guarantors, certain Subsidiaries from time to time party thereto, as Subsidiary Guarantors, the banks and financial institutions listed on the signature pages thereto or that become parties thereto after the Closing Date, as Lenders and Bank of Montreal, as Administrative Agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

EXHIBIT H-2-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT H-2-2

EXHIBIT H-3 TO

CREDIT AGREEMENT

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of November 17, 2023 (as it may be amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, Blue Bird Body Company, a Georgia corporation (the “Borrower”), Blue Bird Corporation, a Delaware corporation (“Holdings”), certain Intermediate Parents from time to time party thereto, as Guarantors, certain Subsidiaries from time to time party thereto, as Subsidiary Guarantors, the banks and financial institutions listed on the signature pages thereto or that become parties thereto after the Closing Date, as Lenders and Bank of Montreal, as Administrative Agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

EXHIBIT H-3-1

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT H-3-2

EXHIBIT H-4 TO

CREDIT AGREEMENT

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Credit Agreement, dated as of November 17, 2023 (as it may be amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, Blue Bird Body Company, a Georgia corporation (the “Borrower”), Blue Bird Corporation, a Delaware corporation (“Holdings”), certain Intermediate Parents from time to time party thereto, as Guarantors, certain Subsidiaries from time to time party thereto, as Subsidiary Guarantors, the banks and financial institutions listed on the signature pages thereto or that become parties thereto after the Closing Date, as Lenders and Bank of Montreal, as Administrative Agent. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

EXHIBIT H-4-1

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT H-4-2

COMMITMENT SCHEDULE

Lender	Initial Revolving Credit Commitment	Initial Term Loan Commitment	Total
Bank of Montreal	$25,500,000.00	$17,000,000.00	$42,500,000.00
Bank of America, N.A.	$24,000,000.00	$16,000,000.00	$40,000,000.00
CIBC Bank USA	$24,000,000.00	$16,000,000.00	$40,000,000.00
Regions Bank	$24,000,000.00	$16,000,000.00	$40,000,000.00
Fifth Third Bank, National Association	$24,000,000.00	$16,000,000.00	$40,000,000.00
TD Bank, N.A.	$16,500,000.00	$11,000,000.00	$27,500,000.00
First Financial Bank	$12,000,000.00	$8,000,000.00	$20,000,000.00
TOTAL	$150,000,000.00	$100,000,000.00	$250,000,000.00

Schedule 2.09(c)

Letter of Credit Participation Fee

[Reserved]

Schedule 5.03

No Violation

None.

Schedule 5.06

Taxes

None.

Schedule 5.07

Subsidiaries

Credit Party	Name of Subsidiary	Type of Entity	Issued Shares	Percentage of Subsidiary Owned by such Credit Party
Blue Bird Corporation	School Bus Holdings Inc.	Corporation	100 shares	100%
School Bus Holdings Inc.	Peach County Holdings, Inc.	Corporation	1,000,000 shares	100%
Peach County Holdings, Inc.	Blue Bird Global Corporation	Corporation	1,000 shares	100%
Blue Bird Global Corporation	Blue Bird Body Company	Corporation	10 shares	100%
Blue Bird Body Company	Canadian Blue Bird Coach, Ltd.	Corporation	N/A	100%

Schedule 5.12

Ownership of Properties

None.

Schedule 5.19

Labor Matters

None.

Schedule 6.12

Post-Closing Covenants

1. Not later than forty five (45) days after the Closing Date (or such later date that the Administrative Agent may reasonably agree to), the Borrower shall deliver or cause to be delivered to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, a file-stamped UCC-3 termination statement in respect of each of the UCC-1 filings with a corresponding outstanding underlying amount as of the Closing Date of $0, as identified on Schedule 8.03 to the Credit Agreement.

2. Not later than thirty (30) days after the Closing Date (or such later date that the Administrative Agent may reasonably agree to), the Borrower shall cause the Irrevocable Standby Letter of Credit No. 9540346108-00006 as identified on Schedule 8.02 to the Credit Agreement to be either replaced or backstopped by one or more Letters of Credit, in form and substance reasonably satisfactory to Administrative Agent.

3. Not later than thirty (30) days after the Closing Date (or such later date that the Administrative Agent may reasonably agree to), each Credit Party shall deliver or cause to be delivered to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, such certificates of insurance required under Section 6.06.

4. Not later than sixty (60) days after the Closing Date (or such later date that the Administrative Agent may reasonably agree to), each Credit Party shall deliver or cause to be delivered to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent, such endorsements required under Section 6.06.

Schedule 8.02

Indebtedness

1.	Indebtedness secured by the liens listed on Schedule 8.03.

2.

Irrevocable Standby Letter of Credit No. 9540346108-00006, dated January 18, 2017, issued by Branch Banking and Trust Company for the benefit of Georgia Self-Insurers Guaranty Trust Fund at the application of Blue Bird Body Company, with face amount of $4,210,000.00.

Schedule 8.03

Liens

Debtor	State	UCC Type File # and File Date	Secured Party	Collateral	Outstanding Underlying Amount as of Closing Date
Blue Bird Body Company	GA	• UCC-1 • #067-2006-012225 • December 4, 2026	Dell Financial Services L.L.C.	Equipment	$0
Blue Bird Body Company	GA	• UCC-1 • #038-2013-010399 • December 30, 2013	HYG Financial Services, Inc.	Equipment	$0
Blue Bird Body Company	GA	• UCC-1 • #038-2019-003303 • December 26, 2019	Wells Fargo Vendor Financial Services, LLC,	Equipment	$0
Blue Bird Body Company	GA	• UCC-1 • #007-2020-003391 • January 27, 2020	Banc of America Leasing & Capital, LLC	Master Lease/Equipment	$766,413.02
Blue Bird Body Company	GA	• UCC-1 • #007-2020-036059 • July 28, 2020	Banc of America Leasing & Capital, LLC	Master Lease/Equipment	$805,779.96

•	Lien filings in connection with the Terminating Indebtedness to the extent terminated after the Closing Date.

Schedule 8.05

Investments

1.	Investments in the form of Capital Stock owned by the Credit Parties in the Subsidiaries as listed on Schedule 5.07.

2.	Blue Bird Body Company owns 50% of Capital Stock of Micro Bird Holdings, Inc., which is a joint venture.

Schedule 8.07

Transactions with Affiliates

None.